PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 1 of 255 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................46 [210000] Statement of financial position, current/non-current.....................................................................................48 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................50 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................51 [520000] Statement of cash flows, indirect method ......................................................................................................53 [610000] Statement of changes in equity - Accumulated Current ..............................................................................55 [610000] Statement of changes in equity - Accumulated Previous ............................................................................58 [700000] Informative data about the Statement of financial position .........................................................................61 [700002] Informative data about the Income statement...............................................................................................62 [700003] Informative data - Income statement for 12 months.....................................................................................63 [800001] Breakdown of credits ........................................................................................................................................64 [800003] Annex - Monetary foreign currency position..................................................................................................68 [800005] Annex - Distribution of income by product .....................................................................................................69 [800007] Annex - Financial derivate instruments ..........................................................................................................70 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................82 [800200] Notes - Analysis of income and expense.......................................................................................................86 [800500] Notes - List of notes ..........................................................................................................................................87 [800600] Notes - List of accounting policies ................................................................................................................234 [813000] Notes - Interim financial reporting .................................................................................................................255 Exhibit 1.0

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 2 of 255 [105000] Management commentary Management commentary [text block] In addition to this document, the Company publishes a report disclosing its audited financial and operating results as of December 31, 2025. Readers are encouraged to review this report alongside the present document. The report is accompanied by a series of exhibits, as well as the stenographic transcript of the Company’s earnings conference call held on February 27, 2026. All materials — including the report, exhibits, transcript, and other relevant documents — are available for download at www.pemex.com/en/investors. Information Summary Fourth Quarter 2025 During the fourth quarter of 2025 (4Q25), PEMEX consolidated a comprehensive liquidity and liability management strategy in close coordination with the Ministry of Energy (SENER) and the Ministry of Finance and Public Credit (SHCP), within the framework of the Strategic Plan 2025–2035. These actions improved the Company’s maturity profile, strengthened its financial position, sustained payment flows to the supply chain, and provided greater certainty to the markets. As of December 31, total financial debt stood at U.S. $ 85.2 billion, representing a 12.7% decrease compared to year-end 2024. During the year, the financial architecture included a structured repo transaction supported by Pre-Capitalized Notes (P-Caps) for U.S. $ 11.3 billion, a bond tender offer of up to U.S. $ 9.9 billion, and early bond amortizations totaling U.S. $ 2.0 billion, strengthening liquidity and improving the debt maturity profile. In Exploration and Extraction, liquid hydrocarbons production averaged 1,648 thousand barrels per day (Mbd), a 1.3% decrease compared to 4Q24, mainly due to natural decline and field deferrals. However, it is important to note a recovery relative to the two previous quarters, confirming recent stabilization in production dynamics. Natural gas production reached 3,879 million cubic feet per day (MMcfd), a 7.4% increase driven by non-associated gas and new wells in Bakté and Ixachi. This performance reflects a stabilization phase of the production platform, infrastructure strengthening, and the implementation of new contractual schemes (Mixed Development Assignments and Work and Services Contracts Developed and Financed by Third Parties), which accelerate incremental production and support investment deleveraging. In Industrial Processes, progress was recorded in crude oil processing and petroleum product output, in line with the energy self- sufficiency strategy established in the Strategic Plan. The National Refining System (NRS) processed 1,136 Mbd of crude oil and produced 1,177 Mbd of petroleum products, representing increases of 44.4% and 41.5%, respectively. These results reflect improved operational reliability, fewer unplanned shutdowns, and greater capacity utilization efficiency. As a result of these operational actions, revenues amounted to Ps. 362.4 billion. Notably, the domestic market gained weight, with sales in Mexico representing 69.8% of total revenues, compared to 55.9% in 4Q24. Cost of sales, including fixed asset impairment, decreased by 26.2% to Ps. 299.0 billion, mainly due to lower impairment charges and reduced purchases for resale. Accordingly, the operating loss narrowed significantly, from Ps. 41.5 billion in 4Q24 to Ps. 5.4 billion. A foreign exchange gain of Ps. 42.2 billion was recorded, while total taxes and duties amounted to Ps. 43.1 billion. Net loss totaled Ps. 36.6 billion, versus Ps. 350.5 billion in 4Q24. The strengthening of the financial profile was reflected in rating improvements (Fitch BB+, Moody’s B1, both with stable outlooks) and increased market appetite, evidenced by the return to the domestic market in February 2026 with a Ps. 31.5 billion issuance,

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

oversubscribed 2.5x and pricing approximately 32 basis points tighter than initial guidance. Proceeds will be allocated to 2026 amortizations, maintaining a neutral debt balance.

In Environmental, Social, and Governance (ESG) matters, the Company advanced the implementation of its Sustainability Plan, reinforcing emissions reduction initiatives—particularly methane control and flaring and venting optimization—implemented 403 initiatives related to inclusion and human rights with more than 200,000 participations recorded, and strengthened ethics, transparency, and internal control mechanisms aligned with international standards.

Taken together, these actions enabled PEMEX to close 2025 with a stronger financial structure, operations transitioning toward stabilization and efficiency, and a fully integrated ESG agenda within its corporate strategy, laying solid foundations for consolidation in the medium and long term.

Main Results	**4Q24**	**4Q25**	**Variation**	
Operative (Mbd)			**%**	
Liquids production	1,670	1,648	-1.3%	(22)
Crude Oil Processing	786	1,136	44.4%	349
Financial (Ps. million)				
Operating income (loss)	(41,543)	(5,409)	87.0%	36,135
Net Income (loss)	(350,485)	(36,610)	89.6%	313,875
EBITDA	12,553	25,402	102.4%	12,850

Disclosure of nature of business [text block]

Petróleos Mexicanos is a state-owned public company (Empresa Pública del Estado) and an entity of the Federal Public Administration (Administración Pública Federal), sectorized under the Ministry of Energy (Secretaría de Energía). It operates with technical, operational, and managerial autonomy, and has its own legal personality, special legal regime, and independent assets.

Disclosure of management's objectives and its strategies for meeting those objectives [text block]

Pemex's purpose is to carry out the exploration and extraction of hydrocarbons, as well as the import, export and industrial transformation thereof. In addition, Pemex conducts activities related to storage, commercialization, formulation, transportation, distribution and sale of hydrocarbons and petroleum products and their derivatives. Pemex may also engage in activities related to energy sources other than hydrocarbons, in accordance with applicable law. The Company's activities are intended to contribute to the preservation of Mexico's energy sovereignty, security and sustainability, consistent with the applicable legal and regulatory framework.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 4 of 255 Disclosure of entity's most significant resources, risks and relationships [text block] Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During 2025, we received support from the Mexican Government mainly to strengthen our financial condition, and such additional support may not be available in upcoming years. As of December 31, 2025, our total indebtedness, including accrued interest, was Ps. 1,531.3 billion (U.S.$85.2 billion), in nominal terms, which represented a 22.6% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,978.8 billion as of December 31, 2024. As of December 31, 2025, 38.4% of our existing debt, or Ps.588.7 billion (U.S.$32.8 billion), including accrued interest, is scheduled to mature in the next three years, including Ps.345.4 billion (U.S.$19.2 billion) scheduled to mature in 2026. Our working capital improved from a negative working capital of Ps.768.0 billion (U.S.$ 37.9 billion) as of December 31, 2024 to a negative working capital of Ps.530.5 billion (U.S.$29.5 billion) as of December 31, 2025. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During 2025, we received Ps.395.3 billion (U.S.$22.0 billion) in capital contributions from the Mexican Government to strengthen our financial position and for the “Proyectos Aprovechamiento de Residuales” (Waste Utilization Project) in the Salina Cruz and Miguel Hidalgo. These contributions represented an important source for the payment of our debt during 2025. If we were unable to obtain financing on favorable terms or any terms at all, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would increase if support from the Mexican Government were to be discontinued or diminished. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 5 of 255 Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments”. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2025, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our consolidated financial statements as of December 31, 2025, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our consolidated financial statements as of December 31, 2025, do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other exogenous factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. In 2025, two of the three rating agencies upgraded our credit rating due to the Mexican Government’s increased commitment to supporting our financial obligations and the publication of our 2025-2035 Strategic Plan. While ratings downgrades do not constitute a default or an event of default under our debt instruments, they can increase our cost of financing. Notwithstanding the recent upgrades to our credit ratings, there can be no assurance that such upgrades will be sustained, and future downgrades could occur as a result of factors beyond our control, including changes in the creditworthiness of Mexico or a deterioration in our financial condition. Any such downgrades could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, natural gas and petroleum products prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i)

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 6 of 255 competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and extraction of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) oil and natural gas trading activity and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. During 2025 and 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $61.75 per barrel, and U.S. $70.20, respectively. As of the date of this report, crude oil prices continue to show high volatility, mainly due to armed conflict in the Middle East and related disruptions in international trade. See “Risk Factors Related to Our Operations—Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets”. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions”. Our business could be negatively impacted by hydrocarbon price volatility as a result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to real and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. Volatility in global oil, natural gas and petroleum products prices may increase as a result of international sanctions, trade restrictions and other governmental actions affecting crude oil supply in global markets. Such volatility may also result from actual or threatened military or paramilitary activities, including the ongoing war in Ukraine, hostilities involving Israel, Hamas, Hezbollah, the United States and Iran in the Middle East, disruptions affecting regional shipping lanes and other critical supply routes, and political, regulatory and sanctions-related developments affecting the energy sector. These events, and the perception that they may intensify or expand, could cause sudden increases or decreases in the prices of crude oil, natural gas and petroleum products, disrupt production, transportation and export activities, impair access to significant transit routes, and increase overall market volatility. In particular, hostilities in the Middle East, including any actual or threatened disruption, closure or reduced access to the Strait of Hormuz or other significant supply routes, could materially disrupt regional and global energy markets. In addition, changes in sanctions regimes, governmental control, export policies or investment conditions in Venezuela or other significant oil-producing countries could alter regional and global supply dynamics. Any such changes could contribute to market instability and increase price volatility. Any increase in oil, gas and petroleum products prices resulting from these conflicts or developments may be temporary and may be offset or reversed by factors beyond our control, including changes in global supply and demand, actions by OPEC and OPEC+ member states and other producing nations, sanctions relief, ceasefires, releases from strategic reserves or other geopolitical or macroeconomic developments. Conversely, any resulting decline in commodity prices, sustained period of heightened volatility, or

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 7 of 255 disruption to supply, transportation or market access could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and affect or change supply chains routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or supply and demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, natural gas and petroleum products prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell”. We are an integrated oil and gas company and are expose to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as materials and equipment theft. These acts include the illegal extraction of hydrocarbons, such as clandestine “tapping” of our pipelines. Such criminal activity has led to fires explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from stolen products. In addition, the illegal trade in hydrocarbons, including through counterfeit schemes that undervalue, mislabel and fail to quantify imported hydrocarbons for tax evasion purposes, disrupt the domestic fuels market, adversely affect our operating results and damage our reputation. The measures we have taken in conjunction with the Mexican Government to reduce the illicit fuel market have not resulted in sustained improvement. In 2025 and 2024, we identified 10,591 and 11,774 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees or public officials may participate, or be perceived to participate in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. Incidents of this nature in connection with the production, processing and transportation of oil and gas products could result in personal injury, loss of life, environmental damage, related containment, cleanup and repair costs and damage to equipment and facilities, any of which could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could materially adversely affect our business, results of operations and financial condition. Our operations rely on information technology and specialized systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly, and could be and have been targeted at our operations or information technology systems. These attacks seek to exploit vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If the integrity of our

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 8 of 255 information technology and specialized systems were to be materially compromised due to a cyber-attack or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be stolen or lost. If such information security failures occur, we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and loss of trust, (v) decreased revenues and financial losses due to business interruption, theft or alteration of information, depending on the magnitude of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, which means that our reserves and production may decline as reserves are depleted. In 2025, our total proven reserves had an increase of 21.3 million barrels of crude oil equivalent, or 0.3%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,450.6 million barrels of crude oil equivalent as of December 31, 2024 to 7,471.9 million barrels of crude oil equivalent as of December 31, 2025. Based on these numbers, our reserve replacement ratio (“RRR”) in 2025 was 102.6%, an increase as compared to a RRR of 96.6% in 2024. Our proven reserves increased from 7,450.6 million barrels of crude oil equivalent as of December 31, 2024 to 7,471.9 million barrels of crude oil equivalent as of December 31, 2025, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves as a result of production and pressure histories analysis in several reservoirs. Our crude oil production decreased by 7.0% in 2025, mainly due to the natural decline of some of our main fields such as Zaap, Quesqui, Tupilco Profundo, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate—such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies, among other factors— may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in discount rates, among other factors, we have performed impairment tests on our non-financial assets (other than inventories and deferred taxes) at the end of each quarter. As of December 31, 2025, 2024 and 2023 we recognized net impairments of Ps.8.1 billion, Ps.53.5 billion and Ps.28.8 billion, respectively. See Note 12 to our audited consolidated financial statements as of December 31, 2025 for further information about the impairment of certain of our assets. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 9 of 255 Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley del Sector Hidrocarburos (the “Hydrocarbons Sector Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and extraction activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. Additionally, we are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Sector Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Sector Law, could have an adverse impact on our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel. We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent operational risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have large number of complex and significant contracts with domestic and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business with us could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our consolidated financial statements in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances and other joint arrangements, which may not always perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long- term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Sector Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks in oil and gas

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 10 of 255 exploration and extraction, refining, transportation and processing activities, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances, our partners may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances and other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity and constant informational requests due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially negative publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could limit our access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria could have an adverse impact on our ability to access capital markets, increase the cost of financing, reduce insurance or increase the cost of insurance and negatively affect our reputation.” Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, and/or may limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Energy Reform Decree, we were transformed from a productive state-owned company to a state-owned public company on November 1, 2024. Additionally, the 2025 Petróleos Mexicanos Law established a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with autonomy with respect to our budget. Nevertheless, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Downward adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government”.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 11 of 255 The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.395.3 billion (U.S.$22.0 billion) during 2025 to strengthen our financial position, to support our debt service obligations and for the “Proyecto Aprovechamiento de Residuales” (Waste Utilization Project) in the Salina Cruz, Miguel Hidalgo and Olmeca refineries. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, such support may cease at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the year ended December 31, 2025, our total taxes, duties and others were Ps.201.6 billion, representing 13.2% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “2025 Federal Revenue Law”) was published in the Official Gazette of the Federation. The 2025 Federal Revenue Law introduced changes to our fiscal regime that remain current under the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2026, published on November 7, 2025, in the Official Gazette of the Federation (the “2026 Federal Revenue Law”). See “—Risk Factors Related to our Relationship with the Mexican Government. Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner”. We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. Pursuant to the 2025 Petróleos Mexicanos Law, we were transformed from a productive state-owned company to a state-owned public company. Under the 2014 Petróleos Mexicanos Law, we and our subsidiary entities were subject to a dividend policy that required us to pay a state dividend to the Mexican Government on an annual basis. The 2025 Petróleos Mexicanos Law, which repealed and replaced the 2014 Petróleos Mexicanos Law, does not include a state dividend provision. Accordingly, we are no longer subject to the state dividend requirement, and we did not pay a state dividend in 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 12 of 255 Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner. The 2025 Federal Revenue Law introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. Effective January 1, 2025, the Mexican Government consolidated the Profit- Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. These modifications were maintained for fiscal year 2026 under the 2026 Federal Revenue Law. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the SEC. This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in any future potential bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments.” Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this annual report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 13 of 255 manner. The accuracy of any reserves depends on the quality and reliability of available data, and the interpretation and subjective judgment of experts. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell”. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates. Our ability to maintain our long-term growth objectives for oil and gas production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the Energy Regulatory Commission were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body—the National Energy Commission—was created within the Ministry of Energy to assume the regulatory responsibilities previously held by the Energy Regulatory Commission and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and Energy Regulatory Commission prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact our ability to prepare our consolidated financial statements in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “—Risk Factors Related to Mexico—The current Mexican Government has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results.” We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 14 of 255 time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial duties and taxes that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to volatile oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive.” In addition, we have entered into strategic alliances and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. We also cannot provide any assurances that these strategic alliances and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances and other joint arrangements, which may not always perform as expected, and harm our reputation and could have an adverse effect on our business, results of operations and financial condition.” The Mexican Government has historically imposed, and may in the future impose, price controls or other pricing measures in the domestic market on our products. The Mexican Government has from time-to-time imposed price controls and other pricing measures on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we may not be able to fully pass through increases in costs or market prices to customers in the domestic market, which could adversely affect our margins, results of operations and cash flows. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico, and sales prices for gasoline and diesel are generally determined by market conditions. However, on February 27, 2025, the Mexican Government and numerous private gasoline retailers entered into an agreement establishing a maximum price of Ps.24.00 per liter of regular gasoline, which was renewed on March 11, 2026. The effects of that agreement, as well as any similar arrangements or other governmental actions affecting domestic fuel prices, could adversely affect our results of operations. We have no control over the Mexican Government’s domestic pricing or energy policies, and it may in the future impose formal price controls or take other actions to influence domestic fuel prices. Any such measures could limit our ability to adjust prices in response to changes in costs, market conditions or international prices, which could adversely affect our business, financial condition, results of operations and cash flows. Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse developments in Mexico could adversely affect our business and financial condition. Such developments could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 15 of 255 the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, financial condition and ability to service our debt. See “Risk Factors—Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, and/or may limit our ability to satisfy our external debt obligations”. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence of additional support from the Mexican Government. A deterioration in international financial or economic conditions, whether due to a slowdown or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of economic interdependence between the two countries. Accordingly, political and policy developments in the United States, including changes in administrations and U.S. fiscal, foreign, immigration, border security and other policies, could continue to influence the exchange rate between the U.S. dollar and the Mexican peso, capital flows, investment levels and economic conditions in Mexico, which could adversely affect our business, results of operations and financial condition. In addition, changes in U.S. policy reflecting a more protectionist approach, including tariffs, investment restrictions, sanctions and industrial policies, have increased uncertainty regarding U.S.-Mexico relations. For example, on January 29, 2026, President Trump signed an executive order authorizing additional tariffs on goods from any country that directly or indirectly sells or otherwise provides oil to Cuba. The effect of that executive order, and of any similar measures, on the Mexican economy and our results of operations remains uncertain. Any further deterioration in U.S.-Mexico relations could adversely affect economic conditions in Mexico, limit our access to international capital markets and increase volatility in the markets in which we operate. We cannot assure you that political or economic developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to service or repay our debt. Changes in global trade policy could adversely affect the Mexican economy and, in turn, our operations and financial condition. In 2025, our export sales to the United States amounted to Ps. 397.5 billion, which represented 26.0% of our total revenues and 73.9% of our export sales. Historically, exports of petrochemical products from Mexico to the United States benefited from zero tariffs under the North American Free Trade Agreement (“NAFTA”), subject to certain exceptions. NAFTA was replaced on July 1, 2020 by the United States-Mexico-Canada Agreement (the “USMCA”). Although petrochemical exports from Mexico to the United States generally remain exempt from tariffs under the USMCA, any change in trade relations among Mexico, the United States and Canada, whether as a result of the imposition of tariffs, the modification, renegotiation, non-renewal or termination of the USMCA, or otherwise, could adversely affect the industries in which we operate, require us to renegotiate commercial arrangements or cause us to lose business, which could materially and adversely affect our business, results of operations and financial condition. Beginning in 2025, the U.S. government made significant changes to its international trade policy and, in some cases, expressed interest in renegotiating or potentially terminating existing trade arrangements. These measures included tariffs on certain goods and trading partners, including steel and aluminum, new baseline and so-called “reciprocal” tariffs applicable to many countries,

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 16 of 255 and threatened or imposed tariffs on certain Mexican goods that do not satisfy USMCA requirements. Continuing into 2026, the U.S. government has maintained or modified a number of these tariff measures, while also indicating that additional tariffs may be imposed under alternative legal authorities. On February 20, 2026, the U.S. Supreme Court held that IEEPA does not authorize the reciprocal or drug-trafficking tariffs, but the effect of that ruling and the extent to which the U.S. government may seek to implement similar measures under other authorities remain uncertain. The medium- and long-term direction of U.S. trade policy remains uncertain as of the date of this report. Any additional tariffs, trade barriers or other restrictions imposed on Mexican products, or any adverse outcome in the review, renegotiation or possible termination of the USMCA, could reduce the competitiveness of our products, disrupt supply chains and trade flows, increase costs and reduce demand for our products. Further disruptions to global trade, increased bilateral or regional trade frictions, or any resulting downturn in Mexico, the United States or the global economy could adversely affect our business, financial condition, results of operations, cash flows and ability to service or repay our debt. We cannot assure you that the USMCA review process will preserve the current terms of trade among Mexico, the United States and Canada, or that U.S.-Mexico trade relations will not deteriorate and result in the imposition of additional trade barriers affecting the products we produce and sell. The macroeconomic and trade environment in which we operate is beyond our control and may become less favorable in the future. Mexico has experienced a period of heightened criminal activity, which could affect our operations. For the past several years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. In addition, in recent periods, actions by the Mexican Government targeting organized crime have at times been followed by retaliatory violence, vandalism, road blockades and broader disruption of commercial and civilian activity. The growth of an illicit fuel market in Mexico has led to increased theft and illegal trading of the fuels we produce, as well as theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. Criminal activities, along with the associated damage to human life and property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our business continuity, financial condition and results of operations. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current Mexican Government has sufficient control in the Mexican Congress to implement constitutional reforms which, if enacted, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 17 of 255 the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The current Congress assumed office on September 1, 2024 and the current president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations, financial condition and ability to service our debt obligations. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Changes in U.S. policy toward international criminal organizations pose uncertainty for Mexican businesses. On January 20, 2025, the U.S. government issued an executive order instructing the U.S. Department of State to designate certain international cartels and transnational criminal organizations as Foreign Terrorist Organizations (“FTOs”). On February 20, 2025, the U.S. government designated eight such entities, including six Mexican cartels, as FTOs. These designations expand the tools available for U.S. authorities to prosecute members of FTOs or individuals or entities alleged to have provided them “material support” and increases the risk of potential criminal and civil liability against such entities and any members thereof. The potential direct and indirect effects on U.S. and Mexican businesses remains uncertain. For more information on our anti-corruption policies, see “—Risks Related to Our Operations—We are subject to Mexican and international anti-corruption, anti-bribery, anti- money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition” and “Item 4—Information on the Company—General Regulatory Framework.” Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations apply to our operations in Mexico and certain of our assets in the United States. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. Failure to comply could result in substantial fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires and droughts, as well as long-term hazards such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and increase operational and maintenance costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition, limit our ability to invest in strategic projects and accelerate the deterioration of our assets.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 18 of 255 Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce emissions and adapt to climate change, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures may promote a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and reduce our ability to contract with third parties or obtain financing on favorable terms. In addition, global decarbonization could negatively impact our business due to technological changes, such as the proliferation of cheaper renewables, making oil-based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and potential market disruptions, such as sharp drops in hydrocarbon product prices. All of these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance and negatively affect our reputation. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. While regulatory approaches to ESG matters in the U.S. continue to evolve, including at the federal and state levels, requirements and expectations may become less uniform and more difficult to assess. Failure to adapt to or comply with applicable regulatory requirements, or to meet evolving investor, lender, insurer or other stakeholder expectations regarding ESG practices and disclosures, could harm our reputation, limit our access to capital or insurance, increase our financing or insurance costs, and adversely affect our results of operations and financial condition. In January 2025, the CNBV issued a circular amending the General Provisions applicable to securities issuers and other entities, which established the obligation to disclose financial information in accordance with the International Financial Reporting Standards on Sustainability (IFRS S1) and Climate (IFRS S2). As of the end of fiscal year 2025, we are required to submit a report to the BMV in accordance with these regulations. If we fail to comply with the aforementioned regulatory requirements, our reputation and ability to access the capital markets could be affected, which could increase our financing costs.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 19 of 255 Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators CNBV and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and were allocated in accordance to the company’s. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Disclosure of results of operations and prospects [text block]

Operating Summary

Liquid Hydrocarbon Production[1]

In 4Q25, liquids production, including partners' share, averaged 1,648 Mbd, representing a 1.3% decrease compared with 4Q24. This variation was mainly driven by the natural decline of mature fields, increased drilling complexity under high-pressure and high-temperature conditions, as well as delays in infrastructure installation and atypical weather conditions that affected offshore operations. During the period, the company carried out targeted interventions aimed at sustaining base production and adding incremental output.

Gas Production

In 4Q25, hydrocarbon gas production reached 3,879 MMcfd, a 7.4% increase versus 4Q24. Growth was primarily supported by higher non-associated gas production and the start-up of new wells in onshore fields, particularly Bakte and Ixachi. The period also showed a recovery relative to prior quarters.

Crude Oil Processing and Petroleum Production

Crude oil processing averaged 1,136 Mbd, a 44.4% increase compared to the same quarter in 2024. The Tula and Dos Bocas (Olmeca) refineries stand out in this increase.

As a result, petroleum products production increased by 41.5%, reaching 1,177 Mbd. Of this total, 65.5% corresponded to high-value distillates (gasoline, diesel, and jet fuel).

Gas Processing and Production

During 4Q25, wet gas processing averaged 2,113 MMcfd, a 7.2% decrease as compared to the same period of 2024. This change is explained by lower sour wet gas production in the Southeastern and Northern production regions.

Dry gas production averaged 1,689 MMcfd, a 4.0% decrease from 4Q24, mainly due to lower production at La Venta, Nuevo Pemex, Poza Rica, Burgos and Arenque gas processing complexes.

Upstream	4Q 24	4Q 25	Variation	
Total hydrocarbons (MMboed)	2,381	2,417	1.5%	36
Liquid hydrocarbons (Mbd)[2]	1,670	1,648	-1.3%	(22)
PEMEX's production[3]	1,653	1,631	-1.3%	(22)
Business partners' production	17	17	-	-
Natural gas (MMcfd)[4]	4,445	4,790	7.8%	345
PEMEX's production	4,389	4,752	8.3%	364
Business partners' production	57	38	-32.5%	(18)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Downstream	4Q 24	4Q 25	Variation	
Crude oil processing (Mbd)	786	1,136	44.4%	349
Dry gas from plants (MMcfd)	1,760	1,689	-4.0%	(71)
Natural gas liquids (Mbd)	148	118	-20.2%	(30)
Petroleum products (Mbd)	831	1,177	41.6%	346

EXPLORATION AND EXTRACTION 4Q25

Liquid Hydrocarbon Production

Sustaining base production and incorporating incremental volumes remain core operational priorities to meet production targets and preserve long-term asset value. In this context, well interventions continue to represent a strategic lever to support hydrocarbon extraction, particularly given the mature stage of development of Pemex's main producing fields.

During 4Q25, the Company maintained its strategy focused on sustaining base production through minor repairs and well stimulations. In the quarter, 429 minor repairs and 104 well stimulations were executed. These activities are aimed at mitigating natural decline and optimizing short-cycle production performance across mature assets.

In parallel, drilling, well completions and major repairs are oriented toward adding incremental production. In 4Q25, Pemex carried out 22 well completions and 60 major repairs, contributing to incremental volumes and reinforcing production stabilization efforts toward year-end.

As a result of the factors described above, in 4Q25 liquids production — including partners' share — averaged 1,648 Mbd, representing a 22 Mbd decrease compared with the same period in 2024. This variation was mainly driven by:

- The natural decline of the onshore fields Quesqui and Tupilco Profundo, as well as the offshore fields Zaap and Maloob;
- Increased drilling complexity associated with deeper wells under high-pressure, high-temperature conditions;
- Delays in the installation of offshore infrastructure at the Xanab field and in the start-up of the pressure-reduction plant at the Quesqui field; and
- Atypical weather conditions affected the continuity of offshore operations.

It is important to note that 63% of liquids production originated from shallow-water fields, while the remaining 37% came from onshore fields.

Hydrocarbon Gas Production

Hydrocarbon gas production for 4Q25 averaged 3,879 MMcfd, an increase of 268 MMcfd year over year, supported by higher non-associated gas output and stronger performance from onshore projects.

Likewise, a recovery is observed relative to the previous three quarters, driven by higher non-associated gas production and the predominant contribution from onshore projects, which accounted for 65% of total production.

Production also improved versus the prior three quarters, reflecting operational recovery and the contribution of new wells brought online in the Bakté and Ixachi fields.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Non-associated gas production rose 296 MMcfd, a 15.8% year-over-year increase, driven by development activity in priority onshore assets.

Of total gas output, 65% came from onshore fields, while 35% originated from shallow-water assets

Gas Utilization

In 4Q25, gas utilization reached 90.4%, a 4.4-percentage-point decrease compared with the same period in 2024.

The decline was mainly concentrated in the Southern Onshore Region, where lower utilization resulted from gas rejection at the Nuevo Pemex Gas Processing Complex. This was primarily due to limited processing capacity for sour wet gas from the Bakté field, as well as transportation constraints in the 36-inch (L-3) pipeline caused by elevated gas-flow temperatures.

Infrastructure

In 2025, the average number of active wells remained stable, ending 4Q25 with 5,785 operating wells, with crude production as the predominant output and 90% of activity concentrated in offshore structures.

Drilling activity showed a year-over-year moderation in completed wells, with efforts focused on development. Drilling rigs stabilized during the second half of the year, with a predominance of onshore operations across both development and exploration activities.

Discoveries

During the fourth quarter, the Xomili-1AEXP well tested as a producer of oil and 35° API gas. A preliminary 3P reserve estimate of 16 MMboe has been identified.

Asset	Project	Well	Geological age	Initial production		Water depth (m)	Hydrocarbon type	Completion date	Remarks
				bpd	MMcfd				
Southern Offshore Exploration Asset	Uchukil	Xomili-1EXP	Upper Miocene	1,670	1.17	35.6	Oil and gas	11/18/2025	Preliminary 3P reserve estimate of 16 MMboe.

Exploration & Extraction 2025

Liquid Hydrocarbon Production

In 2025, liquids production — including partners' share — averaged 1,635 Mbd, representing a 124 Mbd decrease (-7.0%) compared to 2024.

This variation was mainly driven by the natural decline of the offshore fields Maloob and Zaap, as well as the onshore fields Quesqui and Tupilco Profundo. Additional operational factors included the increased complexity of drilling deeper wells under high-pressure, high-temperature conditions; delays in the installation of offshore infrastructure at the Xanab field; the start-up of the pressure-reduction plant at Quesqui; and atypical weather conditions that affected the continuity of offshore operations.

Gas Production

Hydrocarbon gas production (excluding nitrogen) averaged 3,677 MMcfd, a 54 MMcfd decrease compared to 2024. The decline was primarily due to the natural decline of mature fields and new developments, particularly Quesqui and Tupilco Profundo. However, this trend began to reverse in 4Q25, mainly due to new wells coming online in the Bakté and Ixachi fields.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 23 of 255 Well Completions In 2025, 60 development wells were completed — 46 fewer than in 2024. In exploratory activity, 18 exploratory wells were completed, 15 fewer than the previous year. Drilling activity showed a year-over-year moderation in completed wells, with activity centered on development. Drilling rigs stabilized during the second half of the year, with a predominance of onshore operations across both development and exploration. Gas Utilization Hydrocarbon gas sent to the atmosphere averaged 446 MMcfd in 2025, an increase of 141 MMcfd compared to 2024. Annual gas utilization reached 92.9%. The main variations occurred in the Southern Onshore Region, driven by gas rejection at the Nuevo Pemex Gas Processing Complex due to limited processing capacity for sour wet gas from the Bakté field, as well as transportation constraints in the 36-inch (L-3) pipeline caused by elevated flow temperatures. Discoveries In 2025, three exploratory discoveries were made — Xomil-1, Konen-1 and Bakte-1DEL — with a preliminary estimate of 3P resources totaling 74 MMboe. These results strengthen the prospective potential of the South Marine and South Onshore regions, contributing to reserve additions and supporting the long-term sustainability of the Exploration and Extraction portfolio. INDUSTRIAL PROCESSES 4Q25 Crude Oil Processing In the fourth quarter of 2025, crude oil processing in the National Refining System (NRS) averaged 1,136 Mbd, 349 Mbd more compared to the same period in 2024, representing a 44.4% increase. The Tula, Olmeca, and Salina Cruz refineries stand out in this result, with crude volumes processed of 226, 221, and 211 Mbd, respectively. The installed atmospheric distillation capacity of the NRS is 1,750 Mbd. At this processing level, utilization of the NRS’ primary distillation capacity averaged 57.4%. Petroleum Products Production In the fourth quarter of 2025, petroleum products production averaged 1,177 Mbd, a 41.5% increase compared to the same quarter of 2024. Production of high-value distillates (gasoline, diesel, and jet fuel) accounted for 65.5% of total production, rising from 505 Mbd to 771 Mbd, equivalent to a 52.6% increase. In this regard, the distillate yield stood at 67.9%, 3.6 percentage points higher than in the same period of the previous year, as a result of improved reliability of processing units driven by the National Refining System (SNR) rehabilitation program. PEMEX Service Stations As of December 31, 2025, a total of 7,480 service stations were operating under the PEMEX Franchise, representing a 3.0% increase compared to the number recorded as of December 31, 2024. Of these stations, 7,435 were operated by third parties, while 45 stations were owned and managed by PEMEX (self-consumption service stations). In addition, as of the same date, 1,155 service stations were operating under the Brand Use Licensing (LUM) scheme, and 4,308 service stations were operating under brands other than PEMEX, supplied either by PEMEX or by third-party providers. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 24 of 255 Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Industrial Processes and Energy Transformation. As of December 31, 2025, the amount of operations held is Ps. 31.2 billion and the balance receivable is Ps. 8.0 billion. Natural Gas Processing and Production In the fourth quarter of 2025, wet gas processing averaged 2,113 MMcfd, a 7.2% decrease compared to the same period in 2024. This variation is explained by lower production of sour and sweet wet gas in the Southeastern and Northern regions, respectively. Dry gas production reached 1,689 MMcfd, a 4.0% decrease relative to the same quarter of 2024, mainly due to lower output at the La Venta, Nuevo Pemex, Poza Rica, Burgos, and Arenque gas processing complexes. Regarding natural gas liquids (NGLs), production averaged 118 Mbd, a 20.2% decrease, primarily driven by lower processing at the Ciudad Pemex, Poza Rica, Burgos, and Nuevo Pemex complexes. Meanwhile, condensate processing averaged 4.2 Mbd, 51.3% lower than the same quarter of 2024, due to reduced intake of sour and sweet condensates. Petrochemicals Production In the fourth quarter of 2025, petrochemicals production totaled 288 thousand tones (Mt), an increase of 22.2% compared to the same period of 2024. This variation is mainly explained by the following factors:  sulfur production increased by 33 Mt compared to the same quarter of 2024, due to higher output at the Olmeca refinery;  production of ethane derivatives rose by 50%, as a result of the resume of production at the ethylene oxide plant at the Cangrejera Petrochemical Complex;  methanol production at the Independencia Petrochemical Complex increased by 7 Mt due to longer operating time at Methanol Plant No. 2; and  regarding other petrochemicals, the 12 Mt increase is explained by higher carbon dioxide production at the Cosoleacaque Petrochemical Complex. Dowstream Processes 2025 Crude Oil Processing In 2025, crude oil processing in the NRS averaged 1,014 Mbd, an 11.9% increase as compared to 2024. The refineries that contributed the most to this result were Tula, with 212 Mbd, and Dos Bocas, with 134 Mbd. The NRS’ installed atmospheric distillation capacity is 1,750 Mbd. At this processing level, primary distillation capacity utilization in the SNR was 51.2%. Petroleum Products Production Petroleum products production increased by 11.9% compared to 2024, averaging 1,057 Mbd, driven by continuous improvements in the operation of the National Refining System (SNR).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 25 of 255 High value distillates production grew 23.9% to 661 Mbd, mainly supported by the performance of the Olmeca refinery, which began continuous operations in February 2025 and progressively ramped up processing throughout the year, as well as the start- up of the Tula coker unit in July 2025. As a result, the distillate yield increased from 58.9% in 2024 to 65.2% in 2025. Gas Processing and Production In 2025, wet gas processing averaged 2,145 MMcfd, a decrease of 174 MMcfd or 7.5% compared to 2024, mainly due to lower wet gas availability in the Southeastern and Northern E&P regions. As a result, dry gas production averaged 1,704 MMcfd, a decrease of 121 MMcfd or 6.6% compared to 2024. This performance is primarily explained by lower gas production at the Cactus, Nuevo Pemex, and Burgos gas processing complexes. Similarly, natural gas liquids (NGLs) production stood at 126 Mbd, representing a decrease of 25 Mbd or 16.5%, mainly attributable to lower output at the Cactus gas processing complex. Meanwhile, condensate processing averaged 7 Mbd, a decline of 34.3%, equivalent to 4 Mbd less than in 2024. Petrochemical Production In 2025, cumulative petrochemicals production totaled 1,198 Mt, a 15.4% increase compared to 2024. This growth was mainly driven by:  a 38 Mt increase in sulfur production, explained by the contribution of the Olmeca refinery to this petrochemical;  higher methanol output, up 16 Mt, resulting from greater operating continuity at the Independencia Petrochemical Complex, particularly at Methanol Plant No. 2; and  increased carbon dioxide (CO₂) production, up 19 Mt, driven by the performance of the ammonia plants at the Cosoleacaque Petrochemical Complex, which strengthened the “other petrochemicals” category. Environmental, Social & Governance Criteria 4Q25 Carbon Dioxide Equivalent Emissions During 4Q25, carbon dioxide equivalent (CO₂e) emissions totaled 18.7 MMtCO₂e, representing a 33.6% increase compared to 4Q24. In the quarter, deviations in pipelines and compression systems affected operational efficiency in the Exploration and Extraction segment. Operational measures are currently being implemented to address these deviations and enhance system stability. For full-year 2025, estimated emissions reached 68.4 MMtCO₂e, up 18.8% year-over-year. The increase was primarily driven by higher operational activity levels, including increased throughput at the Olmeca refinery, the gradual restart of rehabilitated facilities within the National Refining System, and operational deviations in cogeneration systems supplying steam to gas processing operations. Methane Emissions Methane emissions (CH4) in 4Q25 amounted to 213.2 Mt, representing a 49.2% increase compared to 4Q24. On a full-year basis, methane emissions totaled 764 Mt in 2025, up 31.8% year-over-year. The increase was primarily associated with an extraordinary operational event related to gas transportation pipeline deviations, as well as temporary interruptions in cogeneration systems supplying steam to gas processing facilities. Operational actions are underway to address the identified deviations and strengthen the reliability of gas transportation and processing systems.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 26 of 255 Sulfur Oxide Emissions In 4Q25, sulfur oxides (SOx) emissions amounted to 357.4 Mt, a 9.6% increase compared to 4Q24. On a full-year basis, emissions totaled 1,342.7 Mt in 2025, up 3.6% year over year. This performance is mainly explained by lower operational availability of sulfur recovery units in gas processing, as well as greater use of thermal oxidizers in refining starting in 3Q25, driven by start-up and stabilization periods. To reduce these emissions over the medium term, resources are being invested in rehabilitating sulfur recovery units in refining. In 2026, efforts to strengthen reliability will continue, particularly in gas processing. Water Reuse During 4Q25, the volume of water reused totaled 8.6 MMm³, representing an 11.2% decrease compared to 4Q24. This variation was primarily attributable to a reduction of 0.4 MMm³ at the Madero refinery and 1.6 MMm³ at the Wastewater Treatment Plant (PTAR) and the Blackwater Treatment Plant (PTAN) at the Cadereyta refinery, where operational failures and pending rehabilitation works reduced the volume of treated wastewater available for reuse. The decline was partially offset by increases of 0.2 MMm³ at the Salamanca refinery PTAR and 0.7 MMm³ at the Tula refinery PTAR. Energy Consumption During 4Q25, total energy consumption amounted to 125.3 petajoules (PJ), representing a 4.7% increase compared to 4Q24. This performance was primarily associated with higher crude processing levels. On a full-year basis, energy consumption totaled 491.5 PJ, reflecting a 1.8% decrease compared to 2024. The reduction was mainly attributable to lower activity levels in crude extraction and gas processing operations. Initiatives to Reduce Atmospheric Emissions and Climate Change Adaptation  Emissions Trading System (ETS). During 4Q25, facilities participating in the pilot phase submitted emission allowances corresponding to 2024 operations. The Advisory Committee concluded its sessions related to the operational phase, and new regulation is expected.  Greenhouse Gas (GHG) Emissions. Following the stabilization of refinery start-ups and the increase in crude processing levels, a gradual improvement in emissions intensity associated with these operations is expected. Additionally, projects are under evaluation to incorporate flare gas recovery systems at refineries, with the objective of maximizing the use of fuel gas and reducing associated emissions.  Energy Transition. Several pilot projects are under evaluation to diversify technological capabilities, including: lithium extraction from petroleum brines; geothermal utilization in oil fields; installation of solar panels in operational areas and service stations; and sustainable aviation fuel production.  Gas Utilization. Infrastructure for gas handling and recovery in the Exploration and Extraction segment continues to be strengthened, including the operation of compression systems, new infrastructure development, and compressor reinstatement.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 27 of 255  Methane Emissions. Leak detection and repair (LDAR) programs remain in place at offshore and onshore facilities, in accordance with regulations issued by the Agencia de Seguridad, Energía y Ambiente (Agency for Safety, Energy and Environment – ASEA). Since February 2025, Pemex has been addressing alerts from the IMEO Methane Alert and Response System (MARS), coordinated by the United Nations Environment Programme (UNEP), to identify significant emissions, report mitigation actions, and prevent recurrence.  Climate Change Adaptation. Climate change adaptation measures have been implemented in 38% of priority facilities, while 29% are conducting physical risk assessments and evaluating corresponding measures. The program supporting these assessments is currently being updated.  Destruction of Polychlorinated Biphenyls (PCBs). As of year-end 2025, more than 1,700 transformers across over 90 work centers had been sampled, and 3,530 kg of polychlorinated biphenyls (PCBs) were destroyed as part of Phase II of the project financed by the Global Environment Facility (GEF).  Environmental Risk Inventory. The total inventory of environmental risks amounted to 240 identified risks, of which 67 have been addressed. Currently, 173 risks are at various stages of management. With respect to Priority 1 risks, 21 have been addressed and the remainder are in the process of being addressed or are under procurement. The estimated investment for the comprehensive remediation of the inventory amounts to MXN 15.5 billion, of which approximately MXN 14.2 billion corresponds to outstanding risks, mainly associated with mitigation actions related to soil, water, and air. Social Industrial Safety and Occupational Health Pemex continues to strengthen its industrial safety and occupational health systems. Under a preventive approach, the Company prioritizes the identification, assessment, and mitigation of critical risks to protect personnel, preserve asset integrity, and ensure operational continuity, consistent with its sustainability and corporate responsibility principles. Frequency Index[5] In 4Q25, the Frequency Index (FI) for Pemex personnel stood at 0.29 accidents per million exposure hours worked, representing a 38.1% increase compared to 4Q24. A total of 24 employees were injured during the quarter: seven in Exploration and Extraction; six in the Logistics Division; five in Industrial Processes; five in the Administration and Services Division; and one in Energy Transformation. As of year-end 2025, the cumulative FI was 0.28 accidents per million exposure hours worked, reflecting a 12.5% reduction compared to 2024. Severity Index[6] In 4Q25, the monthly Severity Index (SI) for Pemex personnel was 17 lost days per million exposure hours, representing a 15.0% decrease compared to 4Q24. As of year-end 2025, the cumulative SI stood at 15 lost days per million exposure hours, reflecting a 37.5% reduction compared to 2024.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 28 of 255 For all events classified as moderate or severe, root cause analyses are conducted to identify determining factors and establish corrective and preventive actions aimed at avoiding recurrence. For very severe events, analyses are conducted by independent national and international investigators, strengthening the objectivity of evaluations and transparency in accountability. These processes reinforce the Pemex Safety, Health and Environmental Protection System (SSPA) and further promote a culture of prevention across the organization. Initiatives in Safety, Occupational Health and Environmental Protection (SSPA) During 4Q25, various evaluation, oversight, and performance-strengthening activities were conducted in matters related to Safety, Occupational Health and Environmental Protection (SSPA), including the following:  Second-Party Audit on SSPA Performance Four second-party audits were conducted at the following facilities:  Ku-M Processing Center  Cosoleacaque Petrochemical Complex  Madero Refinery  JuJo Complex (Separation Battery and Compression Station) As a result, 66 non-conformity findings were identified: 21 Type A, 37 Type B, and 8 Type C. These findings are subject to corrective action programs and follow-up in accordance with the guidelines of the Pemex SSPA System.  Management of Critical Events During the quarter, Root Cause Analyses (RCA) were conducted in connection with the following events:  Fatal contractor accident during plugging services at the Gas Processing and Transportation Center (CPTG) Atasta facility.  Fatal contractor accident at Cooling Tower CT-1000N at the Madero Refinery.  Explosion in the 36-inch Cactus–EMC gas pipeline (CENAGAS).  Fire at Electrical Substation No. 7 at the Dos Bocas Maritime Terminal. As part of the organizational learning process and with the objective of preventing recurrence, corporate-level Safety Alerts derived from these events were issued during the quarter.  Verification Program for Low-Performance Work Centers The verification program aimed at reducing accident rates in work centers with SSPA performance below the corporate standard continued during the quarter. Verification visits were conducted at facilities within the Logistics area.  Industrial Safety Risk Inventory As of 4Q25, the cumulative industrial safety risk inventory stands at 1,033 risks identified since 2019; 757 (73.3%) have been addressed, while 276 (26.7%) remain in progress. In 2025, 169 additional risks from the Logistics Directorate were incorporated. All risks in progress have mitigation and monitoring programs in place through final resolution. The inventory is managed simultaneously across years, prioritizing each case based on its criticality. The estimated investment required for its comprehensive resolution amounts to MXN 31.6 billion, of which approximately MXN 14.4 billion corresponds to pending risks, reflecting a structured effort to strengthen industrial safety conditions.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Social Responsibility

In 4Q25, Pemex implemented a comprehensive social responsibility strategy through 114 Programs, Works and Actions (PROA), 61 donations, and 4 Mutual Benefit Works (OBM) in communities where the Company maintains operational presence.

Social investment during the quarter amounted to MXN 841.5 million, allocated to projects in infrastructure, health, environment, public safety, education, sports, and productive development, based on territorial assessments that guide the prioritization of interventions.

Activities were concentrated in 17 federal entities, selected due to their operational relevance and the Company's historical ties to these regions. This targeted approach enabled the Company to address priority needs, strengthen local capacities, and contribute to sustainable territorial development, in alignment with the United Nations Sustainable Development Goals (SDGs).

Entity	Donations		OBM		PROA		Total Investment MXN million
	#	MXN million	#	MXN million	#	MXN million	
Campeche	-	-	-	-	17	56.02	56.02
CDMX	-	-	-	-	2	1.34	1.34
Chiapas	2	31.62	-	-	8	8.34	39.97
Coahuila	1	10.21	-	-	-	-	10.21
Guanajuato	13	52.17	-	-	-	-	52.17
Guerrero	1	1.36	-	-	-	-	1.36
Hidalgo	5	23.13	-	-	7	33.35	56.49
México	4	15.31	-	-	-	-	15.31
Michoacán	1	3.04	-	-	1	1.60	4.64
Morelos	1	10.21	-	-	-	-	10.21
Nuevo León	4	20.96	-	-	2	2.82	23.78
Oaxaca	5	10.63	-	-	6	11.16	21.79
Puebla	4	72.03	-	-	11	26.00	98.03
Tabasco	4	76.95	4	98.14	33	113.08	288.16
Tamaulipas	5	25.55	-	-	6	19.85	45.40
Veracruz	11	55.65	-	-	20	58.55	114.20
Zacatecas	-	-	-	-	1	2.44	2.44
Total	61	480.8	4	98.14	114	334.55	841.52

Spending by strategic axis


3.0%
2.0%
1.0%
0.1%
13.0%
32.0%
49.0%
Donations
Infrastructure
Health
Education and Sports
Public Security and Civil Protection
Environmental Protection
Productive Projects

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 30 of 255 The following are some of the most relevant PROAs implemented during the quarter, organized according to the Sustainable Development Goals (SDGs) that guide the company’s social responsibility strategy. SDG Programs, Works and Actions (PROAs) SDG 3 Good Health and Well- Being  Deployment of Mobile Medical Units in seven states; free mammography services in Tabasco, Campeche, and Mexico City; construction, rehabilitation, and equipment of IMSS Rural Medical Units in Puebla and Veracruz. SDG 4 Quality Education  Construction and rehabilitation of school infrastructure in Tabasco; provision of equipment and furnishings across multiple states; installation of recreational modules in primary-level schools. SDG 6 Clean Water and Sanitation  Rehabilitation of drinking water systems with photovoltaic integration in Oaxaca; provision of water tanker trucks in Tamaulipas and Puebla to strengthen distribution in rural communities. SDG Programs, Works and Actions (PROAs) SDG 7 Affordable and Clean Energy  Installation of LED lighting systems in Chiapas, Tabasco, and Campeche; implementation of photovoltaic systems in Oaxaca to promote renewable energy. SDG 9 Industry, Innovation and Infrastructure  Paving and rehabilitation of roads in five states; construction of sports and community infrastructure; delivery of heavy machinery to local governments to strengthen operational capacity. SDG 11 Sustainable Cities and Communities  Delivery of waste collection units in five states; provision of desilting equipment; construction of municipal infrastructure and support for aquaculture productive projects in Campeche. SDG 16 Peace, Justice and Strong Institutions  Delivery of ambulances equipped in accordance with NOM-034-SSA3-2012; provision of firefighting equipment and emergency vehicles; strengthening of civil protection capacities in five entities. From January to December 2025, Pemex’s social investment in oil producing communities totaled MXN 3,581 million, an increase of MXN 405 million compared to 2024. Funds were allocated to 146 donations of asphalt and fuels totaling MXN 1,995 million and to 343 PROAs (Programs, Works and/or Actions) totaling MXN 1,586 million, strengthening support for the social and economic development of the regions where the company operates. Inclusion and Human Rights In 2025, actions related to Inclusion and Human Rights were structured around five thematic pillars aimed at strengthening workplace well-being, substantive equality, non-discrimination, and the prevention of all forms of violence within the Company. Through this strategy, 403 actions were implemented, reaching more than 200,000 personnel attendances across various work centers, in coordination with the Regional Inclusion Offices.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 31 of 255 Areas of Action Pillar 1. Violence-Free Work Environments with a Gender Perspective. A total of 100 actions were carried out, including ongoing institutional awareness initiatives, activism campaigns against gender- based violence, and training workshops on a culture of peace, substantive equality, human rights-based leadership, and peaceful conflict resolution. Pillar 2. Prevention and Psychosocial Support. Eighty-seven workshops were delivered, and continuous guidance was provided through the Labor and Gender Care and Well- Being Center (CABLAG), strengthening internal response mechanisms for cases of discrimination, workplace harassment, and gender-based violence. Pillar 3. Inclusion, Equality and Non-Discrimination A total of 86 actions were conducted, including institutional outreach initiatives, training workshops on substantive equality, sexual diversity, human rights, and inclusive language, as well as sessions of the Inclusion, Equality and Non-Discrimination Committee (MIIND), an internal governance mechanism promoting inclusive work environments. Pillar 4. Institutional Culture and Cohesion. Seventy-three cultural, recreational, and civic initiatives were implemented to strengthen institutional identity, historical memory, and a culture of peace within the Company. Pillar 5. Economic Well-Being and Community Strengthening. Forty-five actions were carried out under the Protec Salario Program, aimed at strengthening financial education and employees’ economic well-being. Additionally, 148,572 consultations were registered through the Pemex Asiste application. Across all pillars, internal communication campaigns were reinforced through graphic and informational materials designed to promote equality, inclusion, and the prevention of workplace violence. Governance During 4Q25, Petróleos Mexicanos continued the implementation of its compliance program, “Pemex Cumple”, structured around four strategic pillars. The program promotes the prevention of corruption risks, accountability, and the development of a sustainable organizational environment through initiatives that reinforce social responsibility, institutional strengthening, and adherence to ethical values.  Training A total of 1,991 employees completed training programs focused on strengthening ethical culture and corruption prevention.  Due Diligence Viability Opinions PEMEX|Market viability Through the Due Diligence System, 973 due diligence processes were received during the period, and 911 viability opinions were issued to support the execution of commercial agreements with third parties.  Promotion of Compliance in Transparency, Access to Information, and Personal Data Protection Open Data: Pemex carried out coordination actions with the Agencia de Transformación Digital y Telecomunicaciones (Digital Transformation and Telecommunications Agency) to update and ensure compatibility of its databases with the Plataforma Nacional de Datos Abiertos (National Open Data Platform). Technical meetings were held to define the mechanism for uploading and consolidating information.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 32 of 255 International Transparency: Pemex continued its participation in the Extractive Industries Transparency Initiative (EITI) by responding to requests from the International Secretariat and participating in sessions convened by the national technical working group, in line with the 2025–2026 work plan. Institutional Regulatory Framework: Draft updates to internal policies and guidelines on transparency, access to information and personal data protection, as well as the operating rules of the Comité de Transparencia (Transparency Committee), were submitted for review to align them with newly issued legal provisions. Transparency Obligations: As of December 31, 2025, a total of 12,236,295 records had been uploaded to the Plataforma Nacional de Transparencia (National Transparency Platform). The information corresponding to 4Q25 is scheduled for upload in January 2026, in accordance with applicable regulations. [1] Including business partners’ production and condensates produced at fields [2] Crude oil and condensates. [3] Includes production that belongs to the State through Ek-Balam [4] Does not Include nitrogen. Includes production from business partners. [5] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. [6] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. Financial position, liquidity and capital resources [text block] Financial Summary Revenues In the fourth quarter of 2025, total revenues from sales and services amounted to Ps. 362.4 billion, representing a 15.9% decrease compared to the same period in 2024. This variation was mainly driven by lower export sales, affected by reduced crude oil volumes and lower prices, partially offset by higher volumes and prices in domestic sales of gasoline, diesel, fuel oil, and jet fuel. Cost of Sales Cost of sales, including fixed asset impairment, totaled Ps. 299.0 billion, a 26.2% year-over-year decrease. This decline was mainly attributable to lower fixed asset impairment, reduced product purchases, the elimination of extraction and exploration duties, a decrease in unsuccessful wells, and a lower provision for ongoing legal proceedings; partially offset by higher conservation and maintenance expenses and an increase in auxiliary services paid to third parties for oil field operations. Taxes and Duties During the fourth quarter of 2025, PEMEX recorded total taxes and duties of Ps. 43.1 billion, including the Welfare Oil Duty, compared to a charge of Ps. 205.3 billion in the same period of 2024. This decrease was mainly attributable to the recognition, at year-end 2024, of the cancellation of deferred tax assets following the elimination of Income Tax under the fiscal regime applicable to PEMEX. Net Result During the quarter, PEMEX recorded a net loss of Ps. 36.6 billion, lower than the net loss of Ps. 350.5 billion recorded in 4Q24.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 33 of 255 The improvement was mainly driven by the decrease in cost of sales, lower fixed asset impairment, reduced taxes and duties, higher foreign exchange gains, and positive gains from derivative financial instruments; partially offset by lower sales. Financial Debt As of December 31, 2025, total financial debt recorded U.S. $ 85.2 billion, a 12.7% decrease as compared to 2024. Translated at an exchange rate of Ps. 17.9667 per U.S. $ 1.00, this amounts to approximately Ps. 1,531.3 billion. Financial Resources PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 5.5 billion. As of December 31, 2025, U.S. $ 4.1 billion were available. EBITDA EBITDA amounted to Ps. 25.4 billion, representing an increase of Ps. 12.8 billion, reflecting the return to operating income and improved cost discipline. CAPEX As of December 31, 2025, capital expenditure amounted to Ps. 139.9 billion. Consolidated Income Statement from October 1 to December 31, 2025 Total Revenues from Sales and Services Total revenues from sales and services amounted to Ps. 362.4 billion, representing a 15.9% decrease compared to the fourth quarter of 2024. This variation was primarily driven by:  a 42.5% decrease in export sales value, attributable to lower crude oil export volumes as well as lower crude oil prices; and  a 5.0% increase in domestic sales value, driven by higher volumes and prices of gasoline, diesel, fuel oil, and jet fuel. Cost of Sales Cost of sales, including fixed asset impairment, amounted to Ps. 299.0 billion, representing a 26.2% decrease. This variation was mainly attributable to:  a decrease in fixed asset impairment of Ps. 46.2 billion, due to a lower discount rate applied;  a decrease in purchases for resale of Ps. 39.1 billion;  a reduction in extraction and exploration duties of Ps. 15.0 billion, following the elimination of these duties beginning in 2025;  a decrease in unsuccessful wells of Ps. 14.8 billion; and  a decrease in provisions for ongoing legal proceedings of Ps. 13.7 billion; partially offset by  an increase in conservation and maintenance expenses of Ps. 14.9 billion;  an increase in auxiliary services paid to third parties for oil field operations of Ps. 9.5 billion;  an increase in exploration expenses of Ps. 4.0 billion; and

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 34 of 255  an increase in taxes on domestic sales of Ps. 3.5 billion. Taxes and Duties During the fourth quarter of 2025, total taxes and duties amounted to Ps. 43.1 billion, including the Welfare Oil Duty, compared to a charge of Ps. 205.3 billion in the same period of 2024. This decrease was mainly attributable to the recognition, at year-end 2024, of the cancellation of deferred tax assets following the elimination of Income Tax (ISR) under the fiscal regime applicable to PEMEX, which resulted in the recognition of an expense of Ps. 156.5 billion. Net Income (Loss) Evolution During 4Q25, PEMEX recorded a net loss of Ps. 36.6 million, compared to a net loss of Ps. 350.5 billion recorded in 4Q24. The main factors contributing to this result were: (i) a decrease in cost of sales; (ii) a decrease in fixed asset impairment; (iii) a decrease in taxes and duties; (iv) an increase in foreign exchange gains; and (v) an increase in gains from derivative financial instruments; partially offset by (vi) a decrease in sales. During the quarter, a foreign exchange gain of Ps. 42.2 billion was recorded, compared to a foreign exchange loss of Ps. 48.0 billion in 4Q24. This variation was driven by the appreciation of the Mexican peso against the U.S. dollar in 4Q25, in contrast to the depreciation observed in the same period of the prior year. The exchange rate moved from Ps. 18.3825 per U.S. $ 1.00 as of September 30, 2025, to Ps. 17.9667 per U.S. $ 1.00 as of December 31, 2025, representing a 2.3% variation. Additionally, gains from derivative financial instruments of Ps. 3.5 billion were recorded in 4Q25, compared to a cost of Ps. 14.3 billion in 4Q24. This difference was mainly attributable to the fair value effect of cross-currency swaps, currency options, and crude oil options. Comprehensive Income (Loss) In 4Q25, PEMEX recorded comprehensive loss of Ps. 25.2 billion, mainly as a result of actuarial gains related to the increase in the discount rate from 9.75% as of September 30, 2025 to 9.95% as of December 31, 2025, as well as negative foreign currency translation effects of Ps. 11.4 billion associated with the depreciation of the U.S. dollar against the Mexican peso. Consolidated Income Statement from January 1 to December 31, 2025 Total Sales In 2025, total revenues from sales and services amounted to Ps. 1,528.5 billion, representing an 8.6% decrease compared to 2024. This variation was mainly driven by:  a 22.3% decrease in export sales, primarily due to a lower average price of the Mexican Export Mix crude oil, which declined from U.S. $ 70.23 per barrel in 2024 to U.S. $ 61.75 per barrel in 2025, as well as a 28% decrease in crude oil export volumes; partially offset by  a 1.1% increase in domestic sales, driven by higher prices of gasoline, diesel, jet fuel, liquefied petroleum gas (LPG), and natural gas. Cost of Sales Cost of sales decreased by 14.8%, including the effect of fixed asset impairment, mainly due to:  lower purchases for resale of Ps. 96.9 billion, reflecting reduced volumes of imported products;

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 35 of 255  the elimination in 2025 of extraction and exploration duties, now integrated into the Welfare Oil Duty (DEPEBI), resulting in a decrease of Ps. 47.5 billion;  a positive inventory valuation effect of Ps. 34.0 billion;  a decrease in fixed asset impairment of Ps. 45.4 billion;  lower crude oil purchases under contracts with the National Hydrocarbons Commission (CNH) of Ps. 12.5 billion; and  a reduction in unsuccessful wells of Ps. 12.5 billion. These effects were partially offset by higher operating expenses related to the payment of the Special Tax on Production and Services (IEPS) on domestic sales through MexGas Internacional of Ps. 17.7 billion, an increase in well amortization of Ps. 7.8 billion, and an increase in the net cost for the period of employee benefits of Ps. 11.8 billion. Taxes and Duties In 2025, total taxes and duties amounted to Ps. 195.3 billion, representing a 32.7% decrease compared to 2024. This decrease was mainly attributable to a base effect: in 2024, an extraordinary expense of Ps. 156.5 billion was recorded as a result of the cancellation of deferred taxes following the elimination of Income Tax (ISR) under the fiscal regime applicable to PEMEX. This effect was partially offset by the reduction of the Profit-sharing Duty (DUC) in 2024, derived from the decrees dated February 13 and August 23, 2024, which granted a 100% tax credit on provisional payments corresponding to January (Ps. 15.7 billion) and the period from May through July (Ps. 47.6 billion) of that year. Net Income (Loss) Evolution In 2025, PEMEX recorded a net loss of Ps. 81.7 billion, lower than the net loss of Ps. 780.6 billion reported in 2024. This result was mainly driven by the following factors:  a decrease in cost of sales, including fixed asset impairment, of Ps. 220.3 billion;  an increase in gains from derivative financial instruments of Ps. 49.2 billion;  an increase in foreign exchange gains of Ps. 499.6 billion; and  a decrease in taxes and duties of Ps. 95.0 billion; partially offset by  a decrease in sales of Ps. 144.1 billion. Comprehensive Income (Loss) In 2025, PEMEX recorded a comprehensive loss of Ps. 317.3 billion, compared to a comprehensive loss of Ps. 487.3 billion in 2024. This result was primarily driven by the recognition of actuarial losses related to employee benefits, mainly due to the decrease in the discount rate from 11.28% in 2024 to 9.95% in 2025. Working Capital As of December 31, 2025, the Company reported negative working capital of Ps. 530.5 billion, compared to negative working capital of Ps. 768.0 billion as of December 31, 2024. This favorable variation of Ps. 237.4 billion was primarily attributable to:  a decrease in short-term debt of Ps. 80.0 billion;  an increase in cash and cash equivalents of Ps. 73.8 billion;  a decrease in suppliers of Ps. 69.3 billion;

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 36 of 255  a decrease in liabilities from derivative financial instruments of Ps. 30.9 billion;  an increase in inventories of Ps. 10.3 billion;  an increase in Federal Government Bonds of Ps. 6.7 billion; and  an increase in derivative financial instrument assets of Ps. 5.3 billion. These effects were partially offset by a decrease in other accounts receivable of Ps. 18.7 billion and a decrease in customers of Ps. 14.7 billion. Debt Financial Resources As of December 31, 2025, Petróleos Mexicanos, State-Owned Public Company, and its subsidiary companies carried out financing activities —including short-term bank borrowings — amounting to Ps. 897.9 billion (U.S. $ 49.6 billion). Total amortizations recorded during the period amounted to Ps. 1,169.0 billion (U.S. $ 65.1 billion). Approximately 90.9% of total debt is denominated in currencies other than the Mexican peso, primarily in U.S. dollars, and for accounting purposes is translated into Mexican pesos at the closing exchange rate. Financing Activities In line with the Business Plan of Petróleos Mexicanos, State-Owned Productive Enterprise, and its Subsidiary Companies for 2025– 2035, the strategy to converge toward zero net debt continues. Financial Market Operations In the fourth quarter of 2025, PEMEX did not carry out financing operations. Revolving Credit Facilities PEMEX maintains revolving credit facilities for liquidity management totaling U.S. $ 5.5 billion. As of December 31, 2025, U.S. $ 4.1 billion were available. Hedging Strategy Since 2017, PEMEX has implemented an annual hedging strategy to protect its revenues against market volatility. Product Hedging For fiscal year 2025, the crude oil price hedging strategy protects approximately 38% of the estimated total exposure. This strategy is based on the purchase of monthly put spreads, which provide protection against declines of up to U.S. $ 5.0 in the price of the Mexican crude oil basket, starting from a level deemed adequate by PEMEX based on the balance between cost and protection. Additionally, PEMEX implemented a strategy to protect cash flows from potential compression in gasoline and diesel crack spreads. Under this program, 5.31 MMb of gasoline (March–August) and 4.11 MMb of diesel (July–November) were hedged. The strategy fixed the gasoline and diesel price differentials versus WTI crude through monthly-settled, fixed-for-floating swaps. As a result of the volatility observed in crude oil prices and in gasoline and diesel crack spreads during 2025, net receipts in favor of PEMEX of U.S. $ 327.25 million were obtained.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Foreign Exchange Hedging

In the context of PEMEX's bond buyback, the FX-hedging derivative positions linked to those bonds with a notional amount of EUR 2.38 billion and U.S. $ 100 million were unwound. As a result, a net gain of U.S. $ 63.2 million was recorded at year-end 2025.

Investment Activities

Budgeted Investment[1]

For fiscal year 2025, PEMEX has an approved investment budget of Ps. 228.7 billion (U.S. $ 11.9 billion[2]). As of December 31, 2025, Ps. 227.3 billion had been exercised, representing 99.4% of the approved budget.

Business Segment	2025 Budget (Ps. billion)	Investment Exercised as of December 31, 2025 (Ps. billion)
Exploration and Extraction[3]	174.9	173.5
Industrial Processes	45.3	45.3
Logistics	5.4	5.4
Energy Transformation	2.1	2.1
Support Processes	1.0	1.0
Total	**228.7**	**227.3**

Budgetary investment has been primarily focused on supporting hydrocarbon extraction and refining activities aimed at producing refined products and gas liquids. In the Exploration and Extraction segment, resources continue to be allocated to accelerate the development and start-up of new fields, which has helped offset the natural decline of mature fields.

Additionally, investments are being directed toward the Refinery Rehabilitation Plan, to enhance operational reliability and increase crude oil processing capacity to strengthen the supply of refined products in the domestic market.

As of December 31, 2025, capital contributions had been made to subsidiary companies, including Ps. 5.0 billion for the capitalization or the subsidiary in charge of the Olmeca refinery in Dos Bocas, Tabasco, Ps. 2.4 billion to capitalize entities within the fertilizer business line, and Ps. 0.19 billion to Gasolinas Bienestar.

Capital Investment (CAPEX)

For fiscal year 2025, PEMEX has a capital investment (CAPEX) budget of Ps. 140.9 billion (U.S. $ 7.3 billion[2]). As of December 31, 2025, Ps. 139.9 billion had been exercised, representing 99.3% of total CAPEX.

Business Unit	2025 Budget[4] (Ps. billion)	CAPEX Exercised as of December 31, 2025 (Ps. billion)
Exploration and Extraction	94.8	93.8
Industrial Processes	37.9	37.9
Logistics	5.4	5.4
Energy Transformation	2.0	2.0
Support Processes	0.8	0.8
Total	**140.9**	**139.9**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 38 of 255 2026 Budget For fiscal year 2026, an approved budget of Ps. 291.4 billion (U.S. $ 16.0 billion[5]) has been allocated for budgeted investment activities, distributed as follows: Business Unit 2026 Budget[6] (Ps. billion) Exploration and Extraction 246.1 Industrial Processes 29.8 Logistics 9.0 Energy Transformation 4.3 Support Processes 2.2 Total 291.4 Other Relevant Topics Financial Strategy 2025 In 2025, the Government of Mexico, through the Ministry of Finance (SHCP), executed a comprehensive financial strategy aimed at strengthening PEMEX’s financial position and optimizing its maturity profile, in alignment with the 2025–2035 Strategic Plan. The financial operations that comprise the strategy were carried out within the debt ceiling authorized by Congress and in coordination with the competent authorities. 1. Repo transaction In August 2025, PEMEX executed a repo transaction for U.S. $ 11.3 billion, under which it temporarily transferred U.S. Treasury bonds as collateral. The pledged bonds came from a securities lending arrangement with a vehicle financed through the issuance by SHCP of P-Caps for U.S. $ 12.0 billion; under this arrangement, PEMEX pays a semiannual fee for the loan and will return the securities as they mature, within a term of up to five years. The proceeds were mainly used to pay down revolving credit lines and other short-term obligations, strengthening liquidity and contributing to the smoothing of the maturity profile. 2. Bond tender offer On September 2, 2025, PEMEX launched a tender offer for up to U.S. $ 9.9 billion covering 11 U.S. dollar- and euro-denominated series with maturities between 2026 and 2029, including accrued interest on the accepted securities; the offer expired on September 30 and settled on October 1 with contributions from the Federal Government. A total of EUR 1.9 billion and U.S. $ 7.4 billion maturing between 2026 and 2028 were repurchased, with the company also paying a tender premium and an early tender premium (for bids submitted by September 15 that were accepted). Additionally, on October 3 PEMEX announced the full early redemption of three series totaling U.S. $ 1.5 billion and one series totaling EUR 467 million. This operation was completed on November 2, 2025, covering principal, accrued interest, and the make-whole premium. Taken together, these liability management actions reduced market debt and smoothed amortizations, improving liquidity and the overall financial profile.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 39 of 255 3. 2025 Investment Financing Program To support the execution of investment projects and strengthen operating liquidity through a structured supplier-payment scheme, in September PEMEX, together with SHCP and the Development Banking institutions, launched the 2025 Investment Financing Program, which allows liquidity to be provided to suppliers for the payment of outstanding invoices corresponding to 2025 through amending agreements. Suppliers are paid through a special-purpose vehicle financed by development banks, commercial banks, and other investors for up to Ps. 250.0 billion; the vehicle is subrogated in the collection rights and PEMEX pays it according to the new schedule. In the second half of 2025, Ps. 191.9 billion were paid to suppliers and contractors with resources from the Program. As a result of the strengthened financial structure and greater institutional support, Fitch Ratings raised Pemex’s rating from B+ to BB+, with a stable outlook, and Moody’s upgraded it from B3 to B1, also with a stable outlook. These actions reflect the strengthening of institutional backing and the improvement in the company’s financial structure. PEMEX returns to the local capital markets On February 13, 2026, PEMEX, in coordination with SHCP, carried out the issuance of three series of certificados bursátiles in the local market for Ps. 31.5 billion under the “communicating vessels” scheme:  Ps. 9.0 billion at 5.2 years, floating rate;  Ps. 17.0 billion at 8.5 years, nominal fixed rate; and  Ps. 5.5 billion at 10.5 years, real fixed rate. The transaction recorded total demand of Ps. 63.3 billion from local and international investors, equivalent to an oversubscription of 2.5× the target amount of Ps. 25 billion, which allowed an average 32-basis-point tightening versus initial price-talk levels. Proceeds will be used to pay liabilities maturing in 2026 that were not contracted in 2025, keeping the total debt balance neutral. PEMEX boosts its capabilities through Mixed Development Contracts PEMEX is strengthening its operational and financial capabilities through the implementation of Mixed Development Contracts, a scheme that allows for the complementing of financial, technical, and technological resources with the participation of private companies, while maintaining State control. To date, 7 contracts have been awarded. These processes saw broad participation from domestic and international companies, which conducted detailed technical analyses, site visits, and clarification sessions. The awarded companies have proven experience in onshore fields and gas handling, which reduces risks and speeds up project start-up.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Field	Hydrocarbon type	Contract term	Awarded company
Tamaulipas Constituciones	Heavy crude oil Wet gas	20 years	Consorcio 5M del Golfo
Cuervito	Wet gas	20 years	Geolis
Agua Fría	Heavy crude oil Wet gas	20 years	Petrolera Miahuapán
Sini–Caparroso	Super light crude oil Wet gas	15 years	Consorcio 5M del Golfo
Madrefil–Bellota	Light crude oil Wet gas	10 years	Consorcio 5M del Golfo
Macavil	Wet gas Condensates	20 years	GSM Bronco
Tupilco Terciario	Light crude oil Wet gas	9 years	*In signing process*

Currently, 3 additional contracts (Rabasa, San Ramón, and Cinco Presidentes–Rodador) are in a competitive process, and PEMEX continues to assess new projects.

The model establishes that PEMEX retains at least a 40% stake, while the private party contributes 100% of CAPEX and OPEX, with capped cost recovery schemes and regulatory oversight by SENER and SHCP. Revenues are managed through a trust that ensures transparency in payments, recovery, and distribution.
This mechanism supports PEMEX's financial deleveraging, accelerates incremental production, improves operating cash generation, diversifies the operator base, and enhances supplier payment certainly through dedicated cash flow structures.

Contract for Works and Services Developed and Financed by Third Parties (COSDFT)

PEMEX implemented the COSDFT modality to incorporate production with third-party investment, retaining ownership of the Assignment and technical decision-making. In this context, on September 29, the first contract was signed in Ixachi to drill up to 32 wells, build flowlines, and expand two macro-locations. Additionally, in December 2025, a contract was executed for the conditioning of sour wet gas from the field.

In parallel, the Board of Directors authorized four contracts to reactivate wells in the Extraction Assets: Samaria–Luna, signed on February 3, 2026; Macuspana–Muspac and Bellota–Jujo, with signatures scheduled for February 20 and March 3, respectively; and Poza Rica–Altamira, currently in a competitive process.

FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE

Variations
Cumulative or year-on-year variations are calculated by comparison with the corresponding period of the prior year, unless otherwise specified.

Rounding
As a result of rounding, certain totals may not add up precisely to the sum of the figures presented.

40 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 41 of 255 Financial Information Except for budgetary and volumetric information, the financial information included in this report and the related appendices is based on the consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), which PEMEX adopted as of January 1, 2012. For further information regarding the adoption of IFRS, please refer to Note 23 to the consolidated financial statements included in the 2012 Annual Report filed with the Comisión Nacional Bancaria y de Valores (“CNBV”), or the 2012 Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”). EBITDA is a non-IFRS financial measure. A reconciliation of EBITDA is presented in Table 32 of the appendices to this report. Budgetary information is prepared in accordance with Government Accounting Standards and, therefore, does not include the subsidiary companies and affiliates of Petróleos Mexicanos. It is important to note that our outstanding credit agreements do not include financial covenants or events of default that could arise as a result of negative equity. Methodology The methodology used to prepare the information published herein may be modified from time to time in order to improve its quality and usefulness and/or to align it with international standards and best practices. Foreign Exchange Conversions For reference purposes, translations from Mexican pesos into U.S. dollars have been made at the prevailing closing exchange rate for the relevant period, unless otherwise indicated. Due to market volatility, differences between the average exchange rate, the closing exchange rate, the spot exchange rate or any other exchange rate could be material. Such translations should not be construed as representing that peso amounts have been or could be converted into U.S. dollars at the exchange rate used. Both our consolidated financial statements and accounting records are maintained in Mexican pesos. As of December 31, 2025, the exchange rate used for convenience translations was Ps. 17.9667 = U.S.$1.00. Fiscal Regime As of January 1, 2015, the tax regime applicable to Petróleos Mexicanos is established in the Hydrocarbons Revenue Law. On March 18, 2025, a new secondary regulatory framework was published in the Official Gazette of the Federation. Amendments and repeals to various provisions of the Hydrocarbons Revenue Law modified PEMEX’s tax regime. The Shared Profit Duty, the Hydrocarbons Extraction Duty and the Hydrocarbons Exploration Duty were repealed and replaced by the Welfare Oil Duty, which establishes a single tax rate applicable to the value of hydrocarbons extracted by assignees, thereby simplifying the tax regime. This new duty provides for a unified rate of 30% on the value of hydrocarbons extracted, without deductions, and a differentiated rate of 11.63% for non-associated natural gas. In addition, the reform exempts PEMEX from the payment of income tax as a result of its change in legal nature to a state-owned public company. The Special Tax on Production and Services (“IEPS”) applicable to automotive gasoline and diesel is established in the Special Tax on Production and Services Law. PEMEX acts as an intermediary between the Ministry of Finance and Public Credit (“SHCP”) and the final consumer by withholding the IEPS and subsequently transferring it to the Federal Government. As of January 1, 2018, retail gasoline and diesel prices are determined under market conditions.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 42 of 255 Production-sharing Pursuant to the production sharing agreements in which Petróleos Mexicanos participates as a result of its participation in bidding rounds conducted by the National Hydrocarbons Commission (“CNH”) and block migrations, PEMEX discloses only its proportional share of production for the Ek-Balam field, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico- Misantla-Veracruz (Round 3.1), Block 29 Offshore Southern Basins (Round 3.1), Block 32 Offshore Southern Basins (Round 3.1), Block 33 Offshore Southern Basins (Round 3.1) and Block 35 Offshore Southern Basins (Round 3.1). Hydrocarbon Reserves Pursuant to the Hydrocarbons Sector Law, published in the Official Gazette of the Federation on March 18, 2025, the Ministry of Energy (“SENER”) will establish and administer an electronic information platform to collect, safeguard, manage, analyze, update and publish information and statistics relating to, among other matters, hydrocarbon reserves, including reserve estimation reports and evaluation, quantification and certification studies. On August 13, 2015, the CNH published guidelines regulating the procedure for the quantification and certification of the Nation’s reserves and the related contingent resources report. As of January 1, 2010, the SEC amended its disclosure guidelines to permit the disclosure of probable and possible reserves. However, any descriptions of probable or possible reserves contained in this document do not necessarily comply with the recovery limits set forth in the SEC’s definitions. Investors are encouraged to carefully consider the disclosures contained in the Annual Report filed with the CNBV and in PEMEX’s most recent Form 20-F filed with the SEC, both of which are available at www.pemex.com. Forward-looking Statements This document contains forward-looking statements. Forward-looking statements may be made orally or in writing in PEMEX’s periodic reports filed with the CNBV and the SEC, in statements, offering memoranda and prospectuses, in publications and other written materials, and in oral statements made by PEMEX’s directors or employees to third parties. Such forward-looking statements may include, among others, statements regarding:  exploration and extraction activities, including drilling;  activities relating to import, export, refining, transportation, storage and distribution of petrochemicals, petroleum, natural gas and oil products;  activities relating to our lines of business, including power generation;  projected and targeted capital expenditures and other costs;  trends in international and Mexican crude oil and natural gas prices;  liquidity and sources of funding, including our ability to continue operating as a going concern;  farm-outs, joint ventures and strategic alliances with other companies; and  the monetization of certain of our assets.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 43 of 255 Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to:  general economic and business conditions, including changes in international and Mexican crude oil and natural gas prices, refining margins and prevailing exchange rates;  credit ratings and limitations on our access to sources of financing on competitive terms;  our ability to find, acquire or gain access to additional reserves and to develop, either on our own or with our strategic partners, the reserves that we obtain successfully;  the level of financial and other support we receive from the Mexican Government;  national or international public health events, including the outbreak of pandemics or contagious disease;  the outbreak of military hostilities, including an escalation of the military conflict involving Russia and Ukraine, the conflict in the Middle East and disruptions to shipping operations in the Red Sea;  effects on us from competition, including our ability to hire and retain skilled personnel;  uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;  technical difficulties;  significant developments in the global economy;  significant economic or political developments in Mexico and the United States;  developments affecting the energy sector;  changes in, or failure to comply with, our legal regime or regulatory environment, including with respect to tax, environmental regulations and corruption regulations;  receipt of governmental approvals, permits and licenses;  natural disasters, accidents, blockades and acts of sabotage or terrorism;  the cost and availability of adequate insurance coverage; and  the effectiveness of our risk management policies and procedures. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are described in detail in the most recent Annual Report filed with the CNBV, available on the website of Bolsa Mexicana de Valores, S.A.B. de C.V. (www.bmv.com.mx), and in Petróleos Mexicanos’ most recent Form 20-F filed with the SEC (www.sec.gov). These factors could cause actual results to differ materially from any projections.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

ACCRONYMS USED IN THIS DOCUMENT

Thousand barrels per day (Mbd)
Million barrels (MMb)
Million barrels of oil equivalent (MMboe)
Million barrels of oil equivalent per day (MMboed)
Million cubic feet per day (MMcfd)
Thousand tons (Mt)
Million tons (MMt)
Dollars of the United States of America (U.S. $)
Mexican pesos (Ps.)
Meters (m)
Kilometers (km)
Square kilometers (km^2)

[1] Includes non-capitalizable investment.
[2] The Ps. to U.S. $ conversion was made using the average exchange rate applied for the December 2025 budget adjustment: Ps. 19.2271 = U.S. $ 1.00.
[3] Exploration investment totaled Ps. 27.6 billion in 4Q25, compared to Ps. 47.9 billion in 4Q24.
[4] Budget adjustment as of the end of December.
[5] The Ps. to U.S. $ conversion was calculated using the average exchange rate applied for the February 2026 budget adjustment: Ps. 18.2500 = U.S. $ 1.00.
[6] Budget adjustment as of the end of December.

Internal control [text block]

The information related to internal control has not had any changes with respect to the last annual information.

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key Indicators

Indicator Group			Change	
	4Q24	4Q25	%	Amount
Mexican Mix (U.S. $/b)	66.25	56.54	-14.7%	(9.71)
Gasoline reference price (U.S. $/b)	88.73	84.25	-5.0%	(4.48)
Diesel reference price (U.S. $/b)	93.60	97.84	4.5%	4.24
LPG price by Decree (Ps./kilo)	10.92	8.66	-20.7%	(2.27)
International reference LPG (Ps./kilo)	8.86	6.61	-25.5%	(2.26)
Natural gas (Henry Hub) (U.S. $/MMBtu)	66.25	56.54	-14.7%	(9.71)
Ps. per U.S. $	20.2683	17.9667	-11.4%	(2.30)

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 45 of 255 Indicator Group 4Q24 4Q25 Net Income (Loss) / Total Sales -0.81 -0.10101 Income (loss) before Taxes and Duties / Total Sales -0.34 -0.1034 Taxes and Duties / Total Sales 0.48 -0.0024 Net (Loss) income / Equity 0.18 0.0192 Income before taxes and duties / Total Assets -0.07 -0.0169 Net income (loss) / Total Assets -0.159 -0.0165

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 46 of 255 [110000] General information about financial statements Ticker: PEMEX Period covered by financial statements: 2025-01-01 al 2025-12-31 Date of end of reporting period: 2025-12-31 Name of reporting entity or other means of identification: PEMEX Description of presentation currency: MXN Level of rounding used in financial statements: MILES Consolidated: Yes Number of quarter: 4D Type of issuer: ICS Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period: Description of nature of financial statements: Disclosure of general information about financial statements [text block] Name service provider external audit [text block] KPMG Cárdenas Dosal, S.C. Name of the partner signing opinion [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 47 of 255 C.P.C. Erick Gerardo Aguilar Hinojosa Type of opinion on the financial statements [text block] Clean opinion Date of opinion on the financial statements [text block] April 21, 2026. Date assembly in which the financial statements were approved [text block] April 21, 2026. Follow-up of analysis [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 48 of 255 [210000] Statement of financial position, current/non-current Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Statement of financial position [abstract] Assets [abstract] Current assets [abstract] Cash and cash equivalents 162,651,289,000 88,841,826,000 Trade and other current receivables 200,184,969,000 233,597,032,000 Current tax assets, current 0 0 Other current financial assets 35,970,401,000 23,943,990,000 Current inventories 98,900,961,000 88,569,989,000 Current biological assets 0 0 Other current non-financial assets 4,528,422,000 4,601,883,000 Current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners 502,236,042,000 439,554,720,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Total current assets 502,236,042,000 439,554,720,000 Non-current assets [abstract] Trade and other non-current receivables 893,152,000 1,021,778,000 Current tax assets, non-current 0 0 Non-current inventories 0 0 Non-current biological assets 0 0 Other non-current financial assets 0 21,135,321,000 Investments accounted for using equity method 0 0 Investments in subsidiaries, joint ventures and associates 2,794,404,000 2,692,938,000 Property, plant and equipment 1,618,916,044,000 1,650,532,712,000 Investment property 0 0 Right-of-use assets that do not meet definition of investment property 37,841,299,000 41,964,533,000 Goodwill 0 0 Intangible assets other than goodwill 10,998,869,000 17,088,277,000 Deferred tax assets 7,464,412,000 7,033,529,000 Other non-current non-financial assets 38,322,791,000 27,728,775,000 Total non-current assets 1,717,230,971,000 1,769,197,863,000 Total assets 2,219,467,013,000 2,208,752,583,000 Equity and liabilities [abstract] Liabilities [abstract] Current liabilities [abstract] Trade and other current payables 436,704,206,000 505,989,382,000 Current tax liabilities, current 95,424,966,000 85,941,389,000 Other current financial liabilities 423,334,300,000 534,190,984,000 Current lease liabilities 9,428,699,000 8,628,404,000 Other current non-financial liabilities 67,884,889,000 72,773,222,000 Current provisions [abstract] Current provisions for employee benefits 0 0 Other current provisions 0 0 Total current provisions 0 0 Total current liabilities other than liabilities included in disposal groups classified as held for sale 1,032,777,060,000 1,207,523,381,000 Liabilities included in disposal groups classified as held for sale 0 0 Total current liabilities 1,032,777,060,000 1,207,523,381,000 Non-current liabilities [abstract] Trade and other non-current payables 0 0 Current tax liabilities, non-current 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 49 of 255 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Other non-current financial liabilities 1,186,070,119,000 1,553,553,738,000 Non-current lease liabilities 31,755,581,000 38,196,862,000 Other non-current non-financial liabilities 247,711,098,000 17,692,458,000 Non-current provisions [abstract] Non-current provisions for employee benefits 1,470,059,563,000 1,232,589,895,000 Other non-current provisions 152,816,682,000 137,835,561,000 Total non-current provisions 1,622,876,245,000 1,370,425,456,000 Deferred tax liabilities 4,083,080,000 5,136,424,000 Total non-current liabilities 3,092,496,123,000 2,985,004,938,000 Total liabilities 4,125,273,183,000 4,192,528,319,000 Equity [abstract] Issued capital 1,814,760,248,000 1,419,447,057,000 Share premium 0 0 Treasury shares 0 0 Retained earnings (3,770,574,870,000) (3,688,903,027,000) Other reserves 50,282,658,000 285,954,621,000 Total equity attributable to owners of parent (1,905,531,964,000) (1,983,501,349,000) Non-controlling interests (274,206,000) (274,387,000) Total equity (1,905,806,170,000) (1,983,775,736,000) Total equity and liabilities 2,219,467,013,000 2,208,752,583,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	362,424,659,000	1,528,515,725,000	431,124,462,000	1,672,672,906,000
Cost of sales	299,013,847,000	1,268,598,413,000	404,903,686,000	1,488,940,867,000
Gross profit	63,410,812,000	259,917,312,000	26,220,776,000	183,732,039,000
Distribution costs	10,388,662,000	28,730,196,000	12,255,981,000	23,518,392,000
Administrative expenses	43,146,880,000	194,961,619,000	51,188,929,000	179,206,176,000
Other income	7,560,934,000	30,279,524,000	6,634,767,000	18,548,009,000
Other expense	22,844,821,000	32,310,240,000	10,954,092,000	15,545,352,000
Profit (loss) from operating activities	(5,408,617,000)	34,194,781,000	(41,543,459,000)	(15,989,872,000)
Finance income	47,416,051,000	228,688,917,000	3,399,892,000	15,669,883,000
Finance costs	35,408,663,000	149,980,626,000	107,545,430,000	490,948,416,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	(51,227,000)	720,290,000	539,810,000	961,649,000
Profit (loss) before tax	6,547,544,000	113,623,362,000	(145,149,187,000)	(490,306,756,000)
Tax income (expense)	43,157,971,000	195,288,794,000	205,336,010,000	290,281,198,000
Profit (loss) from continuing operations	(36,610,427,000)	(81,665,432,000)	(350,485,197,000)	(780,587,954,000)
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	(36,610,427,000)	(81,665,432,000)	(350,485,197,000)	(780,587,954,000)
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	(36,618,746,000)	(81,671,843,000)	(350,461,457,000)	(780,415,854,000)
Profit (loss), attributable to non-controlling interests	8,319,000	6,411,000	(23,740,000)	(172,100,000)
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Statement of comprehensive income [abstract]				
Profit (loss)	(36,610,427,000)	(81,665,432,000)	(350,485,197,000)	(780,587,954,000)
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	22,780,552,000	(173,640,086,000)	82,097,422,000	203,175,491,000
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	22,780,552,000	(173,640,086,000)	82,097,422,000	203,175,491,000
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	(11,390,946,000)	(62,038,107,000)	17,793,743,000	90,106,487,000
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	(11,390,946,000)	(62,038,107,000)	17,793,743,000	90,106,487,000
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

51 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 52 of 255 Concept Quarter Current Year 2025-10-01 - 2025-12-31 Accumulated Current Year 2025-01-01 - 2025-12-31 Quarter Previous Year 2024-10-01 - 2024-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 net of tax Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 0 0 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax (11,390,946,000) (62,038,107,000) 17,793,743,000 90,106,487,000 Total other comprehensive income 11,389,606,000 (235,678,193,000) 99,891,165,000 293,281,978,000 Total comprehensive income (25,220,821,000) (317,343,625,000) (250,594,032,000) (487,305,976,000) Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent (25,229,793,000) (317,343,806,000) (250,575,313,000) (487,148,228,000) Comprehensive income, attributable to non-controlling interests 8,972,000 181,000 (18,719,000) (157,748,000)

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 53 of 255 [520000] Statement of cash flows, indirect method Concept Accumulated Current Year 2025-01-01 - 2025-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 Statement of cash flows [abstract] Cash flows from (used in) operating activities [abstract] Profit (loss) (81,665,432,000) (780,587,954,000) Adjustments to reconcile profit (loss) [abstract] + Discontinued operations 0 0 + Adjustments for income tax expense 7,999,351,000 99,363,340,000 + (-) Adjustments for finance costs 0 0 + Adjustments for depreciation and amortisation expense 160,090,868,000 153,507,202,000 + Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss 10,016,643,000 53,477,580,000 + Adjustments for provisions 108,308,049,000 67,560,877,000 + (-) Adjustments for unrealised foreign exchange losses (gains) (195,677,975,000) 279,459,341,000 + Adjustments for share-based payments 0 0 + (-) Adjustments for fair value losses (gains) 0 0 - Adjustments for undistributed profits of associates 0 0 + (-) Adjustments for losses (gains) on disposal of non-current assets 0 0 (720,290,000) (961,649,000) + (-) Adjustments for decrease (increase) in inventories (21,815,693,000) 27,019,341,000 + (-) Adjustments for decrease (increase) in trade accounts receivable 35,709,802,000 85,725,209,000 + (-) Adjustments for decrease (increase) in other operating receivables (36,196,645,000) 73,199,932,000 + (-) Adjustments for increase (decrease) in trade accounts payable (2,780,449,000) 89,233,465,000 + (-) Adjustments for increase (decrease) in other operating payables (4,888,334,000) (10,873,542,000) + Other adjustments for non-cash items 0 0 + Other adjustments for which cash effects are investing or financing cash flow 0 0 + Straight-line rent adjustment 0 0 + Amortization of lease fees 0 0 + Setting property values 0 0 + (-) Other adjustments to reconcile profit (loss) 38,780,737,000 43,553,353,000 + (-) Total adjustments to reconcile profit (loss) 98,826,064,000 960,264,449,000 Net cash flows from (used in) operations 17,160,632,000 179,676,495,000 - Dividends paid 0 0 0 0 - Interest paid (149,980,626,000) (158,901,950,000) + Interest received (11,918,617,000) (15,669,883,000) + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 0 0 Net cash flows from (used in) operating activities 155,222,641,000 322,908,562,000 Cash flows from (used in) investing activities [abstract] + Cash flows from losing control of subsidiaries or other businesses 0 0 - Cash flows used in obtaining control of subsidiaries or other businesses 0 0 + Other cash receipts from sales of equity or debt instruments of other entities 0 0 - Other cash payments to acquire equity or debt instruments of other entities 0 0 + Other cash receipts from sales of interests in joint ventures 0 0 - Other cash payments to acquire interests in joint ventures 0 0 + Proceeds from sales of property, plant and equipment 0 0 - Purchase of property, plant and equipment 226,078,160,000 230,138,544,000 + Proceeds from sales of intangible assets 0 0 - Purchase of intangible assets 13,424,017,000 32,798,760,000 + Proceeds from sales of other long-term assets 0 0 - Purchase of other long-term assets 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 54 of 255 Concept Accumulated Current Year 2025-01-01 - 2025-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 + Proceeds from government grants 0 0 - Cash advances and loans made to other parties 0 0 + Cash receipts from repayment of advances and loans made to other parties 0 0 - Cash payments for futures contracts, forward contracts, option contracts and swap contracts 0 0 + Cash receipts from futures contracts, forward contracts, option contracts and swap contracts 0 0 + Dividends received 0 0 - Interest paid 0 0 + Interest received 8,010,324,000 7,172,267,000 0 0 + (-) Other inflows (outflows) of cash (3,785,536,000) (16,553,870,000) Net cash flows from (used in) investing activities (235,277,389,000) (272,318,907,000) Cash flows from (used in) financing activities [abstract] + Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 - Payments from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 + Proceeds from issuing shares 0 0 + Proceeds from issuing other equity instruments 0 0 - Payments to acquire or redeem entity's shares 0 0 - Payments of other equity instruments 0 0 + Proceeds from borrowings 891,182,703,000 1,056,523,887,000 - Repayments of borrowings 1,169,025,539,000 1,148,872,172,000 - Payments of finance lease liabilities 0 0 - Payments of lease liabilities 9,333,256,000 8,464,647,000 + Proceeds from government grants 395,313,191,000 156,509,050,000 - Dividends paid 0 0 - Interest paid 149,914,573,000 148,380,958,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 209,211,663,000 32,951,605,000 Net cash flows from (used in) financing activities 167,434,189,000 (59,733,235,000) Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes 87,379,441,000 (9,143,580,000) Effect of exchange rate changes on cash and cash equivalents [abstract] Effect of exchange rate changes on cash and cash equivalents (13,569,978,000) 29,238,031,000 Net increase (decrease) in cash and cash equivalents 73,809,463,000 20,094,451,000 Cash and cash equivalents at beginning of period 88,841,826,000 68,747,375,000 Cash and cash equivalents at end of period 162,651,289,000 88,841,826,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[610000] Statement of changes in equity - Accumulated Current

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(81,671,843,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(62,029,769,000)	0	0	0
Total comprehensive income	0	0	0	(81,671,843,000)	0	(62,029,769,000)	0	0	0
Issue of equity	395,313,191,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	395,313,191,000	0	0	(81,671,843,000)	0	(62,029,769,000)	0	0	0
Equity at end of period	1,814,760,248,000	0	0	(3,770,574,870,000)	0	(613,379,000)	0	0	0

55 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	224,538,231,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(173,642,194,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(173,642,194,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(173,642,194,000)	0	0	0
Equity at end of period	0	0	0	0	0	50,896,037,000	0	0	0

56 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(81,671,843,000)	6,411,000	(81,665,432,000)
Other comprehensive income	0	0	0	0	(235,671,963,000)	(235,671,963,000)	(6,230,000)	(235,678,193,000)
Total comprehensive income	0	0	0	0	(235,671,963,000)	(317,343,806,000)	181,000	(317,343,625,000)
Issue of equity	0	0	0	0	0	395,313,191,000	0	395,313,191,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(235,671,963,000)	77,969,385,000	181,000	77,969,566,000
Equity at end of period	0	0	0	0	50,282,658,000	(1,905,531,964,000)	(274,206,000)	(1,905,806,170,000)

57 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[610000] Statement of changes in equity - Accumulated Previous

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,409,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(780,415,854,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	90,095,799,000	0	0	0
Total comprehensive income	0	0	0	(780,415,854,000)	0	90,095,799,000	0	0	0
Issue of equity	156,509,050,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	156,509,050,000	0	0	(780,415,854,000)	0	90,095,799,000	0	0	0
Equity at end of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0

58 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,404,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	203,171,827,000	0	0	0
Total comprehensive income	0	0	0	0	0	203,171,827,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	203,171,827,000	0	0	0
Equity at end of period	0	0	0	0	0	224,538,231,000	0	0	0

59 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(780,415,854,000)	(172,100,000)	(780,587,954,000)
Other comprehensive income	0	0	0	0	293,267,626,000	293,267,626,000	14,352,000	293,281,978,000
Total comprehensive income	0	0	0	0	293,267,626,000	(487,148,228,000)	(157,748,000)	(487,305,976,000)
Issue of equity	0	0	0	0	0	156,509,050,000	0	156,509,050,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	293,267,626,000	(330,639,178,000)	(157,748,000)	(330,796,926,000)
Equity at end of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)

60 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 61 of 255 [700000] Informative data about the Statement of financial position Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Informative data of the Statement of Financial Position [abstract] Capital stock (nominal) 1,814,760,248,000 1,419,447,057,000 Restatement of capital stock 0 0 Plan assets for pensions and seniority premiums 2,450,419,000 111,430,000 Number of executives 0 0 Number of employees 126,905 129,198 Number of workers 0 0 Outstanding shares 0 0 Repurchased shares 0 0 Restricted cash 19,834,398,000 17,119,599,000 Guaranteed debt of associated companies 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 62 of 255 [700002] Informative data about the Income statement Concept Quarter Current Year 2025-10-01 - 2025-12- 31 Accumulated Current Year 2025-01-01 - 2025-12- 31 Quarter Previous Year 2024-10-01 - 2024-12- 31 Accumulated Previous Year 2024-01-01 - 2024-12- 31 Informative data of the Income Statement [abstract] Operating depreciation and amortization 40,950,692,000 153,518,664,000 37,429,812,000 146,850,209,000

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 63 of 255 [700003] Informative data - Income statement for 12 months Concept Current Year 2025-01-01 - 2025-12-31 Previous Year 2024-01-01 - 2024-12-31 Informative data - Income Statement for 12 months [abstract] Revenue 1,528,515,725,000 1,672,672,906,000 Profit (loss) from operating activities 34,194,781,000 (15,989,872,000) Profit (loss) (81,665,432,000) (780,587,954,000) Profit (loss), attributable to owners of parent (81,671,843,000) (780,415,854,000) Operating depreciation and amortization 153,518,664,000 146,850,209,000

PEMEX | Consolidated
Ticker: PEMEX | Quarter: 4D Year: 2025 Currency: MXN

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS 1	Yes	2018-11-30	2028-11-14	SOFR 6M 2.96% + 2.03	0	0	0	0	0	0	0	449,167,000	449,168,000	449,168,000	0	0
SUMITOMO MITSUI BA 2	Yes	2019-07-17	2028-01-29	SOFR 6M 3.28% + 1.27	0	0	0	0	0	0	0	464,666,000	464,666,000	232,333,000	0	0
SUMITOMO MITSUI BA 3	Yes	2021-02-04	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	249,684,000	249,684,000	249,684,000	249,684,000	372,187,000
SUMITOMO MITSUI BA 4	Yes	2021-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	11,216,000	11,216,000	11,216,000	11,216,000	16,824,000
SUMITOMO MITSUI BA 5	Yes	2021-09-21	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	4,818,000	4,818,000	4,818,000	4,818,000	7,227,000
SUMITOMO MITSUI BA 6	Yes	2021-11-16	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,994,000	5,994,000	5,994,000	5,994,000	8,991,000
SUMITOMO MITSUI BA 7	Yes	2022-03-01	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	12,034,000	12,034,000	12,034,000	12,034,000	18,051,000
SUMITOMO MITSUI BA 8	Yes	2022-05-12	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	4,958,000	4,958,000	4,958,000	4,958,000	7,438,000
SUMITOMO MITSUI BA 9	Yes	2022-07-18	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,646,000	7,646,000	7,646,000	7,646,000	11,469,000
SUMITOMO MITSUI BA 10	Yes	2022-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,051,000	5,051,000	5,051,000	5,051,000	7,577,000
SUMITOMO MITSUI BA 11	Yes	2022-09-15	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,725,000	7,725,000	7,725,000	7,725,000	11,587,000
SUMITOMO MITSUI BA 12	Yes	2023-01-20	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	2,611,000	2,611,000	2,611,000	2,611,000	3,916,000
INT DEV NO PAG 13		2025-12-31	2025-12-31		0	0	0	0	0	0	0	83,745,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	1,309,315,000	1,225,571,000	993,238,000	311,737,000	465,267,000
Commercial banks																
BANCO MERCANTIL DE 14	No	2025-02-20	2026-02-20	TIIE fondeo 91 dias 7.54% + 3.70	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE 15	No	2025-03-24	2026-03-18	TIIE fondeo 182 dias 7.92%+3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA 16	No	2024-12-19	2026-12-17	TIIE a 28 dias 7.52%+2.25	0	2,861,139,000	0	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG 17	Yes	2024-07-05	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	1,895,877,000	0	0	0	0
DEUTSCHE BANK AG 18	Yes	2024-07-17	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,335,575,000	0	0	0	0
DEUTSCHE BANK AG 19	Yes	2024-07-30	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,680,713,000	0	0	0	0
DEUTSCHE BANK AG 20	Yes	2024-09-13	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	4,468,760,000	0	0	0	0
DEUTSCHE BANK AG 21	Yes	2024-12-11	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,267,409,000	0	0	0	0
DEUTSCHE BANK AG 22	Yes	2025-01-24	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	7,365,123,000	0	0	0	0
DEUTSCHE BANK AG 23	Yes	2025-02-06	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	6,567,922,000	0	0	0	0
DEUTSCHE BANK AG 24	Yes	2025-02-14	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	2,518,936,000	0	0	0	0
HSBC MEXICO SA INS 25	No	2025-03-26	2026-03-25	TIIE fondeo 182 dias 7.93%+3.75	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO SA INS 26	No	2025-03-26	2026-03-25	TIIE fondeo 182 dias 9.72%+2.00	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
THE BANK OF NOVA S 27	Yes	2021-07-21	2026-01-16	SOFR 3M 3.86% + 4.54	0	0	0	0	0	0	0	13,474,373,000	0	0	0	0
GLAS USA LLC 28	Yes	2019-12-13	2026-11-30	SOFR 1M 2.70% + 4.85	0	0	0	0	0	0	0	26,950,050,000	0	0	0	0
BANCO NAC DE OBRAS 29	No	2023-05-24	2028-05-24	TIIE a 28 dias 7.56%+3.50	0	1,520,000,000	1,520,000,000	13,680,000,000	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 30	No	2024-06-25	2026-07-31	TIIE a 28 dias 7.78%+2.70	0	10,600,608,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 31	No	2024-06-25	2026-07-31	TIIE a 28 dias 7.78%+2.70	0	4,838,497,000	0	0	0	0	0	0	0	0	0	0
BANCO NACIONAL DE 32	No	2024-06-25	2026-07-31	TIIE a 28 dias	0	5,669,522,000	0	0	0	0	0	0	0	0	0	0

64 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
				7.78%+2.70												
BANCO INBURSA SA I 33	No	2023-03-13	2033-03-13	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	3,593,340,000
BANCO INBURSA SA I 34	No	2023-03-16	2033-03-16	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	9,657,101,000
BANK OF AMERICA NA 35	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,428,000	9,531,839,000	17,355,732,000
CITIGROUP GLOBAL M 36	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,428,000	9,531,839,000	17,355,732,000
JP MORGAN CHASE BA 37	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,491,000	9,531,839,000	17,355,789,000
GLAS USA LLC (BN) 38	Yes	2025-12-10	2026-01-12	SOFR+3.95	0	0	0	0	0	0	0	2,306,882,000	0	0	0	0
GLAS USA LLC (23/26) 39	Yes	2025-12-31	2026-01-30	SOFR+3.95	0	0	0	0	0	0	0	22,665,473,000	0	0	0	0
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 40	Yes	2025-12-18	2026-01-18	SOFR+3.95	0	0	0	0	0	0	0	3,593,340,000	0	0	0	0
BANCO NAL DE COM EX 41	No	2022-07-06	2026-07-31	TIIE28 + 1.9	0	847,655,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 42	No	2022-07-06	2026-07-31	TIIE28 + 1.9	0	26,859,950,000	0	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 43	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	255,530,000	276,590,000	301,160,000	322,571,000	379,199,000
BANCO NAL DE COM EX 44	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	212,523,000	230,039,000	250,474,000	268,281,000	315,379,000
BANCO AZTECA 45	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	200,277,000	216,784,000	236,041,000	252,823,000	297,206,000
NACIONAL FINANCIER 46	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	164,174,000	177,705,000	193,490,000	207,247,000	243,630,000
BANCO NAL DE COM EX 47	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	164,174,000	177,705,000	193,490,000	207,247,000	243,630,000
BANCO INBURSA SA I 48	No	2022-03-31	2029-03-29	TIIE28 + 4.5	0	1,281,018,000	1,579,260,000	1,810,294,000	862,396,000	0	0	0	0	0	0	0
BANCO MULTIVA S.A. 49	No	2016-04-29	2029-08-20	TIIE28 5.1150 + 2.95	0	25,559,000	35,427,000	41,110,000	21,006,000	0	0	0	0	0	0	0
INT DEV NO PAG 50		2025-12-31	2025-12-31		0	1,546,454,000	0	0	0	0	0	4,519,683,000	0	0	0	0
TOTAL					0	66,523,078,000	3,134,687,000	15,531,404,000	883,402,000	0	0	109,019,680,000	31,439,459,000	92,739,002,000	29,853,686,000	66,796,738,000
Other banks																
MARVERDE INFRAESTRU 51	Yes	2016-06-17	2031-06-17	8.3800 FIJA	0	0	0	0	0	0	0	1,586,104,000	1,724,330,000	1,874,601,000	2,037,968,000	3,585,757,000
FIRST RESERVE 52	No	2016-07-07	2036-07-08	8.8900 FIJA	0	0	0	0	0	0	0	536,952,000	536,952,000	536,952,000	536,952,000	3,534,935,000
TOTAL					0	0	0	0	0	0	0	2,123,056,000	2,261,282,000	2,411,553,000	2,574,920,000	7,120,692,000
Total banks																
TOTAL					0	66,523,078,000	3,134,687,000	15,531,404,000	883,402,000	0	0	112,452,051,000	34,926,312,000	96,143,793,000	32,740,343,000	74,382,697,000
Stock market [abstract]																
Listed on stock exchange - unsecured																
DEUTSCHE BANK AG 54	Yes	2024-12-23	2026-03-20	SOFR 3M COMP 3.70% + 3.75	0	0	0	0	0	0	0	4,042,508,000	0	0	0	0
DEUTSCHE BANK AG 55	Yes	2025-01-22	2026-03-23	SOFR 1M 3.73% + 3.50	0	0	0	0	0	0	0	5,390,010,000	0	0	0	0
DEUTSCHE BANK AG 56	Yes	2025-02-07	2026-05-07	SOFR 1M 3.78% + 3.50	0	0	0	0	0	0	0	18,707,286,000	0	0	0	0
DEUTSCHE BANK AG 57	Yes	2025-02-21	2026-04-30	SOFR 3M COMP 3.89% + 3.50	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0
DEUTSCHE BANK AG 58	Yes	2025-02-21	2026-06-10	SOFR 3M COMP 3.73% + 3.50	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0
BANCO INVEX SA INS 59	No	2012-11-29	2028-05-11	3.0200 FIJA	0	0	0	6,251,057,000	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 60	No	2014-01-30	2026-01-15	3.9400 FIJA	0	27,031,196,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 61	No	2014-11-27	2026-11-12	7.4700 FIJA	0	31,361,411,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 62	No	2015-09-30	2035-09-05	5.2300 FIJA	0	0	0	0	0	9,855,969,000	0	0	0	0	0	0
DEUTSCHE BANK AG 63	Yes	2005-06-08	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	31,441,725,000
DEUTSCHE BANK AG 64	Yes	2008-06-04	2038-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	8,924,060,000
DEUTSCHE BANK AG 65	Yes	2015-04-21	2027-04-21	2.7500 FIJA	0	0	0	0	0	0	0	0	14,749,936,000	0	0	0
DEUTSCHE BANK AG 66	Yes	2015-11-06	2030-11-06	4.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	2,060,386,000
DEUTSCHE BANK AG 67	Yes	2017-02-21	2028-02-21	4.8750 FIJA	0	0	0	0	0	0	0	0	0	8,814,744,000	0	0
DEUTSCHE BANK AG 68	Yes	2018-05-24	2029-02-26	4.7500 FIJA	0	0	0	0	0	0	0	0	0	0	26,297,526,000	0
DEUTSCHE BANK AG 69	Yes	2024-12-20	2026-03-20	7.5000 FIJA	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0
DEUTSCHE BANK TRUS 70	Yes	1997-09-18	2027-09-16	9.5000 FIJA	0	0	0	0	0	0	0	0	426,709,000	0	0	0

65 of 255

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
DEUTSCHE BANK TRUS 71	Yes	2004-12-30	2027-09-15	9.5000 FIJA	0	0	0	0	0	0	0	0	4,348,786,000	0	0	0
DEUTSCHE BANK TRUS 72	Yes	2010-08-30	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	18,541,009,000
DEUTSCHE BANK TRUS 73	Yes	2010-09-28	2060-12-28	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	17,953,221,000
DEUTSCHE BANK TRUS 74	Yes	2011-06-02	2041-06-02	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,234,158,000
DEUTSCHE BANK TRUS 75	Yes	2012-06-26	2044-06-27	5.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	11,771,928,000
DEUTSCHE BANK TRUS 76	Yes	2014-01-23	2045-01-23	6.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	21,235,873,000
DEUTSCHE BANK TRUS 77	Yes	2015-01-23	2046-01-23	5.6300 FIJA	0	0	0	0	0	0	0	0	0	0	0	10,932,725,000
DEUTSCHE BANK TRUS 78	Yes	2016-09-21	2047-09-21	6.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	98,791,745,000
DEUTSCHE BANK TRUS 79	Yes	2016-12-13	2027-03-13	6.5000 FIJA	0	0	0	0	0	0	0	0	21,781,649,000	0	0	0
DEUTSCHE BANK TRUS 80	Yes	2018-02-12	2028-02-12	5.3500 FIJA	0	0	0	0	0	0	0	0	0	14,346,609,000	0	0
DEUTSCHE BANK TRUS 81	Yes	2018-02-12	2048-02-12	6.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,196,596,000
DEUTSCHE BANK TRUS 82	Yes	2018-10-23	2029-01-23	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	21,651,455,000	0
DEUTSCHE BANK TRUS 83	Yes	2019-09-23	2027-01-23	6.4900 FIJA	0	0	0	0	0	0	0	0	5,187,543,000	0	0	0
DEUTSCHE BANK TRUS 84	Yes	2019-09-23	2030-01-23	6.8400 FIJA	0	0	0	0	0	0	0	0	0	0	0	42,311,444,000
DEUTSCHE BANK TRUS 85	Yes	2019-09-23	2050-01-23	7.6900 FIJA	0	0	0	0	0	0	0	0	0	0	0	144,774,276,000
DEUTSCHE BANK TRUS 86	Yes	2020-01-28	2031-01-28	5.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	68,211,033,000
DEUTSCHE BANK TRUS 87	Yes	2020-01-28	2060-01-28	6.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	68,148,367,000
DEUTSCHE BANK TRUS 88	Yes	2021-12-16	2032-02-17	6.7000 FIJA	0	0	0	0	0	0	0	0	0	0	0	122,230,852,000
DEUTSCHE BANK TRUS 89	Yes	2022-06-02	2029-06-04	8.7500 FIJA	0	0	0	0	0	0	0	0	0	17,829,153,000	17,829,153,000	0
DEUTSCHE BANK TRUS 90	Yes	2023-02-07	2033-02-07	10.0000 FIJA	0	0	0	0	0	0	0	0	0	0	0	35,197,794,000
INT DEV NO PAG 91		2025-12-31	2025-12-31		0	982,893,000	0	0	0	0	0	22,505,258,000	0	0	0	0
TOTAL					0	59,375,500,000	0	6,251,057,000	0	9,855,969,000	0	77,595,112,000	46,494,623,000	40,990,506,000	65,778,134,000	758,957,192,000
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
MIZUHO BANK LTD 92	Yes	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	9,165,982,000	0	0	0	0
INT DEV NO PAG 93		2025-12-31	2025-12-31		0	0	0	0	0	0	0	21,178,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	9,187,160,000	0	0	0	0
Total listed on stock exchanges and private placements																
TOTAL					0	59,375,500,000	0	6,251,057,000	0	9,855,969,000	0	86,782,272,000	46,494,623,000	40,990,506,000	65,778,134,000	758,957,192,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
CITIGROUP GLOBAL M 94	Yes	2024-02-29	2026-03-04		0	19,942,808,000	0	0	0	0	0	0	0	0	0	0
INT DEV NO PAG 95		2025-12-31	2025-12-31		0	152,262,000	0	0	0	0	0	0	0	0	0	0
TOTAL					0	20,095,070,000	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					0	20,095,070,000	0	0	0	0	0	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Other current and non-current liabilities																

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 67 of 255 Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] [abstract] Other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total credits TOTAL 0 145,993,648,000 3,134,687,000 21,782,461,000 883,402,000 9,855,969,000 0 199,234,323,000 81,420,935,000 137,134,299,000 98,518,477,000 833,339,889,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[800003] Annex - Monetary foreign currency position

	Currencies [axis]				
	Dollars [member]	Dollar equivalent in pesos [member]	Other currencies equivalent in dollars [member]	Other currencies equivalent in pesos [member]	Total pesos [member]
Foreign currency position [abstract]					
Monetary assets [abstract]					
Current monetary assets	4,267,908,000	76,680,217,000	663,808,000	11,926,439,000	88,606,656,000
Non-current monetary assets	363,683,000	6,534,186,000	41,848,000	751,870,000	7,286,056,000
Total monetary assets	4,631,591,000	83,214,403,000	705,656,000	12,678,309,000	95,892,712,000
Liabilities position [abstract]					
Current liabilities	55,265,767,000	992,943,461,000	3,594,627,000	64,583,582,000	1,057,527,043,000
Non-current liabilities	1,969,531,000	35,385,980,000	2,917,955,000	52,426,022,000	87,812,002,000
Total liabilities	57,235,298,000	1,028,329,441,000	6,512,582,000	117,009,604,000	1,145,339,045,000
Net monetary assets (liabilities)	(52,603,707,000)	(945,115,038,000)	(5,806,926,000)	(104,331,295,000)	(1,049,446,333,000)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	18,671,483,000	49,410,618,000	0	68,082,101,000
DIESEL	128,416,463,000	2,537,747,000	0	130,954,210,000
GAS L.P.	87,568,000	0	0	87,568,000
GASOLINA MAGNA SIN	584,746,338,000	0	32,973,805,000	617,720,143,000
GASOLINA PREMIUM	80,731,560,000	0	0	80,731,560,000
TURBOSINA	63,848,375,000	0	0	63,848,375,000
PETRÓLEO CRUDO	0	265,114,087,000	0	265,114,087,000
NAFTAS	0	9,957,000	0	9,957,000
VENTAS DE CÍAS. SUBSIDIARIAS	0	41,255,039,000	0	41,255,039,000
OTROS REFINADOS	0	26,282,114,000	116,680,350,000	142,962,464,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0	0	0	0
REFINADOS, GASES Y AROMÁTICOS				
OTROS REFINADOS	81,521,272,000	0	0	81,521,272,000
GAS SECO	0	9,523,000	0	9,523,000
ASFALTOS	6,203,753,000	0	0	6,203,753,000
PROPILENO Y DERIVADOS	1,234,006,000	0	0	1,234,006,000
FERTILIZANTES				
AMONIACO	1,222,937,000	0	0	1,222,937,000
FOSFATADOS	0	3,185,954,000	0	3,185,954,000
NITROGENADOS	0	311,864,000	0	311,864,000
ÁCIDOS	0	3,046,000	0	3,046,000
OTROS FERTILIZANTES	235,823,000	11,234,000	0	247,057,000
ETILENO				
POLIETILENO	0	0	0	0
ÓXIDO DE ETILENO	21,049,649,000	0	0	21,049,649,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	0	60,187,000	0	60,187,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	2,700,973,000	0	0	2,700,973,000
TOTAL	990,670,200,000	388,191,370,000	149,654,155,000	1,528,515,725,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 70 of 255 [800007] Annex - Financial derivate instruments Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block] POLICIES FOR THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of PEMEX and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to minimize the impact that unfavourable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, at business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 71 of 255 PEMEX has also established credit guidelines for DFIs that offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market and therefore does not have internal policies for these DFIs. Most of DFIs held with financial counterparties do not require collateral exchange. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block] VALUATION TECHNIQUES Fair Value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 72 of 255 counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] LIQUIDITY SOURCES Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During the fourth quarter of 2025 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars. During the fourth quarter of 2025, two DFIs entered into with this purpose expired.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 73 of 255 In order to mitigate liquidity risk, during 2025, PEMEX conducted two voluntary synthetic recouponings, which involved the restructuring of five UDI/MXN DFIs. Additionally, in the fourth quarter of 2025, PEMEX entered into four DFI structures, three of which consist of two USD/MXN cross currency swaps and five MXN/USD prepaid forwards each, while the other structure comprises a USD/MXN cross currency swap and two MXN/USD exchange rate options. Furthermore, the restructuring of two MXN/USD prepaid swaps was carried out. For the same purpose, during 2024 PEMEX entered into one MXN/USD prepaid swap and carried out two voluntary synthetic recouponings which involved the restructuring of five UDI/MXN DFIs. Additionally, during 2023 PEMEX entered into two MXN/USD prepaid swaps one of which matured during the second quarter of 2025 and also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI/MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] MAIN RISKS Market Risk (i) Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR), to Mexican peso Interbank Equilibrium Interest Rate (TIIE) and TIIE funding rate. Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the fourth quarter of 2025, two interest rate DFIs matured. During the fourth quarter of 2025, as a result of Pemex's liability management, an unwind of an interest rate hedging DFI associated with the repurchased bonds was executed, for a notional amount of USD 100 million.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 74 of 255 Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the fourth quarter of 2025 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be reference rates for new contracts as of January 1, 2024. In response, Petroleos Mexicanos carried out the actions it deemed pertinent and necessary to modify contracts referenced to TIIE rates in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of December 31, 2025 (in thousands of pesos) Deuda TIIE 28D MXN 94,241,073 IFD TIIE 28D MXN 28,670,492 *Note: Notional amounts with maturity after December 31, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed and float rates, which are not listed in the table above since these instruments will not be impacted by this change. (ii) Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 75 of 255 As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of the DFIs that mitigate the exchange rate risk are the euro and the Japanese yen against the U.S. dollar and UDIs against the peso. During the fourth quarter of 2025, eight DFIs used for exchange rate risk hedging matured. As of the fourth quarter of 2025, as a result of Pemex's liability management, eighteen total unwinds and tree partial unwinds of exchange rate risk hedging DFIs associated with the repurchased bonds were carried out for a cumulative notional amount of €3,211.8 million. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii) Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 76 of 255 Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the fourth quarter of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$195,404. During the fourth quarter of 2025, eighty-nine DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. As of December 31, 2025, PEMEX does not have any active hydrocarbon price risk hedging DFIs related to the oil hedge. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During 2025, PEMEX implemented its hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 4,110,000 barrels for the period between July and November 2025. During the fourth quarter of 2025, forty-four DFIs entered into with this purpose expired. During the first half of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 5,310,000 barrels for the period between March and August 2025. As of December 31, 2025, PEMEX does not have any active hydrocarbon commodity price risk hedging DFIs related to the diesel or gasoline crack spread. In addition to supplying natural gas, PEMEX can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. As of the fourth quarter of 2025, there were no DFIs of this type. In the event of entering into new trades, PEMEX’s DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 77 of 255 During the fourth quarter of 2025, PMI Trading closed twenty DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. 177,061 recognized under the concept of Return (Loss) in DFIs. During the fourth quarter of 2025, PMI Trading had thirty-three margin calls, which accounted for a positive net flow of Ps. 201,438. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements, using the following as credit risk mitigants: 1) recouponing clauses (pursuant to which when the MtM exceeds the threshold specified in the confirmation, the MtM is adjusted to cero and notional amount is also adjusted), thereby limiting the PEMEX's exposure to its counterparties referenced to a specific threshold amount, as well as the counterparties’ exposure to PEMEX; 2) set-off clauses (under which, in the event of a default by either party, the other party has the option to settle the MtM owed to it through the delivery of bonds issued by the defaulting party). During the fourth quarter of 2025, three DFIs structures were entered into with the set-off clause. In addition, recouponing clauses were not triggered in any DFI, and no new DFIs with this feature were entered into. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the fourth quarter of 2025. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, PEMEX significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, PEMEX’s customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 78 of 255 Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that PEMEX may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As mentioned above, as of the fourth quarter of 2025, PEMEX had no DFIs of this type. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are recognized and recorded for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that PEMEX has offered to its domestic customers in past years were reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the fourth quarter of 2025, PEMEX did not have any DFI of this type to report. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 79 of 255 Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. As of December 31, 2025, and 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (63,571,865) and Ps. (99,768,509), respectively. As of December 31, 2025, and 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2025, and 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the twelve-month periods ended December 31, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 21,587,903 and Ps. (27,594,230), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. FAIR VALUE OF DFIs The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

TABLE 1

Interest Rate and Currency Derivatives

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Interest Rate Swaps	Hedging	14,373,360	TERM SOFR 3M = 3.6517% TERM SOFR 6M = 3.5742% DAILY COMPOUNDED SOFR = 3.87%	TERM SOFR 3M = 3.9764% TERM SOFR 6M = 3.8459% DAILY COMPOUNDED SOFR = 4.24%	195,655	240,683	0	0	14,373,360	0	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 3.6875%	TERM SOFR 1M = 4.1292%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	106,738,977	MXN = 17.9667 1/EUR = 1.17425 1/GBP = 1.34475 JPY = 156.77749 CHF = 0.79233 Exchange rates against US dollar. UDI = 8.66539 Exchange rate against MXN	MXN = 18.3825 1/EUR = 1.17 1/GBP = 1.3404 JPY = 149.52416 CHF = 0.7979 Exchange rates against US dollar. UDI = 8.55067 Exchange rate against MXN	8,228,787	6,499,919	17,076,001	13,551,813	4,749,625	26,436,838	1,988,734	42,935,966	0
Currency Options	Hedging	79,245,252	1/EUR = 1.174251/GBP = 1.34475JPY = 156.77749CHF = 0.79233Exchange rates against US dollar.	1/EUR = 1.171/GBP = 1.3404JPY = 149.52416CHF = 0.7979Exchange rate against US dollar.	(3,821,382)	(3,679,304)	9,171,948	14,772,559	8,844,069	26,379,607	2,110,369	17,966,700	0
Only cupon swaps	Hedging	8,040,679	1/EUR = 1.17425 Exchange rate against US dollar.	1/EUR = 1.17 Exchange rate against US dollar.	(4,370)	(23,522)	0	0	8,040,679	0	0	0	0
Currency Forward	Hedging	16,875,103	MXN = 17.9667 Exchange rate against US dollar.	MXN = 18.3825 Exchange rate against US dollar.	(13,717,311)	0	0	0	9,544,149	3,844,287	3,486,667	0	0
Prepaid Swap	Hedging	43,349,310	MXN = 17.9667 Exchange rate against US dollar.	MXN = 18.3825 Exchange rate against US dollar.	(54,453,243)	(63,032,269)	0	21,674,655	21,674,655	0	0	0	16,673,218

TABLE 2

Crude Oil Derivatives

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Crude Oil Options	Hedging	0	N.A.	WTI = 69.53 Brent= 67.55	0	1,904,676	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

TABLE 3

Crack Spread Derivatives

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter (2)	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Diesel Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	(40,904)	0	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4

Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Futures	Trading	(0.7)	75.50	90.43	23,052	4,887	(0.7)	0	0	0	0	0	0
Exchange Traded Swaps	Trading	(1.4)	49.92	60.18	38,942	19,273	(1.4)	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps (114,806)

The information in these tables has been calculated using the exchange rates as of December 31, 2025, Ps. 17.9667 = US$1.00 and as of September 30, 2025, Ps. 18.3825 = US$1.00

The information in these tables has been calculated using the exchange rates as of December 31, 2025, Ps. 21.0974 = EUR $1.00 and as of September 30, 2025, Ps. 21.5075 = EUR $1.00

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 82 of 255 [800100] Notes - Subclassifications of assets, liabilities and equities Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Subclassifications of assets, liabilities and equities [abstract] Cash and cash equivalents [abstract] Cash [abstract] Cash on hand 28,259,440,000 23,028,847,000 Balances with banks 38,194,781,000 29,255,874,000 Total cash 66,454,221,000 52,284,721,000 Cash equivalents [abstract] Short-term deposits, classified as cash equivalents 0 0 Short-term investments, classified as cash equivalents 96,197,068,000 36,557,105,000 Other banking arrangements, classified as cash equivalents 0 0 Total cash equivalents 96,197,068,000 36,557,105,000 Other cash and cash equivalents 0 0 Total cash and cash equivalents 162,651,289,000 88,841,826,000 Trade and other current receivables [abstract] Current trade receivables 111,994,478,000 126,733,175,000 Current receivables due from related parties 0 0 Current prepayments [abstract] Current advances to suppliers 0 0 Current prepaid expenses 0 0 Total current prepayments 0 0 Current receivables from taxes other than income tax 36,818,641,000 44,557,130,000 Current value added tax receivables 0 0 Current receivables from sale of properties 0 0 Current receivables from rental of properties 0 0 Other current receivables 51,371,850,000 62,306,727,000 Total trade and other current receivables 200,184,969,000 233,597,032,000 Classes of current inventories [abstract] Current raw materials and current production supplies [abstract] Current raw materials 0 0 Current production supplies 0 0 Total current raw materials and current production supplies 0 0 Current merchandise 0 0 Current work in progress 1,092,307,000 969,458,000 Current finished goods 88,495,878,000 80,724,998,000 Current spare parts 0 0 Property intended for sale in ordinary course of business 0 0 Other current inventories 9,312,776,000 6,875,533,000 Total current inventories 98,900,961,000 88,569,989,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract] Non-current assets or disposal groups classified as held for sale 0 0 Non-current assets or disposal groups classified as held for distribution to owners 0 0 Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Trade and other non-current receivables [abstract] Non-current trade receivables 0 0 Non-current receivables due from related parties 0 0 Non-current prepayments 0 0 Non-current lease prepayments 0 0 Non-current receivables from taxes other than income tax 0 0 Non-current value added tax receivables 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 83 of 255 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Non-current receivables from sale of properties 0 0 Non-current receivables from rental of properties 0 0 Revenue for billing 0 0 Other non-current receivables 893,152,000 1,021,778,000 Total trade and other non-current receivables 893,152,000 1,021,778,000 Investments in subsidiaries, joint ventures and associates [abstract] Investments in subsidiaries 0 0 Investments in joint ventures 0 0 Investments in associates 2,794,404,000 2,692,938,000 Total investments in subsidiaries, joint ventures and associates 2,794,404,000 2,692,938,000 Property, plant and equipment [abstract] Land and buildings [abstract] Land 52,779,908,000 53,332,363,000 Buildings 32,708,923,000 26,362,925,000 Total land and buildings 85,488,831,000 79,695,288,000 Machinery 0 0 Vehicles [abstract] Ships 0 0 Aircraft 0 0 Motor vehicles 15,621,018,000 15,734,762,000 Total vehicles 15,621,018,000 15,734,762,000 Fixtures and fittings 0 0 Office equipment 11,138,897,000 8,599,679,000 Tangible exploration and evaluation assets 0 0 Mining assets 0 0 Oil and gas assets 1,140,151,962,000 997,845,803,000 Construction in progress 358,209,038,000 541,876,222,000 Construction prepayments 0 0 Other property, plant and equipment 8,306,298,000 6,780,958,000 Total property, plant and equipment 1,618,916,044,000 1,650,532,712,000 Investment property [abstract] Investment property completed 0 0 Investment property under construction or development 0 0 Investment property prepayments 0 0 Total investment property 0 0 Intangible assets and goodwill [abstract] Intangible assets other than goodwill [abstract] Brand names 0 0 Intangible exploration and evaluation assets 6,301,007,000 15,573,570,000 Mastheads and publishing titles 0 0 Computer software 0 0 Licences and franchises 0 0 Copyrights, patents and other industrial property rights, service and operating rights 4,697,862,000 1,514,707,000 Recipes, formulae, models, designs and prototypes 0 0 Intangible assets under development 0 0 Other intangible assets 0 0 Total intangible assets other than goodwill 10,998,869,000 17,088,277,000 Goodwill 0 0 Total intangible assets and goodwill 10,998,869,000 17,088,277,000 Trade and other current payables [abstract] Current trade payables 0 0 Current payables to related parties 0 0 Accruals and deferred income classified as current [abstract]

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 84 of 255 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Deferred income classified as current 0 0 Rent deferred income classified as current 0 0 Accruals classified as current 436,704,206,000 505,989,382,000 Short-term employee benefits accruals 0 0 Total accruals and deferred income classified as current 436,704,206,000 505,989,382,000 Current payables on social security and taxes other than income tax 0 0 Current value added tax payables 0 0 Current retention payables 0 0 Other current payables 0 0 Total trade and other current payables 436,704,206,000 505,989,382,000 Other current financial liabilities [abstract] Bank loans current 178,975,129,000 278,635,015,000 Stock market loans current 146,157,772,000 132,168,475,000 Other current iabilities at cost 20,095,070,000 14,415,027,000 Other current liabilities no cost 0 0 Other current financial liabilities 78,106,329,000 108,972,467,000 Total Other current financial liabilities 423,334,300,000 534,190,984,000 Trade and other non-current payables [abstract] Non-current trade payables 0 0 Non-current payables to related parties 0 0 Accruals and deferred income classified as non-current [abstract] Deferred income classified as non-current 0 0 Rent deferred income classified as non-current 0 0 Accruals classified as non-current 0 0 Total accruals and deferred income classified as non-current 0 0 Non-current payables on social security and taxes other than income tax 0 0 Non-current value added tax payables 0 0 Non-current retention payables 0 0 Other non-current payables 0 0 Total trade and other non-current payables 0 0 Other non-current financial liabilities [abstract] Bank loans non-current 257,742,638,000 182,648,863,000 Stock market loans non-current 928,327,481,000 1,350,962,066,000 Other non-current liabilities at cost 0 19,942,809,000 Other non-current liabilities no cost 0 0 Other non-current financial liabilities 0 0 Total Other non-current financial liabilities 1,186,070,119,000 1,553,553,738,000 Other provisions [abstract] Other non-current provisions 152,816,682,000 137,835,561,000 Other current provisions 0 0 Total other provisions 152,816,682,000 137,835,561,000 Other reserves [abstract] Revaluation surplus 0 0 Reserve of exchange differences on translation (613,379,000) 61,416,390,000 Reserve of cash flow hedges 0 0 Reserve of gains and losses on hedging instruments that hedge investments in equity instruments 0 0 Reserve of change in value of time value of options 0 0 Reserve of change in value of forward elements of forward contracts 0 0 Reserve of change in value of foreign currency basis spreads 0 0 Reserve of gains and losses on financial assets measured at fair value through other comprehensive income 0 0 Reserve of gains and losses on remeasuring available-for-sale financial assets 0 0 Reserve of share-based payments 0 0 Reserve of remeasurements of defined benefit plans 50,896,037,000 224,538,231,000

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 85 of 255 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale 0 0 Reserve of gains and losses from investments in equity instruments 0 0 Reserve of change in fair value of financial liability attributable to change in credit risk of liability 0 0 Reserve for catastrophe 0 0 Reserve for equalisation 0 0 Reserve of discretionary participation features 0 0 Reserve of equity component of convertible instruments 0 0 Capital redemption reserve 0 0 Merger reserve 0 0 Statutory reserve 0 0 Other comprehensive income 0 0 Total other reserves 50,282,658,000 285,954,621,000 Net assets (liabilities) [abstract] Assets 2,219,467,013,000 2,208,752,583,000 Liabilities 4,125,273,183,000 4,192,528,319,000 Net assets (liabilities) (1,905,806,170,000) (1,983,775,736,000) Net current assets (liabilities) [abstract] Current assets 502,236,042,000 439,554,720,000 Current liabilities 1,032,777,060,000 1,207,523,381,000 Net current assets (liabilities) (530,541,018,000) (767,968,661,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

[800200] Notes - Analysis of income and expense

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	843,443,000	2,700,973,000	1,181,008,000	3,155,779,000
Revenue from sale of goods	361,581,216,000	1,525,814,752,000	429,943,454,000	1,669,517,127,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	362,424,659,000	1,528,515,725,000	431,124,462,000	1,672,672,906,000
Finance income [abstract]				
Interest income	1,763,804,000	11,918,617,000	3,399,892,000	15,669,883,000
Net gain on foreign exchange	42,171,154,000	195,182,398,000	0	0
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	3,481,093,000	21,587,902,000	0	0
Other finance income	0	0	0	0
Total finance income	47,416,051,000	228,688,917,000	3,399,892,000	15,669,883,000
Finance costs [abstract]				
Interest expense	35,408,663,000	149,980,626,000	45,188,699,000	158,901,950,000
Net loss on foreign exchange	0	0	48,046,034,000	304,452,236,000
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	0	0	14,310,697,000	27,594,230,000
Other finance cost	0	0	0	0
Total finance costs	35,408,663,000	149,980,626,000	107,545,430,000	490,948,416,000
Tax income (expense)				
Current tax	44,171,468,000	196,767,433,000	48,843,270,000	129,837,684,000
Deferred tax	(1,013,497,000)	(1,478,639,000)	156,492,740,000	160,443,514,000
Total tax income (expense)	43,157,971,000	195,288,794,000	205,336,010,000	290,281,198,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 87 of 255 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS, STATE-OWNED PUBLIC COMPANY AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “2014 Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The 2014 Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (the “Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the 2014 Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. On October 31, 2024, amendments to Articles 25, 27 and 28 of the Mexican Constitution were signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation as the Energy Reform Decree. The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from an Empresa Productiva del Estado (productive state-owned company) to an Empresa Pública del Estado (state-owned public company). The Energy Reform Decree reaffirmed the Mexican nation’s ownership of the hydrocarbons located in Mexico’s subsoil and included transitional articles setting forth the general framework and timeline for its implementation through secondary legislation. On March 12, 2025, the Mexican Congress approved the secondary legislation, which was subsequently signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation on March 18, 2025. The secondary legislation took effect on March 19, 2025 and included six new laws, including the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (the “2025 Petróleos Mexicanos Law”). Pursuant to the 2025 Petróleos Mexicanos Law, Petróleos Mexicanos is wholly owned by the Mexican Government and categorized under the Ministry of Energy. The 2025 Petróleos Mexicanos Law dissolved the subsidiary entities Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) each of which were, until March 19, 2025, productive state-owned subsidiaries of Petróleos Mexicanos empowered to own property

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 88 of 255 and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos. All of the assets, liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred at historical cost without gain or loss to Petróleos Mexicanos and it became the successor of the subsidiary entities as a matter of Mexican law. The 2025 Petróleos Mexicanos Law does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad, where Petróleos Mexicanos is the beneficiary. Prior to their dissolution, the primary purpose of the subsidiary entities, were as follows:  Pemex Exploration and Production: This entity was in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells;  Pemex Industrial Transformation: This entity performed activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercialized, distributed and traded methane, ethane and propylene, directly or through others; and  Pemex Logistics: This entity provided transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provided guard and management services. Prior to the dissolution, the principal distinction between the subsidiary entities and the Subsidiary Companies (as defined below) was that the subsidiary entities were productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. On May 22, 2025, the Board of Directors of Petróleos Mexicanos approved the Estatuto Orgánico de Petróleos Mexicanos (Organic Statute of Petróleos Mexicanos or the “New Organic Statute”). The New Organic Statute was published in the Official Gazette of the Federation on May 30, 2025, and became effective on June 1, 2025. On September 12, 2025, an amendment to the New Organic Statute, previously approved by the Board of Directors of Petróleos Mexicanos, was published in the Official Gazette of the Federation. The New Organic Statute establishes the new structure and organization of PEMEX. Changes derived from this new structure and how PEMEX’s primary business are now conducted are disclosed in Note 6. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, State-Owned Public Company and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 30. SUPPLEMENTARY INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) Under the Mexican Constitution, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In August 2014, through the Round Zero process, the Mexican Government granted PEMEX the right to extract, but not own, certain petroleum and other hydrocarbon reserves in Mexico through assignment deeds.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

This note provides supplementary information on the oil and gas exploration, development and production activities of PEMEX in compliance with the U.S. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 932 10-5 "Extractive Activities—Oil and Gas" ("ASC Topic 932") and Accounting Standards Update 2010-03 (see Note 3-G).

As of the date of these consolidated financial statements, all exploration and production activities of PEMEX are conducted in Mexico. The supplemental data presented herein reflect information for all of PEMEX's oil and gas producing activities.

A. Capitalized costs for oil and gas producing activities (unaudited):

		2025	2024	2023
Proved Properties	Ps.	3,273,348,015	3,182,017,349	2,992,418,072
Construction in progress		86,819,244	101,026,986	87,417,444
Accumulated depreciation and amortization		(2,421,521,619)	(2,346,799,094)	(2,246,990,816)
Net capitalized costs	**Ps.**	**938,645,640**	**936,245,241**	**832,844,700**

B. Costs incurred for oil and gas property exploration and development activities (unaudited):

		2025	2024	2023
Exploration	Ps.	41,209,135	52,693,932	67,956,743
Development		93,948,810	123,422,798	171,348,160
Total costs incurred	**Ps.**	**135,157,945**	**176,116,730**	**239,304,903**

PEMEX does not have property acquisition costs because the oil reserves it exploits are owned by the Mexican nation.

Exploration costs include costs of geological and geophysical studies of fields in the amount of Ps. 17,368,569, Ps.14,672,428 and Ps.16,589,953 for 2025, 2024 and 2023, respectively. These costs are accounted for as geological and geophysical exploration expenses, in accordance with the successful efforts method of accounting.

Development costs include those costs incurred in obtaining access to proved reserves and providing facilities for extracting, treating, gathering and storing oil and gas.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

C. Results of operations for oil and gas producing activities (unaudited):

		2025	2024	2023
Revenues from sale of oil and gas	Ps.	364,098,725	895,464,369	931,509,764
Hydrocarbon duties		194,573,038	198,488,864	338,881,974
Production costs (excluding taxes)		237,304,196	321,010,191	347,603,900
Other costs and expenses		41,583,205	59,261,551	56,536,914
Exploration expenses		50,709,597	60,148,763	16,589,853
Depreciation, depletion, amortization and accretion		116,757,857	99,491,976	116,710,477
		640,927,893	738,401,345	876,323,118
Results of operations for oil and gas producing activities	**Ps.**	**(276,829,168)**	**157,063,024**	**55,186,646**

D. Sales prices (unaudited)

The following table summarizes average sales prices in U.S. dollars for each of the years ended December 31 (excluding production taxes):

Description	**2025**	**2024**	**2023**
	U.S.$	U.S.$	U.S.$
Weighted average sales price per barrel of oil equivalent (boe) [1]	47.34	57.73	54.76
Crude oil, per barrel	57.31	70.44	65.89
Natural gas, per thousand cubic feet	3.47	3.63	3.87

[1] To convert dry gas to barrels of oil equivalent, a factor of 5.201 thousand cubic feet of dry gas per barrel of oil equivalent is used.

E. Crude oil and natural gas reserves (unaudited)

Under the Mexican Constitution, all oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. Under the Petróleos Mexicanos Law, PEMEX has the right to extract, but not own, these reserves, and to sell the resulting production. The exploration and development activities of PEMEX are limited to reserves located in Mexico.

Proved oil and natural gas reserves are those estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations.

Proved reserves estimates as of December 31, 2025 were prepared by the Exploration and Extraction segment and were reviewed by the Independent Engineering Firms (as defined below), which audit its estimates of hydrocarbon reserves. According to the *Lineamientos que Regulan los Procedimientos de Cuantificación y Certificación de Reservas de la Nación* (Guidelines for Regulating the Nation's Reserves Quantification and Certification Procedures), the Ministry of Energy should review and approve Hydrocarbon Reserves reports submitted by Mexico's operators in the month of April or in some unforeseen circumstances in September. As of the date of these consolidated financial statements, the proved reserves estimates as of December 31, 2025 have not been approved by the Ministry of Energy.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 91 of 255 PEMEX estimates proved reserves based on generally accepted petroleum engineering and evaluation methods and procedures, which are based primarily on applicable SEC regulations and, as necessary, the SPE’s publication entitled Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, dated June 25, 2019 and other SPE publications, including the SPE’s publication entitled Petroleum Resources Management System, as well as other technical sources, including Estimation and Classification of Reserves of Crude Oil, Natural Gas, and Condensate, by Chapman Cronquist, and Determination of Oil and Gas Reserves, Petroleum Society Monograph Number 1, published by the Canadian Institute of Mining and Metallurgy & Petroleum. The choice of method or combination of methods employed in the analysis of each reservoir is determined by: • Experience in the area • Stage of development • Quality and completeness of basic data • Production and pressure histories Reserves data set forth herein represents only estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves estimate depends on the quality of available data, engineering and geological interpretation and professional judgment. As a result, estimates of different engineers may vary. In addition, the results of drilling, testing and producing subsequent to the date of an estimate may lead to the revision of an estimate. During 2025, PEMEX did not record any material increase in PEMEX’s hydrocarbons reserves as a result of the use of new technologies. In order to ensure the reliability of PEMEX’s reserves estimation efforts, it has undertaken the internal certification of its estimates of reserves since 1996. PEMEX has established certain internal controls in connection with the preparation of its proved reserves estimates. Initially, teams of geoscientists from PEMEX exploration and extraction business units (with each of these units covering several projects) prepare the reserves estimates, using different estimation processes for valuations relating to new discoveries and developed fields, respectively. Subsequently, the regional reserves offices collect these reserves estimates from the units and request that the Gerencia de Recursos y Reservas de Hidrocarburos, (Office of Hydrocarbon Resources and Reserves), the central hydrocarbon reserves management body of PEMEX, review and certify such valuations and the recording of the related reserves. This internal certification process is undertaken in accordance with internal guidelines for estimating and classifying hydrocarbon reserves, which are based on the SEC’s rules and definitions. The Office of Hydrocarbon Resources and Reserves, which additionally oversees and conducts an internal audit of the above process, consists entirely of professionals with geological, geophysical, petrophysical and reservoir engineering backgrounds. The engineers who participate in PEMEX’s reserves estimation process are experienced in the following areas: reservoir numerical simulation; well drilling and completion; pressure, volume and temperature (PVT) analysis; analytical tools used in forecasting the performance of the various elements comprising the production system; and design strategies in petroleum field development. Furthermore, all of PEMEX’s personnel have been certified by the Secretaría de Educación Pública (Ministry of Public Education), most have earned master’s degrees in areas of study such as petroleum engineering, geology and geophysical engineering and they possess an average of over twenty years of professional experience. In addition to this internal review process, PEMEX final reserves estimates are audited by independent engineering firms. Three independent engineering firms audited PEMEX estimates of proved reserves as of December 31, 2025 or January 1, 2026: DeGolyer and MacNaughton (“DeGolyer”), Ryder Scott Company L.P (“Ryder Scott”) and GLJ LTD. (“GLJ”), together, the “Independent Engineering Firms.” The reserves estimate reviewed by the Independent Engineering Firms totaled 76.1% of PEMEX’s estimated proved reserves. The remaining 23.9% of PEMEX’s estimated proved reserves consisted of reserves located, among others, in onshore fields in the northern region of Mexico, certain offshore fields and fields related to exploration and production contracts, in which a corresponding third party is responsible for assessing the volume of reserves.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 92 of 255 GLJ audited the reserves in the Cantarell, Ku Maloob Zaap, Reynosa, Veracruz, Cinco Presidentes and Macuspana-Muspac, business units; Ryder Scott audited the reserves in the Poza Rica-Altamira, Bellota-Jujo, Samaria-Luna, Abkatún-Pol-Chuc and Litoral de Tabasco business units, and DeGolyer and MacNaughton audited the reserves in the fields recently added to our inventory registry. The audits conducted by the Independent Engineering Firms consisted primarily of: (1) analysis of historical static and dynamic reservoir data provided by PEMEX; (2) construction or updating of the Independent Engineering Firms’ own static and dynamic reservoir characterization models of some of the fields; (3) economic analysis of the fields; and (4) review of PEMEX production forecasts and reserves estimates. Since reserves estimates are, by definition, only estimates, they cannot be reviewed for the purpose of verifying exactness. Instead, the Independent Engineering Firms conducted a detailed review of PEMEX reserves estimates so that they could express an opinion as to whether, in the aggregate, the reserves estimates that PEMEX furnished were reasonable and had been estimated and presented in conformity with generally accepted petroleum engineering and evaluation methods and procedures. All questions, including any suggested modifications, to prove reserves estimates that arose during the Independent Engineering Firms’ review process were resolved by PEMEX to the satisfaction of the Independent Engineering Firms. The Independent Engineering Firms have concluded that PEMEX’s estimated total proved oil and natural gas reserve volumes set forth in this report are, in the aggregate, reasonable and have been prepared in accordance with Rule 4-10(a) are consistent with international reserves reporting practice and are in accordance with the revised oil and gas reserves disclosure provisions of ASC Topic 932. PEMEX´s total proved developed and undeveloped reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from field processing plants decreased by 2.6% in 2025, from 5,494.5 million barrels at December 31, 2024 to 5,351.9 million barrels at December 31, 2025. PEMEX’s proved developed reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from processing plants decreased by 8.7% in 2025, from 3,463.9 million barrels on December 31, 2024 to 3,162.1 million barrels at December 31, 2025. The proved reserves of crude oil, condensates and liquefiable hydrocarbons added by PEMEX in 2025 through revisions, extensions and discoveries totaled 507.4 million barrels, which was not sufficient to offset total production for the year of 650.0 million barrels of crude oil, condensates and liquefiable hydrocarbons. PEMEX’s total proved developed and undeveloped dry gas reserves increased by 8.4% in 2025, from 10,173.6 billion cubic feet as of December 31, 2024 to 11,025.9 billion cubic feet as of December 31, 2025. PEMEX’s proved developed dry gas reserves increased by 22.2% in 2025, from 5,773.4 billion cubic feet as of December 31, 2024 to 7,054.0 billion cubic feet as of December 31, 2025. This increase was principally due to an upsurge in proved developed dry gas reserves of Ixachi field. The amount of proved developed and undeveloped dry gas reserves added in 2025 was sufficient to offset the level of production in 2025, which amounted to 901.0 billion cubic feet of dry gas. PEMEX’s proved undeveloped dry gas reserves decreased by 9.7% in 2025, from 4,400.2 billion cubic feet as of December 31, 2024 to 3,971.9 billion cubic feet as of December 31, 2025. This decrease in proved undeveloped reserves was due to the development of the Ixachi field, mainly due to the drilling of development wells and revisions, which allowed these reserves to be classified as proven developed reserves. During 2025, our exploration activities in shallow waters of the Gulf of Mexico and onshore regions resulted in the discovery of two new hydrocarbon fields (Konen and Iklum) and confirmed the extension of an existing field (Bakte) due to an appraisal well that was determined to be viables. Together, these discoveries led to the incorporation of 12.2 million barrels of oil equivalent of proved reserves. The following three tables of crude oil and dry gas reserves set forth PEMEX’s estimates of its proved reserves determined in accordance with Rule 4-10(a).

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Summary of oil and gas [1] proved reserves as of December 31, 2025 based on average fiscal year prices

	Crude oil and Condensates [2]	Dry Gas [3]
	(in millions of barrels)	(in billions of cubic feet)
Proved developed and undeveloped reserves:		
Proved developed reserves	3,162.1	7,054.0
Proved undeveloped reserves	2,189.8	3,971.9
Total proved reserves	**5,351.9**	**11,025.9**

Note: Numbers may not total due to rounding.

[1] PEMEX does not currently produce synthetic oil or synthetic gas, or other natural resources from which synthetic oil or synthetic gas can be produced.

[2] Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields.

[3] Reserve volumes reported in this table are volumes of dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes.

Source: PEMEX.

Crude oil and condensate reserves
(including natural gas liquids) [1]

	2025	2024	2023
	(in millions of barrels)		
Proved developed and undeveloped reserves:			
At January 1,	5,494	5,894	6,089
Revisions [2]	498	271	529
Extensions and discoveries	10	26	16
Production	(650)	(705)	(744)
Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process	—	8	4
At December 31,	**5,352**	**5,494**	**5,894**
Proved developed reserves at December 31,	3,162	3,464	3,500
Proved undeveloped reserves at December 31,	2,190	2,031	2,394

Note: Numbers may not total due to rounding.

[1] Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields.

[2] Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices.

Source: PEMEX.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Dry Gas Reserves

	2025	2024	2023
	(in billions of cubic feet)		
Proved developed and undeveloped reserves:			
At January 1,	10,175	8,251	7,080
Revisions [(1)]	1,738	2,752	2,069
Extensions and discoveries	14	56	12
Production [(2)]	(901)	(888)	(917)
Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process	—	4	7
At December 31,	**11,026**	**10,175**	**8,251**
Proved developed reserves at December 31,	7,054	5,773	4,314
Proved undeveloped reserves at December 31,	3,972	4,400	3,936

Note: Numbers may not total due to rounding.

(1) Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices.

(2) Production refers here to dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes.

Source: PEMEX.

PEMEX reserve-replacement ratio, or RRR, for a given period is calculated by dividing the sum of proved reserves additions due to discoveries, developments, delineations and revisions by that period's total production. During 2025, PEMEX obtained an increase of 844.5 million barrels of oil equivalent of proved reserves as aggregated from discoveries, revisions, delimitations and development and production, which represents a RRR of 102.6% in 2025, an increase as compared to a RRR of 96.6% in 2024.

PEMEX's reserves production ratio, which is presented in terms of years, is calculated by dividing the estimated remaining reserves at the end of the relevant year by the total production of hydrocarbons for that year. As of December 31, 2025, this ratio is 9.1 years for proved reserves.

F. Standardized measure of discounted future net cash flows related to proved oil and gas reserves (unaudited)

The standardized measure tables presented below relate to proved oil and gas reserves excluding proved reserves scheduled to be produced beginning the year 2051. This measure is presented in accordance with ASC Topic 932.

Estimated future cash inflows from production are computed by applying average prices of oil and gas on the first day of each month of 2025. Future development and production costs are those estimated future expenditures needed to develop and produce the year-end estimated proved reserves after a net cash flows discount factor of 10%, assuming constant year-end economic conditions.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 95 of 255 Future tax expenses are computed by applying the appropriate year-end statutory tax rates with consideration of the tax rates of the new fiscal regime for PEMEX already legislated for 2025 to the future pre-tax net cash flows related to PEMEX’s proved oil and gas reserves. The estimated future payment of taxes was calculated based on the latest fiscal regime applicable by decree to PEMEX, published in the Official Gazette of the Federation on March 18, 2025. The standardized measure provided below represents a comparative benchmark value rather than an estimate of expected future cash flows or fair market value of PEMEX’s production rights. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Accordingly, reserve estimates may be materially different from the quantities of crude oil and natural gas that are ultimately recovered. Standardized measure of discounted future net cash flows as of December 31 2025 2024 2023 (in millions of U.S. dollars) Future cash inflows 292,248 325,024 362,836 Future production costs (excluding profit taxes) (115,212) (108,034) (157,758) Future development costs (32,375) (26,880) (26,082) Future cash flows before tax 144,661 190,110 178,996 Future production and excess gains taxes (81,100) (98,122) (135,723) Future net cash flows 63,561 91,988 43,273 Effect of discounting net cash flows by 10% (26,789) (37,864) (15,421) Standardized measure of discounted future net cash flows 36,772 54,124 27,852 Note: Table amounts may not total due to rounding. To comply with ASC Topic 932, the table in the next page presents the aggregate standardized measure changes for each of the last three years and significant sources of variance.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Changes in standardized measure of discounted future net cash flows

	2025	2024	2023
	(in millions of U.S. dollars)		
Sales of oil and gas produced, net of production costs	(38,587)	(34,933)	(41,751)
Net changes in prices and production costs	(24,622)	37,159	(96,667)
Extensions and discoveries	279	921	540
Development cost incurred during the year	5,229	6,011	8,657
Changes in estimated development costs	(6,704)	(7,629)	(6,012)
Reserves revisions and timing changes	12,147	13,860	16,737
Accretion of discount of pre-tax net cash flows	10,622	7,192	18,679
Net changes in production and excess gains taxes	24,284	3,691	64,747
Aggregate change in standardized measure of discounted future net cash flows	**(17,352)**	**26,272**	**(35,070)**
Standardized measure:			
As of January 1	54,124	27,852	62,922
As of December 31	36,772	54,124	27,852
Change	**(17,352)**	**26,272**	**(35,070)**

Note: Table amounts may not total due to rounding.

In computing the amounts under each factor of change, the effects of variances in prices and costs are computed before the effects of changes in quantities. Consequently, changes in reserves are calculated as of December 31 prices and costs.

The change in computed taxes includes taxes effectively incurred during the year and the change in future tax expense.

Disclosure of authorisation of financial statements [text block]

NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION

Authorization

On April 21, 2026, these consolidated financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mr. Óscar René Orozco Piliado, Deputy Director of Accounting and Tax and Mr. Ernesto Balcázar Hernández, Associate Managing Director of Accounting.

These consolidated financial statements and the notes hereto are issued pursuant to the terms of Article 16 Fraction X of the *Ley de Empresa Pública del Estado, Petróleos Mexicanos* ("2025 Petróleos Mexicanos Law"), Article 104 Fraction III, paragraph a, of the *Ley del Mercado de Valores* ("Securities Market Law"), and of Article 33 Fraction I, paragraph a, section 3 and Article 78 of the

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 97 of 255 Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores (“General provisions applicable to securities’ issuers and other participants of the securities market”). Basis of preparation A. Statement of compliance PEMEX prepared its consolidated financial statements as of December 31, 2025 and 2024, and for the years ended December 31, 2025, 2024 and 2023, in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. B. Basis of accounting These consolidated financial statements have been prepared using the historical cost basis method, except for the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The consolidated financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 22-F). D. Functional and reporting currency These consolidated financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 36% and 29% of PEMEX’s total liabilities as of December 31, 2025 and 2024, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 98 of 255 Terms definition References in these consolidated financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these consolidated financial statements, as well as the recorded amounts of income, costs and expenses during the year. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the years in which any estimates are revised and in any future periods affected by such revision. Information about estimates, assumptions and accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements are described in the following notes: i. Judgments, assumptions and estimation uncertainties  Note 3-A-i Basis of consolidation – Business combination.  Note 3-C Financial instruments – Fair Value and expected credit losses.  Note 3-E Wells, pipelines, properties, plant and equipment – Useful lives.  Note 3-F Intangible assets, wells not assigned to a reserve and oil and natural gas exploration and license, appraisal and development expenditure – successful efforts method.  Note 3-H Impairment of non-financial assets – fair values, cash flow estimates and discount rates determination.  Note 3-I Leases – Early cancellation or renewal options.  Note 3-J Provisions – Environmental liabilities and retirement of assets.  Note 3-K Employee benefits – Actuarial assumptions.  Note 3-L Income taxes, duties and royalties – Recoverability assessment of deferred tax assets.  Note 3-M Contingencies – Probability assessment.  Note 3-P – Revenue from contracts with customers. ii. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 99 of 255 third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. F. Convenience translations These consolidated financial statements are presented in Mexican pesos (reporting currency), which is the same as the recording currency and the functional currency of PEMEX. The U.S. dollar amounts shown in the consolidated statements of financial position, the consolidated statements of comprehensive income, the consolidated statements of changes in equity (deficit) and the consolidated statements of cash flows have been included solely for the convenience of the reader and are unaudited. Such amounts have been translated from amounts in pesos, as a matter of arithmetic computation only, at the exchange rate for the settlement of obligations in foreign currencies provided by the Mexican Central Bank and the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit” or “SHCP”) at December 31, 2025 of Ps.17.9667 per U.S. dollar. Translations herein should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. Disclosure of borrowings [text block] NOTE 15. DEBT The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its subsidiary entities (which were subsequently dissolved on March 19, 2025) to incur an internal net debt up to Ps.143,403,700 and an external net debt up to U.S.$5,512,700. Following the dissolution, this authorization is exercised solely by Petróleos Mexicanos as successor (see Note 1). Petróleos Mexicanos can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. During the period from January 1 to December 31, 2025, PEMEX participated in the following financing activities:  On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 100 of 255  On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026.  On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 revolving credit facility bearing interest at a floating rate linked for up to 182-day Interbank Equilibrium Interest Rate (TIIE) plus a margin of 500 basis points, maturing in February 2027. The credit agreement is fully available.  On February 21, 2025, Petróleos Mexicanos issued U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026.  On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, revolving credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available.  On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026.  On August 18, 2025, Petróleos Mexicanos entered into a securities lending transaction with a Luxembourg special purpose vehicle, Eagle Funding LuxCo S.à r.l., acting in respect of its compartment “EFL Compartment I” (“EFL I”). Petróleos Mexicanos received U.S. Treasury Securities (the “Eligible Assets”) in exchange for a fee payable to EFL I. Petróleos Mexicanos then entered into a 5-year repurchase transaction with three international banks pursuant to which it sold the Eligible Assets for approximately U.S.$11,354,374 (Ps.213,617,793). Pursuant to the repurchase transaction, Petróleos Mexicanos is required to repurchase the Eligible Assets in 10 semi-annual installments starting in 2026 and ending in 2030, and will receive a corresponding amount of Eligible Assets upon each installment payment, which Petróleos Mexicanos will in turn deliver (or cause the international banks to deliver) to EFL I pursuant to the terms of the securities lending transaction. In addition, Petróleos Mexicanos will pay a price differential to the participating banks semi-annually (until maturity of the repurchase transaction), net of any income such banks receive pursuant to the Eligible Assets. Petróleos Mexicanos does not have control and does not retain substantially all the risks and rewards of the Eligible Assets, accordingly Petróleos Mexicanos will not recognize assets or liabilities from the lending transaction, and will recognize cash received from the repurchase transaction as debt. As of December 31, 2025, PEMEX had U.S.$5,508,000 in credit lines in order to provide liquidity of which U.S.$4,108,000 was available. As of December 31, 2024, the outstanding amount under PMI Trading's revolving credit line was U.S.$206,314. From January 1 to December 31, 2025, PMI Trading obtained and repaid U.S.$740,000 from its revolving credit line. As of December 31, 2025, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,686. The Federal Revenue Law applicable to PEMEX as of January 1, 2024 published in the Official Gazette of the Federation on November 13, 2023, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 138,119,100 and an external net debt up to U.S.$3,726,500. PEMEX can incur additional internal or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Regulations to the Petróleos Mexicanos

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 101 of 255 Law. The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2024. During the period from January 1 to December 31, 2024, PEMEX participated in the following financing activities:  On April 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in April 2025. As of December 31, 2024, the available amount was Ps.250,000.  On April 18, 2024, Petróleos Mexicanos issued U.S.$500,000 of its Senior Guaranteed Floating Rate Notes due March 2025 bearing interest at a floating rate linked to 90-day SOFR plus a margin of 300 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.  On April 26, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.850,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in April 2025.  On May 24, 2024, Petróleos Mexicanos entered into an amended revolving credit facility of Ps.19,000,000, to a credit facility bearing interest at a floating rate linked to 28-days TIIE plus a margin of 350 basis points, maturing in May 2028.  On June 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2025. The credit facility is fully drawn.  On June 18, 2024, Petróleos Mexicanos drew Ps.1,700,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in January 2025.  On June 25, 2024, Petróleos Mexicanos drew Ps.23,400,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 270 basis points, maturing in July 2026.  On July 2, 2024, Petróleos Mexicanos entered into a U.S.$2,501,549 credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 215 basis points, maturing in July 2026. That amount was modified to U.S.$5,301,550 on December 6, 2024. As of December 31, 2024 the available amount was Ps.2,300,000.  On July 10, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$341,667, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 425 basis points, maturing in March 2025.  On July 17, 2024, Petróleos Mexicanos entered into a U.S.$750,000 amended revoling credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 454 basis points, maturing in January 2026.  On August 30, 2024, Petróleos Mexicanos entered into a Ps.1,000,000 a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in February 2025.  On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025.  On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 102 of 255  On September 19, 2024, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in September 2025, which as of December 31, 2024 the available amount is Ps.1,200,000.  On October 28, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 370 basis points, maturing in October 2026.  On October 31, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE, maturing in April 2025.  On November 11, 2024, Petróleos Mexicanos entered into a Ps.2,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025.  On November 12, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$40,000, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 415 basis points, maturing in May 2025.  On November 14, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in May 2025.  On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025.  On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025.  On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in March 2025.  On November 22, 2024, Petróleos Mexicanos entered into a Ps.3,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025.  On November 29, 2024, Petróleos Mexicanos entered into a Ps.2,553,750, amended credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 315 basis points, maturing in May 2025.  On December 6, 2024, Petróleos Mexicanos entered into a Ps.5,301,549, amended credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 215 basis points, maturing in July 2026.  On December 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in March 2025.  On December 18, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,725,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 103 of 255  On December 19, 2024, Petróleos Mexicanos drew Ps.5,841,180, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 225 basis points, maturing in December 2026.  On December 20, 2024, Petróleos Mexicanos drew U.S.$500,000 from a credit facility bearing interest at a fixed rate plus a margin of 750 basis points due March 2026.  On December 23, 2024, Petróleos Mexicanos issued U.S.$225,000 of its Senior Guaranteed Floating Rate Notes due March 2026 bearing interest at a floating rate linked to 90-day, compounded SOFR plus a margin of 375 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.  On December 23, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025.  On December 24, 2024, Petróleos Mexicanos issued U.S.$400,000 of its Senior Guaranteed Floating Rate Notes due December 2025, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.  On December 27, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025.  On December 30, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in March 2025. All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees. As of December 31, 2024, PEMEX had U.S.$5,902,000 and Ps.20,500,000 in credit lines in order to provide liquidity. As of December 31, 2024 the peso-denominated credit lines were fully drawn and U.S.$230,000 was available under U.S. dollar- denominated credit lines. As of December 31, 2023, the outstanding amount under PMI Trading’s revolving credit line was U.S.$661,213. From January 1 to December 31, 2024, PMI Trading obtained U.S.$1,605,394 from its revolving credit line and repaid U.S.$2,060,292. As of December 31, 2024, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,685. Various financial transactions (including credit facilities and bond issuances) require compliance with various covenants that, among other things, place restrictions on the following types of transactions by PEMEX, subject to certain exceptions:  The sale of substantial assets essential for the continued operations of its business.  The incurrence of liens against its assets.  Transfers, sales or assignments of rights to payment not yet earned under contracts for the sale of crude oil or natural gas, accounts receivable or other negotiable instruments. As of December 31, 2025 and 2024 and as of the date of the issuance of these consolidated financial statements, PEMEX was in compliance with the covenants described above.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 104 of 255 As of December 31, 2025 and 2024, debt was as follows: 2025 (B) Rate of interest (A) Maturity Pesos Foreign currency U.S. dollars Bonds Fixed from 5.35% to 10.00%, SOFR plus 3.500% to 3.750% Various to 2060 Ps. 915,387,717 US$ 50,949,129 Project financing SOFR plus 1.23% to 1.81% Various to 2031 4,221,385 234,956 Direct loans Fixed of 4.59% to 10.380% and SOFR plus 2.15% to 4.54% Various to 2031 269,813,134 15,017,401 Syndicated loans SOFR plus 4.85% During 2026 26,950,050 1,500,000 Revolving credit lines SOFR 2026 28,565,695 1,589,924 Financing of Infrastructure asset Fixed from 8.38% and 8.89% Various to 2036 16,491,503 917,893 Total financing in U.S. dollars 1,261,429,484 US$ 70,209,303 Euros Bonds Fixed from 2.75% to 4.88% Various to 2030 51,922,592 € 2,461,090 Japanese yen Bonds Fixed from 0.54% Various to 2026 9,165,982 ¥ 79,982,394 Pesos Certificados bursátiles Fixed of 7.47% Various to 2026 31,361,411 Direct loans TIIE plus 1.90% to 4.50% Various to 2029 84,526,117 Others TIIE plus 2.65% During 2026 19,942,808 Total financing in pesos 135,830,336 UDIs Certificados bursátiles Fixed from 3.02% to 5.23% Various to 2035 43,138,222 Total principal in pesos (C) 1,501,486,616 Plus: Accrued interest 29,811,474 Total principal and interest 1,531,298,090 Less: Short-term maturities 315,416,497 Accrued interest 29,811,474 Total short-term debt and current portion of long-term debt 345,227,971 Long-term debt Ps.1,186,070,119

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

	Rate of interest [A]	Maturity	2024 [B] Pesos		Foreign currency
U.S. dollars					
Bonds	Fixed from 2.38% to 10.00%, SOFR plus 0.612% to 3.75%	Various to 2060	1,218,029,594	U.S.$	60,095,301
Project financing	SOFR plus 0.87% to 1.81%	Various to 2031	8,380,867		413,496
Direct loans	Fixed of 10.38% and SOFR plus 2.15% to 4.54%	Various to 2031	101,351,485		5,000,493
Syndicated loans	SOFR plus 4.85%	Various to 2026	30,402,450		1,500,000
Revolving credit lines	SOFR plus 3.00% to 4.85%	2025	131,369,868		6,481,543
Financing of Infrastructure asset	Fixed from 8.38% and 8.89%	Various to 2036	20,846,608		1,028,533
Total financing in U.S. dollars			1,510,380,872	U.S.$	74,519,366
Euros					
Bonds	Fixed from 2.75% to 5.50%	Various to 2030	136,091,806	€	6,484,638
Japanese yen					
Bonds	Fixed from 0.54%	Various to 2026	10,306,353	¥	79,956,191
Pesos					
Certificados bursátiles	Fixed of 7.47% to	Various to 2026	31,318,419		
Direct loans	TIIE plus 0.85% to 4.50%	Various to 2029	143,086,612		
Syndicated loans	TIIE plus 0.95%	Various to 2025	1,350,000		
Revolving credit lines	TIIE plus 4.25%	2025	20,500,000		
Others	TIIE plus 2.65%	Various to 2026	34,006,893		
Total financing in pesos			230,261,924		
UDIs					
Certificados bursátiles	Fixed from 3.02% to 5.23%	Various to 2035	41,592,362		
Other currencies					
Bonds	Fixed from 3.75%	Various to 2025	11,412,443		
Total principal in pesos [C]			**1,940,045,760**		
Plus:					
Accrued interest			38,726,495		
Total principal and interest			**1,978,772,255**		
Less:					
Short-term maturities			386,492,022		
Accrued interest			38,726,495		
Total short-term debt and current portion of long-term debt			**425,218,517**		
Long-term debt			**Ps.1,553,553,738**		

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

A. As of December 31, 2025 and 2024, interest rates were as follows: one week SOFR of 3.870% and 4.490%, one month SOFR of 3.688% and 4.332%, three month SOFR of 3.6517% and 4.3051%, six month SOFR of 3.574% and 4.250%, TIIE rate of 7.3489% and 10.2440%, respectively, for 28 days; TIIE rate of 7.393% and 10.633%, respectively, for 91 days; and TIIE rate of 7.458% and 10.769%, respectively, for 182 days.

B. As of December 31, 2025 and 2024, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2025	2024
U.S. dollar	17.9667	20.2683
Japanese yen	0.1146	0.1289
Pounds sterling	24.1607	25.3860
Euro	21.0974	20.9868
Swiss francs	22.6728	22.3721
UDI	8.665387	8.340909

C. Includes financing from foreign banks of Ps. 1,286,788,747 and Ps. 1,612,427,515, as of December 31, 2025 and 2024, respectively.

D. The following table presents the roll-forward of total debt of PEMEX for each of the year ended December 31, 2025 and 2024, which includes short and long-term debt:

	2025	2024
Changes in total debt:		
At the beginning of the year	Ps. 1,978,772,255	Ps. 1,794,470,357
Loans obtained - financing institutions	897,917,722	1,056,523,887
Debt payments	(1,169,025,539)	(1,148,872,172)
Accrued interest [(1) (2)]	152,373,946	163,614,450
Interest (paid)	(149,914,573)	(148,380,958)
Foreign exchange	(178,825,721)	261,416,691
At the end of the year	**Ps. 1,531,298,090**	**Ps. 1,978,772,255**

(1) During 2025, includes Ps. 5,068,080 of premiums and awards amortizations; Ps. (4,277,084) of fees and expenses related to the issuance of debt and amortized cost of Ps. 163,629.

(2) During 2024, includes Ps. 622,591 of premiums and awards amortizations; Ps. (1,900,454) of fees and expenses related to the issuance of debt and amortized cost of Ps. 2,127,973.

E. Maturity of the total principal outstanding:

	2026	2027	2028	2029	2030	2031 and thereafter	Total
Maturity of the total principal outstanding and accrued interest as of December 31, 2025, for each of the years ending December 31.	Ps.345,227,971	84,555,621	158,916,761	99,401,877	141,672,702	701,523,158	Ps. 1,531,298,090

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 107 of 255 NOTE 29. SUBSIDIARY GUARANTOR INFORMATION Background and effect of the dissolution of the Subsidiary Guarantors Prior to March 19, 2025, Petróleos Mexicanos’ payment obligations under its debt securities registered with the United States Securities and Exchange Commission (“SEC”) were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics (collectively, the “Former Subsidiary Guarantors”). These guarantees were full, unconditional, joint and several. The Subsidiary Companies (as defined in Note 1) were not guarantors of any of Petróleos Mexicanos’ indebtedness (the “Non-Guarantor Subsidiaries”). On March 19, 2025, pursuant to the 2025 Petróleos Mexicanos Law, the Former Subsidiary Guarantors were dissolved and all of their assets, liabilities, rights and obligations, including their obligations under the guarantees described above, were assumed by, and transferred to Petróleos Mexicanos, which became the successor of the Former Subsidiary Guarantors as a matter of Mexican law (see Note 1). As a result, effective March 19, 2025, Petróleos Mexicanos is the sole obligor — both as primary obligor and as successor to the Former Subsidiary Guarantors under all SEC-registered debt securities. There are no longer any separate legal entities acting as guarantors of Petróleos Mexicanos’ indebtedness. The 2025 Petróleos Mexicanos Law provides that the dissolution of the subsidiary entities does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad. Notwithstanding this provision, because the Former Subsidiary Guarantors and Petróleos Mexicanos have merged into a single legal entity, the guarantees have been effectively extinguished by operation of law through the merger of the obligor and the guarantor. All payment obligations under the guaranteed debt securities continue in full force and effect as direct obligations of Petróleos Mexicanos. SEC-registered debt securities outstanding The following table sets forth, as of December 31, 2025, the principal amount outstanding of the SEC-registered debt securities originally issued by the Pemex Project Funding Master Trust (the “Master Trust”) and subsequently assumed by Petróleos Mexicanos as primary obligor. The Master Trust was dissolved effective December 20, 2011 and is no longer consolidated in the financial statements of PEMEX as of December 31, 2011 and thereafter. Table 1: Registered Debt Securities originally issued by the Master Trust and Assumed by Petróleos Mexicanos Security Primary obligor Principal amount outstanding (U.S.$) 6.625% Guaranteed Bonds due 2035 Petróleos Mexicanos U.S.$ 1,750,000 6.625% Guaranteed Bonds due 2038 Petróleos Mexicanos 491,175 9.500% Guaranteed Bonds due 2027 Petróleos Mexicanos 168,625 The table in the next page sets forth, as of December 31, 2025, the principal amount outstanding of the registered debt securities issued by Petróleos Mexicanos.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 108 of 255 Table 2: Registered Debt Securities originally issued by Petróleos Mexicanos Security Primary obligor Principal amount outstanding (U.S.$) 9.500% Global Guaranteed Bonds due 2027 Petróleos Mexicanos U.S.$ 96,718 6.625% Notes due 2035 Petróleos Mexicanos 999,000 6.500% Bonds due 2041 Petróleos Mexicanos 1,560,521 5.500% Bonds due 2044 Petróleos Mexicanos 640,357 6.375% Bonds due 2045 Petróleos Mexicanos 1,199,747 5.625% Bonds due 2046 Petróleos Mexicanos 626,143 6.750% Bonds due 2047 Petróleos Mexicanos 5,548,156 5.350% Notes due 2028 Petróleos Mexicanos 795,784 6.350% Bonds due 2048 Petróleos Mexicanos 1,574,041 6.500% Notes due 2027 Petróleos Mexicanos 1,198,109 5.950% Notes due 2031 Petróleos Mexicanos 3,777,381 6.490% Notes due 2027 Petróleos Mexicanos 281,222 6.840% Notes due 2030 Petróleos Mexicanos 2,345,538 6.950% Bonds due 2060 Petróleos Mexicanos 3,188 7.690% Bonds due 2050 Petróleos Mexicanos 8,047,831 6.500% Notes due 2029 Petróleos Mexicanos 1,204,708 8.750% Notes due 2029 Petróleos Mexicanos 1,908,685 6.700% Notes due 2032 Petróleos Mexicanos 6,787,240 10.000% Notes due 2033 Petróleos Mexicanos 1,972,663 As of December 31, 2025 and as of the date of these consolidated financial statements, Petróleos Mexicanos is the only PEMEX entity with debt securities registered with the SEC, and all such debt constitutes a direct obligation of Petróleos Mexicanos. Historical supplemental condensed consolidating financial information The following condensed consolidating financial information is presented for the years ended December 31, 2024 and 2023 to provide investors with the historical financial information of the Former Subsidiary Guarantors during the periods in which the guarantee structure was in effect. As described above, the Former Subsidiary Guarantors were dissolved on March 19, 2025, and all of their assets, liabilities, rights and obligations were transferred to Petróleos Mexicanos at historical cost without gain or loss. Accordingly, no condensed consolidating financial information is presented for the year ended December 31, 2025 or as of December 31, 2025, as the Former Subsidiary Guarantors did not exist as separate legal entities as of that date. These condensed consolidated statements for the years ended December 31, 2024 and 2023 were prepared in accordance with IFRS, with one exception: for the purposes of the presentation of the subsidiary guarantor information, the former subsidiary entities and the Subsidiary Companies were accounted for as investments under the equity method by Petróleos Mexicanos.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 109 of 255 Earnings of subsidiaries are therefore reflected in Petróleos Mexicanos’ investment account and earnings. The principal elimination entries eliminate Petróleos Mexicanos’ investment in subsidiaries and inter-company balances and transactions. The Former Subsidiary Guarantors were 100% owned subsidiaries of the Mexican Government. The Subsidiary Companies collectively comprise the Non-Guarantor Subsidiaries

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF FINANCIAL POSITION
As of December 31, 2024

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Assets					
Current assets					
Cash and cash equivalents	Ps. 41,665,854	Ps. 5,143,459	Ps. 42,032,513	Ps. —	Ps. 88,841,826
Trade and other accounts receivable, derivative financial instruments and other current assets	30,683,735	132,539,268	98,919,902	—	262,142,905
Accounts receivable—intercompany	1,965,995,495	1,434,224,881	256,358,639	(3,656,579,015)	—
Inventories	1,241,752	54,405,081	32,923,156	—	88,569,989
Total current assets	2,039,586,836	1,626,312,689	430,234,210	(3,656,579,015)	439,554,720
Long-term receivables—intercompany	1,457,697,966	—	719,134	(1,458,417,100)	—
Investments in associates	(1,659,731,734)	378,134,429	276,405,440	1,007,884,803	2,692,938
Wells, pipelines, properties, plant and equipment, net	7,156,628	1,221,547,573	421,828,511	—	1,650,532,712
Long-term notes receivable	—	691,787	329,991	—	1,021,778
Right of use	480,916	38,376,000	3,107,617	—	41,964,533
Deferred taxes	—	—	7,033,529	—	7,033,529
Intangible assets	63,772	15,767,890	1,256,615	—	17,088,277
Mexican Government Bonds	21,135,321	—	—	—	21,135,321
Other assets	2,147,391	2,686,655	22,894,729	—	27,728,775
Total assets	**Ps. 1,868,537,096**	**Ps. 3,283,517,023**	**Ps. 1,163,809,776**	**Ps. (4,107,111,312)**	**Ps. 2,208,752,583**
Liabilities					
Current liabilities					
Current portion of long-term debt	Ps. 356,212,915	Ps. 2,417,693	Ps. 66,587,909	Ps. —	Ps 425,218,517
Accounts payable—intercompany	1,572,341,074	1,920,859,946	163,292,029	(3,656,493,049)	—
Other current liabilities	122,034,531	570,830,329	89,440,004	—	782,304,864
Total current liabilities	2,050,588,520	2,494,107,968	319,319,942	(3,656,493,049)	1,207,523,381
Long-term debt	1,494,800,312	18,785,937	39,967,489	—	1,553,553,738
Long-term payables—intercompany	—	1,457,697,966	805,100	(1,458,503,066)	—
Employee benefits, provisions for sundry creditors, other liabilities and deferred taxes	306,649,614	1,105,032,236	19,769,350	—	1,431,451,200
Total liabilities	3,852,038,446	5,075,624,107	379,861,881	(5,114,996,115)	4,192,528,319
Equity (deficit), net	(1,983,501,350)	(1,792,107,084)	783,947,895	1,007,884,803	(1,983,775,736)
Total liabilities and equity	**Ps. 1,868,537,096**	**Ps. 3,283,517,023**	**Ps. 1,163,809,776**	**Ps. (4,107,111,312)**	**Ps. 2,208,752,583**

110 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF COMPREHENSIVE INCOME
For the year ended December 31, 2024

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Total revenues	Ps. —	Ps. 1,843,991,945	Ps. 1,246,933,287	Ps. (1,421,408,105)	Ps. 1,669,517,127
Services income	48,983,059	96,205,153	24,792,667	(166,825,100)	3,155,779
Total revenues	48,983,059	1,940,197,098	1,271,725,954	(1,588,233,205)	1,672,672,906
(Impairment) of wells, pipelines, properties, plant and equipment	—	(53,439,595)	(37,985)	—	(53,477,580)
Cost of sales	1,249,656	1,729,785,149	1,249,513,305	(1,545,084,823)	1,435,463,287
Gross income	47,733,403	156,972,354	22,174,664	(43,148,382)	183,732,039
Total general expenses	86,642,971	129,848,759	13,974,822	(43,180,542)	187,286,010
Impairment losses on trade receivables from customers	—	708,397	(16,146,955)	—	(15,438,558)
Other revenues (expenses), net	905,600	294,218	1,807,922	(5,083)	3,002,657
Operating (loss) income	(38,003,968)	28,126,210	(6,139,191)	27,077	(15,989,872)
Financing cost, net	(11,365,789)	(152,348,831)	(7,084,600)	(27,077)	(170,826,297)
Foreign exchange (loss) income, net	39,427,764	(338,726,253)	(5,153,747)	—	(304,452,236)
Profit (loss) sharing in associates	(716,122,380)	(4,327,032)	(13,212,549)	734,623,610	961,649
(Loss) income before duties, taxes and other	(726,064,373)	(467,275,906)	(31,590,087)	734,623,610	(490,306,756)
Total taxes, duties and other	54,351,481	231,791,066	4,138,651	—	290,281,198
Net (loss) income for the year	(780,415,854)	(699,066,972)	(35,728,738)	734,623,610	(780,587,954)
Total other comprehensive result	42,909,584	160,029,505	90,342,889	—	293,281,978
Total comprehensive (loss) income	**Ps. (737,506,270)**	**Ps. (539,037,467)**	**Ps. 54,614,151**	**Ps. 734,623,610**	**Ps. (487,305,976)**

111 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF COMPREHENSIVE INCOME
For the year ended December 31, 2023

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Total revenues	Ps. —	Ps. 1,929,682,164	Ps. 1,177,322,779	Ps. (1,390,763,266)	Ps.1,716,241,677
Services income	96,620,468	103,803,336	23,393,179	(220,121,042)	3,695,941
Total revenues	96,620,468	2,033,485,500	1,200,715,958	(1,610,884,308)	1,719,937,618
(Impairment) of wells, pipelines, properties, plant and equipment	—	(28,534,696)	(262,822)	—	(28,797,518)
Cost of sales	1,269,012	1,726,608,659	1,162,589,565	(1,509,793,447)	1,380,673,789
Gross income	95,351,456	278,342,145	37,863,571	(101,090,861)	310,466,311
Total general expenses	83,593,406	186,961,537	13,279,701	(101,039,204)	182,795,440
Impairment losses on trade receivables from customers	(6)	(3,092,408)	(20,910)	—	(3,113,324)
Other (expenses) revenues, net	757,110	(3,324,062)	905,748	55,023	(1,606,181)
Operating income	12,515,154	84,964,138	25,468,708	3,366	122,951,366
Financing cost, net	(64,364,068)	(63,037,727)	(5,883,616)	(3,367)	(133,288,778)
Foreign exchange income (loss), net	(11,196,911)	244,756,587	4,519,366	—	238,079,042
Profit (loss) sharing in associates	68,641,910	72,937	35,224,291	(103,529,823)	409,315
Income (loss) before duties, taxes and other	5,596,085	266,755,935	59,328,749	(103,529,824)	228,150,945
Total taxes, duties and other	(2,510,630)	220,521,837	1,988,074	—	219,999,281
Net income (loss) for the year	8,106,715	46,234,098	57,340,675	(103,529,824)	8,151,664
Total other comprehensive result	(1,088,673)	(3,989,701)	(53,844,998)	—	(58,923,372)
Total comprehensive (loss) income	**Ps. 7,018,042**	**Ps. 42,244,397**	**Ps. 3,495,677**	**Ps. (103,529,824)**	**Ps. (50,771,708)**

112 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS
For the year ended December 31, 2024

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Operating activities:					
Net (loss) income	Ps. (780,415,854)	Ps. (699,066,972)	Ps. (35,728,738)	Ps. 734,623,610	Ps. (780,587,954)
Income taxes and duties	54,351,481	231,791,066	4,138,651	—	290,281,198
Depreciation and amortization of wells, pipelines, properties, plant and equipment	583,189	140,629,882	5,637,137	—	146,850,208
Amortization of intangible assets	368,048	162,285	96,467	—	626,800
Impairment of wells, pipelines, properties, plant and equipment	—	53,439,595	37,985	—	53,477,580
Unsuccessful wells from intangible assets	—	25,944,025	—	—	25,944,025
Capitalized unsuccessful wells	—	13,046,124	—	—	13,046,124
Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment	93,070	3,303,841	1,166,293	—	4,563,204
Depreciation of rights of use	573,733	3,913,069	1,543,392	—	6,030,194
Unrealized foreign exchange loss in discount rate of reserve for well abandonment	—	9,126,600	—	—	9,126,600
(Profit) loss sharing in associates, net	716,122,380	4,327,032	13,212,549	(734,623,610)	(961,649)
Unrealized foreign exchange (income) loss	248,097,987	20,788,597	10,572,757	—	279,459,341
Financing cost	138,463,221	12,251,289	8,187,440	—	158,901,950
Financing income	(8,847,897)	(4,401,716)	(2,420,270)	—	(15,669,883)
Taxes and duties	8,010,859	(201,195,432)	2,266,715	—	(190,917,858)
Accounts receivable, inventories, accounts payable, DFIs and provisions	73,519,714	198,930,230	(4,810,162)	—	267,639,782
Employee benefits	6,447,500	48,203,352	448,048	—	55,098,900
Inter-company charges and deductions	63,918,703	(393,698,059)	(2,951,374)	332,730,730	—
Net cash flows from operating activities	521,286,134	(532,505,192)	1,396,890	332,730,730	322,908,562
Investing activities:					
Acquisition of wells, pipelines, properties, plant and equipment and intangible assets	(1,520,360)	(199,197,320)	(62,219,624)	—	(262,937,304)
Other assets and other receivables	1,835,746	(53,656)	(11,163,693)	—	(9,381,603)
(Increase) decrease due to Inter-company investing	(452,848,589)	—	228,782	452,619,807	—
Net cash flows (used in) investing activities	(452,533,203)	(199,250,976)	(73,154,535)	452,619,807	(272,318,907)
Financing activities:					
Increase in equity due to Certificates of Contribution "A"	156,509,050	—	—	—	156,509,050
Collection and interest collected from the Mexican Government	32,951,605	—	—	—	32,951,605
Lease payments of principal and interest	(388,874)	(6,255,637)	(1,820,136)	—	(8,464,647)
Loans obtained from financial institutions	408,712,952	30,633,407	617,177,528	—	1,056,523,887
Debt payments, principal only	(468,379,316)	(52,280,001)	(628,212,855)	—	(1,148,872,172)
Interest paid	(138,298,684)	(13,302,896)	3,220,622	—	(148,380,958)
Inter-company (decrease) increase financing	(39,525,872)	769,982,956	54,893,453	(785,350,537)	—
Net cash flows from (used in) financing activities	(48,419,139)	728,777,829	45,258,612	(785,350,537)	(59,733,235)
Net increase (decrease) in cash and cash equivalents	20,333,792	(2,978,339)	(26,499,033)	—	(9,143,580)
Effects of foreign exchange on cash balances	—	—	29,238,030	—	29,238,030
Cash and cash equivalents at the beginning of the year	21,332,062	8,121,798	39,293,516	—	68,747,376
Cash and cash equivalents at the end of the year	**Ps. 41,665,854**	**Ps. 5,143,459**	**Ps. 42,032,513**	**Ps. —**	**Ps. 88,841,826**

113 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CONDENSED CONSOLIDATING FINANCIAL INFORMATION
STATEMENT OF CASH FLOWS
For the year ended December 31, 2023

	Petróleos Mexicanos	Subsidiary guarantors	Non-guarantor subsidiaries	Eliminations	PEMEX consolidated
Operating activities:					
Net income (loss)	Ps. 8,106,715	Ps. 46,234,098	Ps. 57,340,675	Ps. (103,529,824)	Ps. 8,151,664
Income taxes and duties	(2,510,630)	220,521,837	1,988,074	—	219,999,281
Depreciation and amortization of wells, pipelines, properties, plant and equipment	565,065	132,294,655	4,695,556	—	137,555,276
Amortization of intangible assets	491,831	20,458	87,338	—	599,627
Impairment of wells, pipelines, properties, plant and equipment	—	28,534,696	262,822	—	28,797,518
Capitalized unsuccessful wells	—	29,529,330	—	—	29,529,330
Unsuccessful wells from intangible assets	—	4,436,985	—	—	4,436,985
Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment	48	6,757,696	752,828	—	7,510,572
Depreciation of rights of use	602,527	3,845,999	1,438,314	—	5,886,840
Cancellation of leases	(98,421)	(19,643)	(10,634)	—	(128,698)
Unrealized foreign exchange loss (income) of reserve for well abandonment	—	4,638,600	—	—	4,638,600
(Profit) loss sharing in associates, net	(68,641,910)	(72,937)	(35,224,291)	103,529,823	(409,315)
Unrealized foreign exchange loss (income)	(198,352,926)	(15,838,600)	(7,580,344)	—	(221,771,870)
Financing cost	132,960,329	11,929,647	7,281,405	—	152,171,381
Financing income	(11,196,984)	(5,147,757)	(1,865,636)	—	(18,210,377)
Taxes and duties	673,056	(132,902,147)	(342,880)	—	(132,571,971)
Accounts receivable, inventories, accounts payable, DFIs and provisions	17,573,923	26,704,365	(18,574,069)	—	25,704,219
Employee benefits	15,355,953	44,440,075	260,456	—	60,056,484
Inter-company charges and deductions	(371,155,018)	32,322,800	9,737,603	329,094,615	—
Net cash flows from operating activities	(475,626,442)	438,230,157	20,247,217	329,094,614	311,945,546
Investing activities:					
Acquisition of wells, pipelines, properties, plant and equipment and intangible assets	(875,254)	(222,997,316)	(68,078,428)	—	(291,950,998)
Other assets and other receivables	2,493,369	1,387,079	21,098,893	—	24,979,341
(Increase) decrease due to Inter-company investing	315,439,003	—	413,722	(315,852,725)	—
Net cash flows (used in) investing activities	317,057,118	(221,610,237)	(46,565,813)	(315,852,725)	(266,971,657)
Financing activities:					
Increase in equity due to Certificates of Contribution "A"	166,615,123	—	—	—	166,615,123
Collection and interest collected from the Mexican Government	53,902,357	—	—	—	53,902,357
Lease payments of principal and interest	(477,081)	(5,851,936)	(1,446,963)	—	(7,775,980)
Loans obtained from financial institutions	298,622,440	35,205,868	547,572,751	—	881,401,059
Debt payments, principal only	(406,226,899)	(43,573,854)	(529,053,874)	—	(978,854,627)
Interest paid	(135,584,431)	(9,352,797)	886,892	—	(144,050,336)
Inter-company increase (decrease) financing	188,240,825	(196,218,537)	21,219,601	(13,241,889)	—
Net cash flows from (used in) financing activities	165,092,334	(219,791,256)	39,178,407	(13,241,889)	(28,762,404)
Net increase (decrease) in cash and cash equivalents	6,523,010	(3,171,336)	12,859,811	—	16,211,485
Effects of foreign exchange on cash balances	—	—	(11,878,620)	—	(11,878,620)
Cash and cash equivalents at the beginning of the year	14,809,052	11,293,134	38,312,325	—	64,414,511
Cash and cash equivalents at the end of the year	**Ps. 21,332,062**	**Ps. 8,121,798**	**Ps. 39,293,516**	**Ps. —**	**Ps. 68,747,376**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 115 of 255 Disclosure of cash and cash equivalents [text block] NOTE 9. CASH AND CASH EQUIVALENTS As of December 31, 2025 and 2024, cash and cash equivalents were as follows: 2025 2024 Cash on hand and in banks (1) Ps. 66,454,221 Ps. 52,284,721 Highly liquid investments (2) 96,197,068 36,557,105 Total of cash and cash equivalents Ps.162,651,289 Ps. 88,841,826 (1) Cash on hand and in banks is primarily composed of cash in banks. (2) Mainly composed of short-term Mexican Government investments. Disclosure of changes in accounting policies [text block] NOTE 4. NEW ACCOUNTING STANDARD AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standard Lack of Exchangeability (Amendments to IAS 21)

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 116 of 255 For annual reporting periods beginning on or after 1 January 2025, Lack of Exchangeability – Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates specifies how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking. The amendments also require disclosure of information that enables users of its financial statements to understand how the currency not being exchangeable into the other currency affects, or is expected to affect, the entity’s financial performance, financial position and cash flows. The amendments did not have a material impact on PEMEX’s financial statements. Recently Issued Accounting Standards A number of new standards are effective for annual periods beginning on or after January 1, 2026 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these consolidated financial statements. i. Presentation and Disclosure in Financial Statements (IFRS 18). PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. ii. Other accounting standards The following new and amended accounting standards are not expected to have a significant impact on PEMEX’s consolidated financial statements.  Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7)  Contracts Referencing Nature-dependent Electricity (Amendments to IFRS 9 and IFRS 7).  Annual Improvements to IFRS Accounting Standards (Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7). Disclosure of commitments [text block] NOTE 26. COMMITMENTS A. PMI CIM has entered into several contracts for the sale of crude oil on the international market to foreign companies. The terms and conditions of these contracts are specific to each client, and their durations may be indefinite (evergreen contracts) or they may contain a minimum obligatory period (long-term contracts). B. PEMEX has entered into a nitrogen supply contract for the pressure maintenance program at the Cantarell complex. During 2007, an additional contract was entered into with the purpose of supplying nitrogen to the Ku-Maloob-Zap complex and extending the original contract until 2030. As of December 31, 2025 and 2024, the value of the nitrogen to be supplied during the term of the contract was approximately U.S.$530,968 and U.S.$657,891, respectively. In the event of the annulment of the contract and depending on the circumstances, PEMEX has the right or the obligation to acquire the vendor’s nitrogen plant under the terms of the contract.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Estimated future payments under this contract for upcoming fiscal years are as follows:

Year		Payment
2026		268,808
2027		157,314
2028		45,999
2029		39,715
2030		19,132
Total	**U.S.$**	**530,968**

C. As of December 31, 2025 and 2024, the estimated value of the commitments that PEMEX has entered into with several contractors for the development of various infrastructure and services works was as follows:

Maturity		2025		2024
Up to 1 year	Ps.	11,081,914	Ps.	26,894,474
1 to 3 years		25,038,616		28,447,421
4 to 5 years		13,049,526		17,469,459
More than 5 years		—		576,348
Total	**Ps.**	**49,170,056**	**Ps.**	**73,387,702**

Disclosure of commitments and contingent liabilities [text block]

NOTE 27. CONTINGENCIES

In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note.

PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these consolidated financial statements. As of December 31, 2025 and 2024, PEMEX had accrued a reserve of Ps. 13,424,603 and Ps. 13,186,811, respectively, for these contingent liabilities.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 118 of 255 Following the dissolution of the subsidiary entities on March 19, 2025 (see Note 1), Petróleos Mexicanos assumed, as successor, the position of party in all legal proceedings in which the subsidiary entities were named as plaintiff or defendant. References to Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics in the descriptions below reflect the original parties to the relevant proceedings. As of December 31, 2025, the current status of the principal lawsuits in which PEMEX is involved is as follows:  On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S.$193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Sección de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, in compliance with the amparo ruling, the Third Administrative Joint Court declared the challenged resolution null and void, determined that termination of the contract due to causes attributable to the defendant authority was not warranted, denied the economic relief requested by the plaintiffs, and upheld the validity of the resolution challenged in the related proceeding. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the Amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, the Superior Court ordered Pemex Exploration and Production to (i) pay U.S.$27,244 plus Value Tax Added (VTA); (ii) pay damages; (iii) refund the penalties applied for an amount of U.S.$4,143 plus VTA; (iv) refund the standby letter of credit for U.S.$13,975 and (v) payment of financial expenses. On August 27, 2024, the tax review was filed. An Amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these consolidated financial statements, a final resolution is still pending.  Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 119 of 255 be heard, making various statements in relation to the defense of the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018 (through which the prior resolution dated April 3, 2018, was partially revoked, leaving without effect the warning contained therein regarding the submission of the administrative file) and such resolution was upheld.. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court acknowledged that both parties had exercised their right to submit closing arguments, declared the close of the evidentiary stage of the proceeding, and ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published a resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary file offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On June 14, 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), designating the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the trial was suspended until a determination of compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18-01- 7/1625/19-S1-05-04 becomes final. On February 17, 2025, the Eighth District Court in Administrative Matters of the First Circuit denied the amparo filed by Micro Smart Systems de México S. de R.L. de C.V. (case 1560/2024-VIII) against a September 10, 2024 resolution of the First Section of the Superior Chamber of the Federal Court of Administrative Justice (Tribunal Federal de Justicia Administrativa). In that resolution, the TFJA had found that its prior judgment was complied with because the contested settlement was annulled and replaced with a new one reflecting the effects ordered in the nullity judgment. On March 11, 2025, within amparo proceeding 1560/2025-VIII before the Eighth District Court for Administrative Matters of the First Circuit, Micro Smart Systems filed a review appeal, which was acknowledged by court order. On April 3, 2025, the First Section of the Superior Chamber of the Federal Court of Administrative Justice decided to wait for the outcome of the amparo case, related to the September 10, 2024, judgment challenged in amparo proceeding 1560/2024-VIII, before lifting a suspension issued on September 4, 2024, and before issuing its final ruling. On April 21, 2025, the Twenty-Fourth Administrative Joint Court of the First Circuit admitted an ancillary appeal for review filed by Pemex Exploration and Production. On June 25, 2025, through a resolution issued within the amparo review proceeding R.A. 519/2025, the Third Joint Administrative Court of the First Circuit determined, due to court assignment and considering that it had previously taken cognizance of the amparo review R.A. 153/2023 — which derived from the nullity trial 752/17-18-01-7/1625/19-S1-05-04 — to assume jurisdiction over the matter. As of the date of these consolidated financial statements, the final resolution of this process is pending.  Constructora Norberto Odebrecht, S. A de C. V. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S.$113,582 and Ps.14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, a resolution dated October 2, 2023 was issued requesting the Expert Unit to appoint another expert. On February 2, 2024, the independent accounting expert accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court decided to exercise its power of attraction. On May 2, 2024, the Superior Court issued a resolution requesting the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2, 2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. On February 28, 2025, the investigation was declared concluded, and the records were sent to the Pleno de la Sala Superior (Plenary of the Superior Chamber) for the issuance of the judgment. On May 15, 2025, through a resolution issued by the Superior Chamber, acknowledgment of receipt of the original case

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 120 of 255 files was recorded, and the case remains under analysis by the Superior Chamber. As of the date of these consolidated financial statements, a final resolution is still pending.  On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these consolidated financial statements, a final resolution is still pending.  On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps.5,852,222, seeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending.  On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months of January to December 2017 for an amount of Ps.8,349,608, seeking that this resolution be declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending.  On June 17, 2025, COMPAÑÍA MINERA SAN ALEJANDRO, S. A. de C. V. filed a civil lawsuit against Petróleos Mexicanos seeking indemnification related to the alleged breach of Preparatory Contract PM-2019-004. The ordinary civil action, docketed as case 2065/2025, was filed before the Fourteenth District Court for Civil Matters in Mexico City. The plaintiff also claimed damages in the amount of Ps.7,316,929 for equipment maintenance costs, as well as other resources and expenses incurred during the contractual period, and an additional Ps.2,353,719 for loss of fair profit. On June 20, 2025, PEMEX submitted its response to the claim, denying liability and raising exceptions and defenses. On June 24, 2025, the claim was deemed answered, notice was given to the opposing party, and the objection regarding the impropriety of the procedural route was considered filed, which remains pending resolution. By resolution dated November 4, 2025, the claim filed by the plaintiff’s former legal representative was dismissed; against such ruling, the petitioner filed an appeal, which remains pending resolution. As of the date of these consolidated financial statements, the final resolution of this action is pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these consolidated financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. PEMEX has granted the following corporate guarantees: As of December 31, 2020, PEMEX granted the obligations under a lease contract for U.S.$102,984, equivalent to Ps. 1,850,283 at the closing exchange rate on December 31, 2025, of Ps. 17.9667 =U.S.$1.00, to J. Aron & Company LLC, a subsidiary of Goldman Sachs Group Inc. PEMEX considers the probability it needs to make a disbursement of cash, for the guarantee granted and in effect as of December 31, 2025 remote. Disclosure of derivative financial instruments [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 121 of 255 NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of PEMEX. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits at business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that PEMEX offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore, does not have internal policies for these DFIs. Most DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 122 of 255 A. Risk Management I. Market Risk i. Interest rate risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR), to TIIE Mexican peso and TIIE funding rate. As of December 31, 2025, approximately 20.8% of PEMEX’s total net debt outstanding (including DFIs) consisted of floating rate debt. Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During 2024, PEMEX entered into nine interest rate swaps for an accumulated notional amount of U.S.$ 900 million, through which the fixed coupons associated with a U.S.$ 1,988 million debt issue maturing in 2028 were converted into floating coupons referenced to SOFR floating interest rates, in order to reduce the financial cost. During 2025, as a result of Pemex's liability management, an unwind of an interest rate hedging DFI associated with the repurchased bonds was executed, for a notional amount of U.S.$ 100 million. As of December 31, 2025, Petróleos Mexicanos was a party to eight interest rate swap agreements denominated in U.S. dollars for an aggregate notional amount of U.S.$ 800,000 at a weighted average fixed interest rate of 5.35% and a weighted average term of 2.1 years. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA could also execute interest rate swap agreements denominated in U.S. dollars. As of December 31, 2025, there was no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. Reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs) were replaced by alternative reference rates, based on risk-free rates obtained from market operations. Therefore, PEMEX has carried out the necessary actions to amend the contracts that were referenced to IBOR benchmark rates in accordance with the applicable regulations. In line with market practice, PMI Trading’s credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as their reference rate.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1st, 2025. Similarly, the 91-day and 182-day TIIE ceased to be reference rates for new contracts as of January 1st, 2024.

In response, Petróleos Mexicanos carried out the actions it deemed pertinent and necessary to modify contracts referenced to TIIE rates in line with the modifications announced by Banco de Mexico.

In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below:

	Reference Rate	Notional Amount As of December 31, 2025 (in thousands of pesos)[1]
Debt	TIIE 28D MXN	94,241,073
DFI	TIIE 28D MXN	28,670,492

[1] Note: Notional amounts with maturity after December 31, 2025.

PEMEX's portfolio also consists of additional debt instruments and DFIs referenced at fixed and float rates, which are not listed in the table above since these instruments will not be impacted by this change.

ii. Exchange rate risk

Most of PEMEX's revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX's revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices.

PEMEX's expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos.

As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX's financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX's revenues is partially offset by its impact on its obligations.

PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure.

As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate.

The underlying currencies of PEMEX's DFIs that mitigate the exchange rate risk are the euro and the Japanese yen against the U.S. dollar and UDIs against the peso.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 124 of 255 As of December 31, 2025, and 2024, PEMEX did not enter into any DFIs to mitigate the exchange rate risk, since no debt in currencies other than U.S. dollars or pesos was issued. Nevertheless, during 2025, as a result of Pemex's liability management, eighteen total unwinds and three partial unwinds of exchange rate risk hedging DFIs associated with the repurchased bonds were carried out for a cumulative notional amount of €3,211.8 million. During 2023, PEMEX carried out the partial restructure of one and the whole restructure of another cross-currency swap, entering into three similar DFIs, with better financial conditions for PEMEX, having the main objective of reducing the financing cost of its debt. These restructured swaps have the purpose of hedging the exchange rate risk of debt issued by €650,000, with maturity in 2025. Additionally, during 2023, PEMEX restructured ten cross currency capped swaps that had the purpose of hedging the exchange rate risk of debt issued by €1,250,000, with maturity in 2027. The restructure consisted in entering into ten similar DFIs, with better conditions for PEMEX, having the main objective of reducing the financing cost of its debt. PEMEX recorded a total foreign exchange gain (loss) of Ps. 195,182,398, Ps. (304,452,236) and Ps. 238,079,042, for the years ended December 31, 2025, 2024 and 2023, respectively. These amounts include the unrealized foreign exchange gain (loss) associated with debt of Ps. 178,825,721, Ps. (261,416,691) and Ps. 208,865,338, for the years ended December 31, 2025, 2024 and 2023, respectively. Unrealized foreign exchange gains and losses do not impact PEMEX’s cash flows. The appreciation of the peso during 2025 caused a total net foreign exchange gain because a significant portion of PEMEX’s debt, 90.95% (principal only) as of December 31, 2025, is denominated in a currency other than the Mexican peso. Due to the cash flow structure described above, the depreciation of the peso relative to the U.S. dollar does not affect PEMEX’s ability to meet U.S. dollar-denominated financial obligations and it improves PEMEX’s ability to meet peso-denominated financial obligations. On the other hand, the appreciation of the peso relative to the U.S. dollar may increase PEMEX’s peso-denominated debt service costs on a U.S. dollar basis. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. iii. Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 125 of 255 PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023 pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$ 199,943. During the second half of 2023, and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$ 118,540. During the fourth quarter of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$ 195,404. As of December 31, 2025, PEMEX does not have any active hydrocarbon price risk hedging DFIs related to the oil hedge. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During 2025, PEMEX implemented its hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 4,110,000 barrels for the period between July and November 2025. During the first half of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 5,310,000 barrels for the period between March and August 2025. As of December 31, 2025, PEMEX does not have any active hydrocarbon commodity price risk hedging DFIs related to the diesel or gasoline crack spread. In addition to supplying natural gas, PEMEX can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

iv. Market risk quantification

The quantification of market risk exposure in PEMEX's financial instruments is presented below, in accordance with the applicable international risk management practices.

Interest rate risk quantification

The quantification of interest rate risk of investment portfolios is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. The VaR incorporates interest rate and spread risks. In addition, for portfolios in domestic currency, the VaR includes the inflation risk embedded in securities denominated in UDI. For portfolio management purposes, interest rate risk is mitigated by VaR limits.

As of December 31, 2025, the VaRs of PEMEX's investment portfolios were Ps. 0.00 for the Peso Treasury Portfolio, Ps. 0.00 for FOLAPE, and U.S.$ 0.00 for the U.S. Dollar Treasury Portfolio, since these investment portfolios have no risk position.

Additionally, PEMEX has a portfolio of Mexican Government bonds. It is considered that these securities are not exposed to market risk, unlike the investment portfolios' securities. Therefore, there is no need to calculate a VaR.

In addition to the exposure to interest rate fluctuations of the DFIs in which PEMEX is obligated to make payments referenced to floating rates, PEMEX's DFIs are exposed to Mark-to-Market ("MtM") volatility as a result of changes in the interest rate curves used in their valuation.

Interest rate risk quantification was calculated for DFIs in conjunction with the interest rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX's DFIs and debt portfolio to a parallel shift of 10 basis points (bp) over the zero coupon rate curves. The 10bp parallel shift may be used to estimate in a simple manner the impact for proportional values to this shift and was selected in accordance with market practices for financial risk management.

For the debt portfolio, interest rate risk sensitivity was calculated taking into account both the DFI interbank market yield curves and the PEMEX curves (which were also used to estimate the debt portfolios' fair value). These metrics were calculated solely for informational purposes and are not used for portfolio management purposes because PEMEX does not intend to prepay its debt or terminate its DFIs early. Therefore, there is no interest rate risk arising from fixed rate obligations.

INTEREST RATE and CURRENCY DFIs

Interest rate sensitivity to + 10 bp

	Interbank Yield Curves			PEMEX Curves
Currency	**Sensitivity debt**	**Sensitivity DFIs**	**Sensitivity net**	**Sensitivity debt**
Euro	U.S.$ 7,467	U.S.$ (6,688)	U.S.$ 779	U.S.$ 6,983
Pound Sterling	-	-	-	-
Yen	287	(286)	1	284
Peso	3,378	5,962	9,340	3,214
UDI	5,707	(5,707)	—	3,958
U.S. dollar	607,532	(2,268)	605,264	318,228

In thousands of U.S. dollars
Figures not audited

126 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements for the years ended December 31, 2025, 2024 and 2023, in which PEMEX assumed either an increase or decrease of 25 basis points in the floating interest rates of its debt and corresponding hedges.

At December 31, 2025, 2024 and 2023, had market interest rates been 25 basis points higher, with all other variables remaining constant, the net loss for the year ended December 31, 2025, would have been Ps. 488,515 higher, the net loss for the year ended December 31, 2024, would have been Ps. 708,985 higher and the net gain for the year ended December 31, 2023, would have been Ps. 616,468 lower, primarily as a result of an increase in interest expense. Conversely, had market interest rates been 25 basis points lower, the net loss for the year ended December 31, 2025, would have been Ps. 488,515 lower, the net loss for the year ended December 31, 2024, would have been Ps. 708,985 lower and the net gain for the year ended December 31, 2023, would have been Ps. 616,468 higher, primarily as a result of a decrease in interest expense.

Exchange rate risk quantification

The investments of PEMEX's portfolios do not face foreign exchange rate risk because the funds of such portfolios are used to meet obligations in pesos and U.S. dollars.

Currency DFIs are entered into in order to hedge exchange rate risk arising from debt flows in currencies other than pesos and U.S. dollars or inflation risk arising from debt flows in UDIs. However, due to the accounting treatment, net income is exposed to MtM volatility, mainly as a result of changes in the exchange rates used in their valuation.

Exchange rate risk quantification was calculated for DFIs in conjunction with the exchange rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX's DFIs and debt portfolio to an increase of 1% to the exchange rates of currencies against the U.S. dollar. The 1% may be used to estimate in a simple manner the impact for proportional values to this increase and was selected in accordance with market practices for financial risk management.

For the debt portfolio, exchange rate risk sensitivity was calculated taking into account both, interbank market yield curves and the PEMEX curves. In addition, the table shows the one-day horizon historical VaR of the remaining open position, with a confidence level of 95%, over a period of one year. These metrics were calculated solely for informational purposes. Nevertheless, in order to carry out management activities related to its debt portfolio, PEMEX periodically conducts quantitative analyses in order to estimate the exchange rate risk exposure generated by its debt issuances. Based on these analyses, PEMEX has elected to enter into DFIs as an exchange rate risk mitigation strategy. These DFIs along with the debt are shown in the following table:

INTEREST RATE and CURRENCY DFIs

Exchange rate sensitivity +1% and VaR 95%

	Interbank Yield Curves								PEMEX Curves	
Currency		Sensitivity Debt		Sensitivity DFIs		Sensitivity Net		VaR 95% Net		Sensitivity Debt
Swiss Franc	U.S.$	(31,161)	U.S.$	26,386	U.S.$	(4,775)	U.S.$	(4,042)	U.S.$	(29,752)
Pound Sterling		-		-		-		-		-
Yen		(5,106)		(1,592)		(6,698)		(6,382)		(5,073)
Peso		(78,145)		(44,393)		(122,538)		(106,369)		(77,004)
UDI		(25,103)		25,103		—		—		(23,118)

In thousands of U.S. dollars
Figures not audited

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 128 of 255 As shown in the table above, exchange rate risk derived from debt denominated in currencies other than U.S. dollars is almost fully hedged by DFIs. The exchange rate risk exposure to the euro and Japanese yen is a result of the delta of the structures described above (Seagull Options and Calls), and considering the current exchange rate levels, represents a lower funding cost than the hedging strategies carried out through swaps. In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements of the years ended December 31, 2025, 2024 and 2023, in which PEMEX assumed either an increase or decrease of 10% in the exchange rate between the U.S. dollar and peso in order to determine the impact on net income and equity as a result of applying these new rates to the monthly balances of assets and liabilities denominated in U.S. dollars. At December 31, 2025, 2024 and 2023, had the peso depreciated against the U.S. dollar by 10% with other variables remaining constant, the net loss for the year ended December 31, 2025, would have been Ps. 94,511,504 higher, the net loss for the year ended December 31, 2024, would have been Ps. 181,253,630 higher and the net gain for the year ended December 31, 2023, would have been Ps.226,165,912 lower, primarily as a result of an increase in the exchange rate. However, had the peso appreciated against the U.S. dollar by 10%, the net loss for the year ended December 31, 2025, would have been Ps. 94,511,504 lower, the net loss for the year ended December 31, 2024, would have been Ps. 181,253,630 lower and the net gain for the year ended December 31, 2023, would have been Ps.226,165,912 higher, primarily as a result of the decrease in exchange rate. Hydrocarbon price risk quantification PEMEX occasionally faces market risk due to open positions arising from the mismatch between the DFI portfolio offered to domestic customers and hedges with international counterparties. As of December 31, 2025, PEMEX’s natural gas DFI portfolios had no market risk exposure since all the DFIs in its portfolios expired in 2019. It should be noted that sensitivity analyses were not carried out for other financial instruments, such as accounts receivable and payable (as defined in the financial reporting standards). Such accounts are cleared in short-term, and therefore market risk is considered to be nonexistent. Most of these accounts are related to hydrocarbon prices. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. PMI Trading’s global VaR associated with commodities market risk was U.S.$ (4,213) as of December 31, 2025. This VaR was calculated using the historical method with a 95% confidence level, two-year history and a one-day horizon, adjusted by liquidity. The minimum VaR recorded during the year was U.S.$ (2,932) (registered on January 1st., 2025) and the maximum VaR recorded during the year was U.S.$ (10,218) (registered on March 31st., 2025). As of December 31st., 2024, the global VaR 95% was U.S.$ (2,932). The quantification of crude oil price risk is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. As of December 31, 2025, this was U.S.$ 0, since there were no active hydrocarbon price risk hedging DFIs related to the oil hedge in place. II. Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties.

In order to estimate PEMEX's credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions.

Moreover, PEMEX has entered into various long-term cross-currency swaps agreements, using the following as credit risk mitigants: 1) recouponing clauses (pursuant to which when the MtM exceeds the threshold specified in the confirmation, the MtM is adjusted to zero and notional amount is also adjusted), thereby limiting the PEMEX's exposure to its counterparties referenced to a specific threshold amount, as well as the counterparties' exposure to PEMEX; 2) set-off clauses (under which, in the event of a default by either party, the other party has the option to settle the MtM owed to it through the delivery of bonds issued by the defaulting party).

During 2025, three DFIs structures were entered into with the set-off clause. In addition, recouponing clauses were not triggered in any DFI, and no new DFIs with this feature were entered into.

In addition, during 2024 these recouponing clauses were not triggered in any DFI, and no new DFIs with this feature were entered into. Nonetheless, during 2023, the recouponing clause was triggered in a swap contracted to hedge exposure to foreign exchange risk in euros, which resulted in the prepayment of the fair value and the reset of the swap terms so that its fair value is zero. In addition, as part of the synthetic recouponing carried out that year, two cross currency capped swaps incorporated a recouponing clause as part of their features.

According to IFRS 13 "Fair Value Measurement," the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

The current and potential exposures, aggregated by credit rating, are as follows:

Maximum Credit Exposure by term in Petróleos Mexicanos

Rating	Current	Less than 1 year	1-3 years	3-5 years	5-7 years	7-10 years	More than 10 years
A+	U.S.$ (93,536)	U.S.$ 68,647	U.S.$ 87,542	U.S.$ —	U.S.$ —	U.S.$ —	U.S.$ —
A	—	—	—	—	—	—	—
A-	(967,507)	351,810	676,714	728,216	782,010	694,686	—
BBB+	(2,300,662)	338,917	2,780,959	491,732	380,076	438,843	—
BBB	(46,867)	80,756	684,915	204,943	227,186	335,039	—
BBB-	—	—	—	—	—	—	—

In thousands of U.S. dollars
Figures not audited

129 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Maximum Credit Exposure by term in Petróleos Mexicanos including debt

Rating		Current		Less than 1 year		1-3 years		3-5 years		5-7 years		7-10 years		More than 10 years
A+	U.S.$	—	U.S.$	46,385	U.S.$	87,542	U.S.$	—	U.S.$	—	U.S.$	—	U.S.$	—
A		—		—		—		—		—		—		—
A-		—		—		676,714		728,216		782,010		694,686		—
BBB+		48,962		92,883		2,780,959		491,732		380,076		438,843		—
BBB		2,301		1,043		684,915		204,943		227,186		335,039		—
BBB-		—		—		—		—		—		—		—

In thousands of U.S. dollars
Figures not audited

PEMEX also faces credit risk derived from its investments. As of December 31, 2025, the position in domestic currency was in Mexican Government bonds in pesos. Given the current credit rating, the default probability in this currency is zero according to the default's frequency matrices from rating agencies, therefore no quantification or disclosure of this exposure is made.

Furthermore, by means of its credit guidelines for DFI operations, PEMEX significantly reduces its credit risk exposure related to the DFIs.

In order to qualify for these DFIs, the PEMEX's customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement.

Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that PEMEX may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client's exposure, the client is obligated to deposit collateral.

In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made.

As of December 31, 2025, PEMEX had no DFIs of this type.

PMI Trading's credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport.

III. Liquidity Risk

PEMEX's main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs.

In addition, as of December 31, 2025, Petróleos Mexicanos has acquired a committed U.S. dollar revolving credit line in order to mitigate liquidity risk. The credit line provides access to U.S.$ 3,508,000 with an expiration date in November 2026. As of December 31, 2025, this credit line is fully available (see Note 15).

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 131 of 255 During 2025, PEMEX entered into FX Forwards MXN/U.S.$ in order to preserve an adequate level of liquidity in U.S. dollars. As of December 31, 2025, none of these DFIs were outstanding. In order to mitigate liquidity risk, during 2025, PEMEX conducted two voluntary synthetic recouponings, which involved the restructuring of five UDI/MXN DFIs. Additionally, in the fourth quarter of 2025, PEMEX entered into four DFI structures, three of which consist of two USD/MXN cross currency swaps and five MXN/USD prepaid forwards each, while the other structure comprises a USD/MXN cross currency swap and two MXN/USD exchange rate options. Furthermore, the restructuring of two MXN/USD prepaid swaps was carried out. For the same purpose, during 2024 PEMEX entered into one MXN/USD prepaid swap and carried out two voluntary synthetic recouponings which involved the restructuring of five UDI/MXN DFIs. Additionally, during 2023 PEMEX entered into two MXN/USD prepaid swaps, one of which matured during the second quarter of 2025 and also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI/MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of PEMEX’s portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. PMI Subsidiaries mitigate their liquidity risk through several mechanisms, the most important of which is its centralized treasury, which provides access to two syndicated credit facilities for up to U.S.$ 500,000 and U.S.$ 1,500,000, respectively, and cash surplus capacity in the custody of the centralized structure. In addition, certain PMI Subsidiaries have access to bilateral credit lines from financial institutions for up to U.S.$ 200,000. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. The following tables show the cash flow maturities as well as the fair value of PEMEX’s debt and DFI portfolios as of December 31, 2025, and 2024. It should be noted that:  For debt obligations, these tables present principal cash flow and the weighted average interest rates for fixed rate debt.  For interest rate swaps, interest rate options, cross-currency swaps and currency options, these tables present notional amounts and weighted average interest rates by expected (contractual) maturity dates.  Weighted average variable rates are based on implied forward rates obtained from the interbank market yield curve at the reporting date.  For crude oil and crack spread, volumes are presented in millions of barrels, and fixed average and strike prices are presented in U.S. dollars per barrel.  DFIs’ fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, Proveedor Integral de Precios, S.A. de C.V. (“PIP”), among others.  For PMI Trading, the prices used in commercial transactions and DFIs are published by reputable sources that are widely used in international markets, such as CME-NYMEX, Platts and Argus, among others.  Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve in the original currency, or through other standard methodologies commonly used in financial markets for specific instruments.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

- For all instruments, the tables are based on the contract terms in order to determine the future cash flows that are categorized by expected maturity dates.

Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2025[(1)(2)]

	Year of expected maturity date							
	2026	2027	2028	2029	2030	2031 Thereafter	Total Carrying Value	Fair Value
Liabilities								
Outstanding debt								
Fixed rate (U.S. dollars)	Ps. 12,519,293	Ps. 64,366,606	Ps. 126,151,662	Ps. 70,651,043	Ps. 137,936,993	Ps. 691,398,201	Ps. 1,103,023,798	Ps. 1,057,574,064
Average interest rate (%)							6.61%	
Fixed rate (Japanese yen)	9,165,982	—	—	—	—	—	9,165,982	9,114,175
Average interest rate (%)							0.54%	
Fixed rate (pound sterling)	—	—	—	—	—	—	—	—
Average interest rate (%)							—%	
Fixed rate (pesos)	31,361,411	—	—	—	—	—	31,361,411	31,278,825
Average interest rate (%)							7.47%	
Fixed rate (UDIs)	27,031,196	—	6,251,057	—	—	9,855,969	43,138,222	41,535,025
Average interest rate (%)							4.10%	
Fixed rate (euros)	—	14,749,936	8,814,744	26,297,526	2,060,386	—	51,922,592	53,455,349
Average interest rate (%)							4.20%	
Total fixed rate debt	**Ps. 80,077,882**	**Ps. 79,116,542**	**Ps. 141,217,463**	**Ps. 96,948,569**	**Ps. 139,997,379**	**Ps. 701,254,170**	**Ps. 1,238,612,005**	**Ps. 1,192,957,438**
Variable rate (U.S. dollars)	Ps. 150,419,184	Ps. 2,304,392	Ps. 2,167,894	Ps. 1,569,906	Ps. 1,675,324	Ps. 268,988	Ps. 158,405,688	Ps. 132,067,127
Variable rate (euros)	—	—	—	—	—	—	—	—
Variable rate (pesos)	84,919,432	3,134,687	15,531,403	883,402	—	—	104,468,924	107,071,096
Total variable rate debt	**Ps. 235,338,616**	**Ps. 5,439,079**	**Ps. 17,699,297**	**Ps. 2,453,308**	**Ps. 1,675,324**	**Ps. 268,988**	**Ps. 262,874,612**	**Ps. 239,138,223**
Total debt	**Ps. 315,416,498**	**Ps. 84,555,621**	**Ps. 158,916,760**	**Ps. 99,401,877**	**Ps. 141,672,703**	**Ps. 701,523,158**	**Ps. 1,501,486,617**	**Ps. 1,432,095,661**

Note: Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates at December 31, 2025, of Ps. 17.9667 = U.S.$ 1.00; Ps. 0.1146 = 1.00 Japanese yen; Ps. 24.1607 = 1.00 pound sterling; Ps. 8.665387 = 1.00 UDI; Ps. 21.0974 = 1.00 euro; and Ps. 22.6728 = 1.00 Swiss franc.

(2) Does not include accrued interest.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2024[1][2]

	Year of expected maturity date							
	2025	2026	2027	2028	2029	2030 Thereafter	Total Carrying Value	Fair Value
Liabilities								
Outstanding debt								
Fixed rate (U.S. dollars)	Ps. 35,260,336	Ps. 86,518,874	Ps. 121,204,555	Ps. 63,114,264	Ps. 47,437,960	Ps. 876,979,622	Ps. 1,230,515,611	Ps. 1,101,026,216
Average interest rate (%)							6.90%	
Fixed rate (Japanese yen)	—	10,306,353	—	—	—	—	10,306,353	9,770,917
Average interest rate (%)							0.54%	
Fixed rate (pounds sterling)	11,412,443	—	—	—	—	—	11,412,443	11,040,295
Average interest rate (%)							3.75%	
Fixed rate (pesos)	—	31,318,419	—	—	—	—	31,318,419	28,727,389
Average interest rate (%)							7.47%	
Fixed rate (UDIs)	—	26,089,817	—	6,016,293	—	9,486,252	41,592,362	35,817,620
Average interest rate (%)							4.10%	
Fixed rate (euros)	34,619,628	20,976,799	26,180,338	26,136,531	26,137,924	2,040,586	136,091,806	134,270,515
Average interest rate (%)							4.24%	
Total fixed rate debt	**Ps. 81,292,407**	**Ps. 175,210,262**	**Ps. 147,384,893**	**Ps. 95,267,088**	**Ps. 73,575,884**	**Ps. 888,506,460**	**Ps. 1,461,236,994**	**Ps. 1,320,652,952**
Variable rate (U.S. dollars)	200,188,707	70,666,768	2,599,593	2,445,609	1,771,017	2,193,567	279,865,261	222,992,037
Variable rate (euros)	—	—	—	—	—	—	—	—
Variable rate (pesos)	105,010,909	74,273,092	3,149,795	15,531,404	978,306	—	198,943,506	201,836,083
Total variable rate debt	**Ps. 305,199,616**	**Ps. 144,939,860**	**Ps. 5,749,388**	**Ps. 17,977,013**	**Ps. 2,749,323**	**Ps. 2,193,567**	**Ps. 478,808,767**	**Ps. 424,828,120**
Total debt	**Ps. 386,492,023**	**Ps. 320,150,122**	**Ps. 153,134,281**	**Ps. 113,244,101**	**Ps. 76,325,207**	**Ps. 890,700,027**	**Ps. 1,940,045,761**	**Ps. 1,745,481,072**

Note: Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates at December 31, 2024, of Ps. 20.2683 = U.S.$ 1.00; Ps. 0.1289 = 1.00 Japanese yen; Ps. 25.3860 = 1.00 pound sterling; Ps. 8.340909 = 1.00 UDI; Ps. 20.9868 = 1.00 euro; and Ps. 22.3721 = 1.00 Swiss franc.

(2) Does not include accrued interest.

133 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2025[1][2]

	Year of expected maturity date							
	2026	2027	2028	2029	2030	2031 Thereafter	Total Carrying Value	Fair Value (3)
Hedging Instruments								
Interest Rate DFI (2)(4)								
Interest Rate Swaps (U.S. dollars)								
Variable to fixed	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —
Average pay rate	—%	—%	—%	—%	—%	—%	n.a.	n.a.
Average receive rate	—%	—%	—%	—%	—%	—%	n.a.	n.a.
Fixed to variable	—	—	14,373,360	—	—	—	14,373,360	195,655
Average pay rate	5.13%	4.50%	4.60%	0.00%	—%	—%	n.a.	n.a.
Average receive rate	5.35%	5.35%	5.35%	0.00%	—%	—%	n.a.	n.a.
Interest Rate Options								
Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —
Currency DFI								
Cross-currency swaps								
Receive euros/Pay U.S. dollars	Ps. —	Ps. 13,551,813	Ps. 8,040,679	Ps. 26,436,838	Ps. 1,988,734	Ps. —	Ps. 50,018,064	Ps. 5,585
Receive Japanese yen/Pay U.S. dollars	—	—	—	—	—	—	—	—
Receive pounds sterling/Pay U.S. dollars	—	—	—	—	—	—	—	—
Receive UDI/Pay pesos	17,076,001	—	4,749,625	—	—	6,844,866	28,670,492	9,058,137
Receive Swiss francs/Pay U.S. dollars	—	—	—	—	—	—	—	—
Receive pesos/Pay U.S. dollars	—	—	—	—	—	36,091,100	36,091,100	(839,306)
Currency Options								
Buy Put, Sell Put and Sell Call on Japanese yen	9,171,948	—	—	—	—	—	9,171,948	(2,841,492)
Buy Call, Sell Call and Sell Put on euros	—	—	8,844,069	—	—	—	8,844,069	(311,664)
Sell Call on pounds sterling	—	—	—	—	—	—	—	—
Sell Call on Swiss Francs	—	14,772,559	—	26,379,607	2,110,369	—	43,262,535	(223,737)
Sell Call on Euros	—	—	—	—	—	17,966,700	17,966,700	(444,490)
FX Forward								
Receive pesos/Pay U.S. dollars	—	—	9,544,149	3,844,287	3,486,667	—	16,875,103	(13,717,311)
Prepaid swaps								
Receive U.S. dollars and pesos / Pay U.S. dollars and pesos	Ps. —	Ps. 21,674,655	Ps. 21,674,655	Ps. —	Ps. —	Ps. —	Ps. 43,349,310	Ps. (54,453,243)

N.A. = not applicable.

Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates at December 31, 2025, of Ps. 17.9667 = U.S.$ 1.00 and Ps. 21.0974 = 1.00 euro.

(2) PEMEX's management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes.

134 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

(3) Positive numbers represent a favorable fair value to PEMEX.

(4) PMI's risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes.

Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2024[1][2]

	Year of expected maturity date							
	2025	2026	2027	2028	2029	2030 Thereafter	Total Carrying Value	Fair Value (3)
Hedging Instruments								
Interest Rate DFI (2)(4)								
Interest Rate Swaps (U.S. dollars)								
Variable to fixed	Ps. 2,482,867	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 2,482,867	Ps. 46,223
Average pay rate	2.31%	—%	—%	—%	—%	—%	n.a.	n.a.
Average receive rate	5.23%	—%	—%	—%	—%	—%	n.a.	n.a.
Fixed to variable	—	—	—	18,241,470	—	—	18,241,470	(77,608)
Average pay rate	—%	—%	—%	5.36%	—%	—%	n.a.	n.a.
Average receive rate	—%	—%	—%	5.35%	—%	—%	n.a.	n.a.
Interest Rate Options								
Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —
Currency DFI								
Cross-currency swaps								
Receive euros/Pay U.S. dollars	Ps. 39,365,746	Ps. 22,194,423	Ps. 27,221,847	Ps. 27,055,647	Ps. 29,823,494	Ps. 2,243,498	Ps. 147,904,655	Ps. (9,396,306)
Receive Japanese yen/Pay U.S. dollars	—	—	—	—	—	—	—	—
Receive pounds sterling/Pay U.S. dollars	11,991,942	—	—	—	—	—	11,991,942	(708,227)
Receive UDI/Pay pesos	3,063,181	17,076,001	—	4,749,625	—	6,844,866	31,733,673	5,491,946
Receive Swiss francs/Pay U.S. dollars	—	—	—	—	—	—	—	—
Currency Options								
Buy Put, Sell Put and Sell Call on Japanese yen	Ps. —	Ps. 10,314,656	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 10,314,656	Ps. (2,612,530)
Buy Call, Sell Call and Sell Put on euros	15,214,703	—	—	26,232,247	—	—	41,446,950	(4,953,719)
Sell Call on pounds sterling	11,415,512	—	—	—	—	—	11,415,512	—
Sell Call on Swiss francs	—	—	—	—	—	—	—	—
Sell Call on Euros	13,640,769	15,739,348	26,232,247	—	26,232,247	2,098,580	83,943,191	(142,993)
FX Forwards								
Receive U.S. dollars and pesos / Pay U.S. dollars and pesos	Ps. 61,490,994	Ps. 48,902,516	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 110,393,510	Ps. (87,155,413)

135 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

N.A. = not applicable.

Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates at December 31, 2024, of Ps. 20.2683 = U.S.$ 1.00 and Ps. 20.9868 = 1.00 euro.

(2) PEMEX's management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes.

(3) Positive numbers represent a favorable fair value to PEMEX.

(4) PMI's risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes.

The following tables show the estimated amount of principal and interest cash flow maturities of PEMEX's financial liabilities as of December 31, 2025 and 2024 (DFIs are not included):

Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2025[1]

	Total Carrying Value	Year of expected maturity date 2026	2027	2028	2029	2030	2031 Thereafter	Total
Financial Liabilities								
Suppliers	Ps. 436,704,206	Ps. 436,704,206	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 436,704,206
Accounts and accrued expenses Payable	67,884,889	67,884,889	—	—	—	—	—	67,884,889
Leases	41,184,280	10,499,653	7,298,141	6,180,826	4,896,937	4,911,355	23,258,467	57,045,379
Long-term contractual liabilities	193,033,065	13,375,413	34,456,245	40,808,156	41,215,651	41,208,907	113,361,982	284,426,354
Debt	1,531,298,090	376,406,859	160,117,968	229,655,397	161,646,801	196,629,746	1,343,049,204	2,467,505,975
Total	**Ps. 2,270,104,530**	**Ps. 904,871,020**	**Ps. 201,872,354**	**Ps. 276,644,379**	**Ps. 207,759,389**	**Ps. 242,750,008**	**Ps. 1,479,669,653**	**Ps. 3,313,566,803**

Note: Numbers may not total due to rounding.

(1) The information in this table has been calculated using exchange rates on December 31, 2025, of Ps. 17.9667 = U.S.$ 1.00; Ps. 0.1146 = 1.00 Japanese yen; Ps. 24.1607 = 1.00 Pound sterling; Ps. 8.665387 = 1.00 UDI; Ps. 21.0974 = 1.00 euro; and Ps. 22.6728 = 1.00 Swiss franc.

Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2024[1]

	Total Carrying Value	Year of expected maturity date 2025	2026	2027	2028	2029	2030 Thereafter	Total
Financial Liabilities								
Suppliers	Ps. 505,989,382	Ps. 505,989,382	Ps. —	Ps. —	Ps. —	Ps. —	Ps. —	Ps. 505,989,382
Accounts and accrued expenses Payable	72,773,222	72,773,222	—	—	—	—	—	72,773,222
Leases	46,825,266	11,092,958	7,288,901	7,182,819	6,327,785	5,000,783	29,697,210	66,590,456
Debt	1,978,772,255	514,395,729	426,064,511	231,981,151	185,726,755	142,388,201	1,675,074,455	3,175,630,802
Total	**Ps. 2,604,360,125**	**Ps. 1,104,251,291**	**Ps. 433,353,412**	**Ps. 239,163,970**	**Ps. 192,054,540**	**Ps. 147,388,984**	**Ps. 1,704,771,665**	**Ps. 3,820,983,862**

136 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 137 of 255 Note: Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates on December 31, 2024, of Ps. 20.2683 = U.S.$ 1.00; Ps. 0.1289 = 1.00 Japanese yen; Ps. 25.3860 = 1.00 Pound sterling; Ps. 8.340909 = 1.00 UDI; Ps. 20.9868 = 1.00 euro; and Ps. 22.3721 = 1.00 Swiss franc. B. Fair value of derivative financial instruments PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. PEMEX’s assumptions and inputs considered in the calculation of the fair value of its DFIs fall under Level 2 of the fair value hierarchy for market participant assumptions.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 138 of 255 Embedded derivatives In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2025 and 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194, contained in an FX Single Cross Currency Swap contract, which expired in February 2024. Accounting treatment PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments income (cost), net” line item in the consolidated statement of comprehensive income. As of December 31, 2025, and 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (63,571,865) and Ps. (99,768,509), respectively. As of December 31, 2025, and 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments income (cost), net” line item in the consolidated statement of comprehensive income. The following table shows the fair values and notional amounts of PEMEX’s DFIs, including those with an open position and those that have matured but that have not been settled, which were designated as non-hedges for accounting purposes and entered into for trading purposes as of December 31, 2025 and 2024. It should be noted that:  DFIs’ fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, Proveedor Integral de Precios, S.A. de C.V., among others.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

- Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve, in the original currency, or through other standard methodologies commonly used in the financial markets for certain specific instruments.

		December 31,			
		2025		2024	
DFI	POSITION	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate swaps	Petróleos Mexicanos pays fixed in U.S. dollar and receives floating in 3-month U.S. dollar SOFR + spread.	Ps. —	Ps. —	Ps. 506,708	Ps. 5,090
Interest rate swaps	Petróleos Mexicanos pays fixed in U.S. dollar and receives floating in 6-month U.S. dollar SOFR + spread.	—	—	1,976,159	41,133
Interest rate swaps	Petróleos Mexicanos pays floating in 6-month U.S. dollar SOFR + spread and receives fixed in U.S. dollar	14,373,360	195,655	18,241,470	(77,608)
Cross-currency swaps	Petróleos Mexicanos pays the 28-day TIIE + spread in pesos and receives fixed in UDI.	28,670,492	9,058,137	31,733,673	5,491,946
Cross-currency swaps	Petróleos Mexicanos pays TIIEF + spread in pesos and receives fixed in U.S. dollar	36,091,100	(839,306)	—	—
Cross-currency swaps	Petróleos Mexicanos pays fixed in U.S. dollar and receives fixed in euro.	50,018,064	5,585	147,904,655	(9,396,306)
Cross-currency swaps	Petróleos Mexicanos pays fixed in U.S. dollar and receives fixed in Pound sterling.	—	—	11,991,942	(708,227)
Currency Options	Petróleos Mexicanos Buy Put, Sell Put and Sell Call on Japanese yen	9,171,948	(2,841,492)	10,314,656	(2,612,530)
Currency Options	Petróleos Mexicanos Buy call, Sell Call and Sell Put on euro	8,844,069	(311,664)	41,446,951	(4,953,719)
Currency Options	Petróleos Mexicanos Sell Call on Pound sterling	—	—	11,415,512	—
Currency Options	Petróleos Mexicanos Sell Call on euro	43,262,535	(223,737)	83,943,191	(142,993)
Currency Options	Petróleos Mexicanos Buy Put and Sell Call on pesos	17,966,700	(444,490)	—	—
Currency Forward	Petróleos Mexicanos pays Pesos and receives U.S. dollar.	16,875,103	(13,717,311)	—	—
Cross-currency swaps (Prepaid Swaps)	Petróleos Mexicanos pays U.S. dollar and Pesos and receives U.S. dollar and Pesos	43,349,310	(54,453,243)	110,393,509	(87,155,413)
	Subtotal		**Ps. (63,571,866)**		**Ps. (99,508,627)**

		December 31,			
		2025		2024	
DFI	Position	Volume (MMb)	Fair Value	Volume (MMb)	Fair Value
Crude oil Options	PEMEX buys Put and sells Put	0.00	Ps. —	64.57	Ps. (259,882)
	Subtotal		**Ps. —**		**Ps. (259,882)**
	Total		**Ps. (63,571,866)**		**Ps. (99,768,509)**

139 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 140 of 255 December 31, 2025 2024 DFI Market Volume (MMb) Fair value Volume (MMb) Fair value Futures Exchange traded (0.67) Ps. 23,052 (0.03) Ps. (6,128) Petroleum Products Swaps Exchange traded (1.43) 38,942 (0.89) (15,006) Notes: Amounts may not total due to rounding. The fair value of the Futures and the Petroleum Products Swaps was recognized as “Cash and cash equivalents” in the statement of financial position because PEMEX considered these financial assets to be fully liquid. The exchange rate for U.S. dollars as of December 31, 2025, and 2024, was Ps. 17.9667 and Ps. 20.2683 per U.S. dollar, respectively. The exchange rate for euros as of December 31, 2025, and 2024, was Ps. 21.0974 and Ps. 20.9868 per euro, respectively. For the years ended December 31, 2025, 2024 and 2023, PEMEX recognized a net (loss) gain of Ps. 21,587,903, Ps. (27,594,230), and Ps. 672,226 respectively, in the “Derivative financial instruments income (cost), net” line item with respect to DFIs treated as instruments entered into for trading purposes (the gain as of December 31, 2023, includes the gain generated by the embedded derivative and the loss as of December 31, 2024, includes the loss from the cancellation of the embedded derivative). The following tables present the fair value of PEMEX’s DFIs that are included in the consolidated statement of financial position in Derivative financial instruments (including both DFIs that have not reached maturity and those that have reached maturity but have not been settled), as of December 31, 2025, and 2024: Derivatives assets Fair value December 31, 2025 2024 Derivatives not designated as hedging instruments Currency options Ps. 162,557 Ps. — Cross-currency swaps 14,176,252 9,103,992 Interest rate swaps 195,655 99,966 Total derivatives not designated as hedging instruments Ps. 14,534,464 Ps. 9,203,958 Total assets Ps. 14,534,464 Ps. 9,203,958

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 141 of 255 Derivatives liabilities Fair value December 31, 2025 2024 Derivatives not designated as hedging instruments Forwards Ps. (13,717,311) Ps. — Crude oil options — (259,882) Currency options (3,760,202) (7,566,249) Cross-currency swaps (60,628,816) (101,014,985) Interest rate swaps — (131,351) Total derivatives not designated as hedging instruments Ps. (78,106,329) Ps. (108,972,467) Total liabilities Ps. (78,106,329) Ps. (108,972,467) Net total Ps. (63,571,865) Ps. (99,768,509) The following table presents the net (loss) gain recognized in income on PEMEX’s DFIs for the years ended December 31, 2025, 2024 and 2023, in the consolidated statement of comprehensive income which is presented in the “Derivative financial instruments income (cost), net” line item: Amount of gain (loss) recognized in the Statement of operations on derivatives Derivatives not designated as hedging instruments December 31, 2025 2024 2023 Embedded derivatives Ps. — Ps. (194,194) Ps. 194,194 Forwards (13,728,281) (408,079) (325,605) Futures (239,159) (664,381) (116,638) Crude oil options 2,288,069 (898,527) (1,472,311) Currency options 5,655,419 (5,253,517) 1,121,329 Interest rate options — 76,882 100,615 Crack spread swaps 123,064 343,202 575,932 Cross-currency swaps 27,301,296 (20,572,489) 600,937 Interest rate swaps 187,495 (23,127) 11,987 DFIs not identified — — (18,214) Total Ps. 21,587,903 Ps. (27,594,230) Ps. 672,226 Disclosure of employee benefits [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 142 of 255 NOTE 19. EMPLOYEE BENEFITS Until December 31, 2015, PEMEX only had defined benefit pension plans for the retirement of its employees, to which only PEMEX contribute. Benefits under these plans are based on an employee’s salary and years of service completed at retirement. As of January 1, 2016, PEMEX also has a defined contribution pension plan, in which both PEMEX and the employee contribute to an employee’s individual account. Benefits under the defined benefit plan are mainly based on the years of service completed by the employee, and their remuneration at the date of retirement. The obligations and costs of these plans are recognized based on an actuarial valuation prepared by independent experts. Within the regulatory framework of plan assets, there are no minimum funding requirements. PEMEX has established additional plans to cover post-employment benefits, which are based on actuarial studies prepared by independent experts and which include disability, post-mortem pension and the death of retired employees, as well as medical services for retired employees and beneficiaries. For the defined benefit plan, PEMEX funded its employees benefits through Mexican trusts, the resources of which come from the retirement line item of PEMEX’s annual budget (an operating expense), or any other line item that substitutes or relates to this line item, or that is associated with the same line item and the interests, dividends or capital gains obtained from the investments of the trusts. On March 19, 2025, pursuant to the 2025 Petróleos Mexicanos Law, the dissolution of Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics took effect. All of the assets, liabilities, rights and obligations of the subsidiary entities, including all labor liabilities, were assumed by, and transferred to Petróleos Mexicanos, which became the successor of the subsidiary entities as a matter of Mexican Law (Note 1). Accordingly, the figures reported in this note include the labor liabilities of the business segments (see Note 6). The following table shows the amounts associated with PEMEX’s labor obligations: December 31, 2025 2024 Liability for defined benefits at retirement and post-employment at the end of the year Ps. 1,457,536,764 Ps. 1,220,486,347 Liability for other long-term benefits 12,522,799 12,103,548 Total liability for defined benefits recognized in the consolidated statement of financial position at the end of the year Ps. 1,470,059,563 Ps. 1,232,589,895 The amount reflected in Employee Benefit at the end of the year includes both the defined benefit plan (DB) and the defined contribution plan (DC). As for the defined contribution scheme, the Assets (liabilities) recognized in the balance sheet (DC- guarantee) went from Ps. 6,646,477 in 2024 to Ps. 6,697,432 in 2025. The expense in the statement of comprehensive income (net cost for the period, DC-guarantee) was Ps.1,310,945 and Ps. 1,188,784 as of December 2024 and 2025, respectively.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

The following tables contain detailed information regarding PEMEX's retirement and post-employment benefits:

	December 31,	
Changes in the liability for defined benefits	**2025**	**2024**
Liability for defined benefits at the beginning of the year	Ps. 1,220,486,347	Ps. 1,360,042,062
Current Service cost	25,203,473	23,112,133
Net interest	132,307,251	123,384,081
Liquidation event loss	(34,854)	—
Defined benefits paid by the fund	(7,414,866)	(7,910,227)
Actuarial losses (gains) in other comprehensive results due to:		
Change in financial assumptions [1]	184,295,367	(253,363,361)
Change in demographic assumptions [1]	3,949,508	15,407,718
For experience during the year [1]	(13,045,339)	42,539,216
Assets of the plan during the year [1]	(361,843)	451,875
Contributions paid to the fund	(87,848,280)	(83,177,150)
Defined benefit liabilities at end of year	**Ps. 1,457,536,764**	**Ps. 1,220,486,347**

1. The amount of actuarial losses corresponding to retirement and post-employment benefits recognized in other comprehensive income net for Ps.(173,640,083) generated in the period from January to December 2025 correspond to the decrease in the discount rate from 11.28% in 2024 to 9.95% in 2025 as well as the changes in obligations for movements in the population, age, seniority, salary, pensions and benefits. In 2024, as a result of the review of actuarial assumptions, the assumptions related to family composition and the type of pension arising from the death of retirees, salary increases and promotions, as well as the probability of retirement of active personnel, were updated. The impact of these changes was considered in the final figures.

	December 31,			
Changes in pension plan assets		**2025**		**2024**
Plan assets at the beginning of year	Ps.	2,193,747	Ps.	2,176,432
Return on plan assets		58,009		194,602
Payments by the pension fund		(85,713,034)		(82,848,765)
Company contributions to the fund		87,848,280		83,177,150
Actuarial (gains) losses in plan assets		361,843		(451,875)
Adjustment to the Defined Contribution Plan [1]		1,508		(53,797)
Pension plan assets at the end of year	**Ps.**	**4,750,353**	**Ps.**	**2,193,747**

1. The concepts come from the valuation of PMI´s liabilities.

The Labor Fund reduction was due to budgetary requirements derived from the need to meet a financial balance goal in cash flow. In this sense, during 2020 PEMEX's administration implemented a strategy and the contributions to the Fund are scheduled and executed taking into account the initial balance plus the cost of payrolls and retirements for the year, maintaining a minimum operating balance without the operational continuity risk or payment to personnel.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 144 of 255 Derived from the Federal Government Contribution due to the Modification of the Pension Plan of PEMEX, from January to December, 2025, PEMEX contributed Ps. 17,398,280 in interest. From January 1 to December 31, 2025, interest generated by the total of Government Bonds amounted Ps. 1,759,219 of which Petróleos Mexicanos received the payment of Ps. 1,819,299 (see Note 14). Expected payments for fiscal year 2025 are Ps. 98,510,148. As of December 31, 2025 and 2024, the amounts and types of plan assets are as follows: December 31, Plan Assets 2025 2024 Cash and cash equivalents Ps. 2,506,395 Ps. 113,020 Debt instruments 2,243,958 2,080,727 Total plan assets Ps. 4,750,353 Ps. 2,193,747 December 31, Changes in Defined Benefit Obligations (DBO) 2025 2024 Defined benefit obligations at the beginning of the year Ps. 1,222,680,092 Ps. 1,362,164,696 Service costs 12,244,394 15,122,465 Financing costs 132,434,039 123,578,683 Past service costs 12,890,300 7,989,668 Payments by the fund (93,127,900) (90,758,993) Amount of actuarial (losses) gains recognized in other comprehensive results due to: Change in financial assumptions (1) 184,295,367 (253,363,361) Change in demographic assumptions (2) 3,949,508 15,407,718 For experience during the year (3) (13,045,339) 42,539,216 Reductions (33,344) — Defined benefit obligations at the end of year Ps. 1,462,287,117 Ps. 1,222,680,092 (1) The variations in financial assumptions are due to the decrease in the discount rate from 11.28% in 2024 to 9.95% in 2025. (2) The main factor that influenced the actuarial loss due to changes in demographic assumptions in 2025 was primarily the update of the mortality table for retirees. In 2024, derived from the review of the actuarial assumptions, the assumptions of family composition and type of pension derived from the death of retirees, the salary increase and promotions, as well as the probability of retirement of active personnel were updated, the impact of which was considered in the final figures. (3) Changes in assumptions for experience depend on factors that may not remain constant year to year, including changes in population that differ from expectations. The factors that influenced results for 2025 were an increase in salaries, departures and inflows of personnel. The effects on the Defined Benefits Liability upon retirement and post-employment at the end of the period are:  The effect of an increase or decrease of one percentage point in the discount rate is (9.74)% and 11.78%, respectively, in defined benefit obligations.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

- The effect of an increase or decrease of one percentage point in the inflation rate is 7.49% and (6.51)%, respectively, in defined benefit obligations.

- The effect of an increase or decrease of one percentage point in the wage is 1.01% and (0.91)%, respectively, in defined benefit obligations.

- The effect of an increase or decrease of one percentage point in medical services is 2.17% and (1.75)%, respectively, in defined benefit obligations.

The effects previously mentioned were determined using the projected unit credit method which was the same method used in the prior valuation.

Assumptions regarding future mortality are based on EMSSA2009 to Unique Circular of the *Comisión Nacional de Seguros y Fianzas* (National Commission of Insurance and Bonds) and include improvements. For the December valuation, the mortality table for retired personnel was updated using an actuarial proposal based PEMEX's experience . The mortality table for the incapacitated personnel is the EMSSInc-IMSS2012 and for the disabled personnel the EMSSInv-IMSS2012.

PEMEX's plan assets is held in the FOLAPE trusts, which are managed by *BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México* and a technical committee for each trust that is comprised of personnel from Petróleos Mexicanos and the trusts. As of December 31, 2025, FOLAPE has a balance of Ps. 2,450,419, while the remaining Ps. 2,299,934 belong to affiliate companies that are in charge of managing their own funds.

The following tables present additional fair value disclosure about plan assets and indicate their rank, in accordance with IFRS 13, as of December 31, 2025 and 2024:

	Fair value measurements as of December 31, 2025			
Plan assets	**Quoted prices in active markets for identical assets (level 1)**	**Significant observable inputs (level 2)**	**Significant unobservable inputs (level 3)**	**Total**
Cash and cash equivalents	Ps. 2,506,395	Ps. —	Ps. —	Ps. 2,506,395
Debt instruments	2,243,958	—	—	2,243,958
Total	**Ps. 4,750,353**	**Ps. —**	**Ps. —**	**Ps. 4,750,353**

	Fair value measurements as of December 31, 2024			
Plan assets	**Quoted prices in active markets for identical assets (level 1)**	**Significant observable inputs (level 2)**	**Significant unobservable inputs (level 3)**	**Total**
Cash and cash equivalents	Ps. 113,020	Ps. —	Ps. —	Ps. 113,020
Debt instruments	2,080,727	—	—	2,080,727
Total	**Ps. 2,193,747**	**Ps. —**	**Ps. —**	**Ps. 2,193,747**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 146 of 255 As of December 31, 2025 and 2024, the principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows: December 31, 2025 2024 Rate of increase in salaries 5.20% 5.20% Rate of increase in pensions 4.00% 4.00% Rate of increase in post-mortem pensions 0.00% 0.00% Rate of increase in medical services 7.65% 7.65% Inflation assumption 4.00% 4.00% Rate of increase in basic basket for active personnel 5.00% 5.00% Rate of increase in basic basket for retired personnel 4.00% 4.00% Rate of increase in gas and gasoline 4.00% 4.00% Discount and return on plan assets rate (1) 9.95% 11.28% Average length of obligation (years) 11.40 10.91 (1) In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds, based on the Fixed Rate bonds of the Federal Government (“Bonos M”) and the “Cetes”, as well as the flow of expected payments to cover the contingent obligations. As a consequence of the change in the yields of the financial instruments mentioned above at the end of the year, the discount rate decreased compared to the end of 2024.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 147 of 255 Other long-term benefits PEMEX has established other long-term benefit plans for their employees, to which employees do not contribute, which correspond to the seniority premiums payable for disability, death and survivor benefits (payable to the widow and beneficiaries of worker), medical service, gas and basic basket for beneficiaries. Benefits under these plans are based on an employee’s salary and years of service completed at separation date. Obligations and costs of such plans are recorded in accordance with actuarial valuations performed by independent actuaries. The amounts recognized for other long-term obligations are as follows: December 31, Change in the liability for defined benefits 2025 2024 Liabilities for defined benefits at the beginning of year Ps. 12,103,548 Ps. 12,417,151 Charge to income for the year 2,605,582 2,853,364 Actuarial losses (gains) recognized in income due to: Change in financial assumptions 1,670,146 (3,008,011) Change in demographic assumptions (83,489) 1,536,223 For experience during the year (3,772,988) (1,695,179) Liabilities for defined benefits at the end of year Ps. 12,522,799 Ps. 12,103,548 The expected long-term benefit payments for 2025 amount to Ps. 484,258. The principal actuarial assumptions used in determining the defined benefit obligation for the plans are:  The effect of an increase or decrease of one percentage point in the discount rate is (11.38)% and 14.37%, respectively, in defined benefit obligations.  The effect of an increase or decrease of one percentage point in the inflation is 0.00% and 0.00%, respectively, in defined benefit obligations.  The effect of an increase or decrease of one percentage point in the wage is 3.38% and (3.08)%, respectively in defined benefit obligations.  The effect of an increase or decrease of one percentage point in medical services is 6.34% and (4.66)%, respectively, in defined benefit obligations.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 148 of 255 The principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows: December 31, 2025 2024 Rate of increase in salaries 5.20% 5.20 % Inflation assumption 4.00% 4.00 % Rate of increase in basic basket for active personnel 5.00% 5.00 % Rate of increase in basic basket for retired pe rsonnel 4.00% 4.00 % Rate of increase in gas and gasoline 4.00% 4.00 % Discount and return on plan assets rate (1) 9.95% 11.28 % Average length of obligation (years) 11.40 10.91 (1) In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds denominated in pesos (Cetes and M bonds), as well as the flow of payments expected to cover contingent obligations. As a result of the profits in financial instruments at the end of 2025, the discount rate decreased as compared to 2024. Disclosure of entity's operating segments [text block] NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and extraction of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of December 31, 2024 PEMEX’s operations were conducted through seven business segments: • Exploration and Production; • Industrial Transformation; • Logistics; • Deer Park; • the Trading Companies; • Corporate; and • Other Operating Subsidiary Companies. Following the dissolution of the subsidiary entities on March 19, 2025 and pursuant to the New Organic Statute, as of June 1, 2025, PEMEX’s operations are now conducted through six segments:

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 149 of 255 • Exploration and Extraction; • Industrial Processes; • Energy Transformation; • Deer Park; • the Trading Companies; and • Other Operating Subsidiary Companies. The primary sources of revenue for PEMEX’s business segments are as described below:  The Exploration and Extraction segment (formerly Exploration and Production) earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 14 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is transferred to the Industrial Processes segment. Additionally, it receives income from drilling services, and servicing and repairing wells.  The Industrial Processes segment (formerly Industrial Transformation) earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Electricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or " ASA "). The refining segment’s most important products are different types of gasoline and diesel.  The Energy Transformation segment (previously included in the Industrial Transformation segment) earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives.  The Deer Park segment includes DPRLP’s operations, generates revenues from sales of distillates and gasoline in the U.S. market.  The Trading Companies segment, which consists of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, gas and petroleum and petrochemical products in international markets.  The segment related to the Other Operating Subsidiary Companies provides transportation and storage of crude oil, petroleum products and petrochemicals, administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary companies with industrial activities. As of March 19, 2025 this segment includes the Logistics and Corporate activities, previously reported as separate segments.  The Logistics segment (until March 18, 2025) earned income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment.  The Corporate segment (until March 18, 2025) provided administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX's management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX's reporting currency.

For the year ended December 31, 2024, PEMEX presents the operating segments as they existed prior to the enactment of the 2025 Petróleos Mexicanos Law and the New Organic Statute, this information is not comparable to the 2025 amounts due to the unavailability to obtain these figures. For the year ended December 31, 2025, PEMEX presents the operating segments in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 1).

As of/for the twelve-month period ended December 31, 2025	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:								
Trade	Ps. 222,212,029	523,252,345	74,651,572	149,654,155	532,377,490	23,667,162	—	Ps. 1,525,814,753
Intersegment	112,646,990	303,932,801	14,743,972	18,374,148	411,951,040	92,821,864	(954,470,815)	—
Services income	17,886	115,007	—	—	1,548,383	1,019,697	—	2,700,973
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	12,597,956	(1,115,093)	3,467,927	—	163,986	(23,192,225)	—	(8,077,449)
Cost of sales	428,791,210	480,144,896	78,983,573	166,998,842	926,482,171	117,567,284	(938,447,010)	1,260,520,966
Transfer of good and services	(189,572,824)	171,820,585	46,734,997	—	—	(42,146,271)	13,163,513	—
Gross income (loss)	108,256,475	174,219,579	(32,855,099)	1,029,461	19,558,728	18,895,485	(29,187,318)	259,917,311
Distribution, transportation and sale expenses	5,013,653	5,125,468	8,789,931	—	114,103	180,092	(3,425,034)	15,798,213
Administrative expenses	40,048,635	38,904,212	11,344,256	1,999,755	3,872,651	108,518,840	(9,726,730)	194,961,619
Impairment losses on trade receivables from customers	—	(2,703,151)	(324,139)	—	(9,458,947)	(445,746)	—	(12,931,983)
Transfer of services	42,359,579	41,625,981	1,936,019	—	—	(69,946,315)	(15,975,264)	—
Other revenue	20,621,700	2,102,138	1,858,461	(136,560)	1,027,730	4,806,055	—	30,279,524
Other expenses	26,294,475	3,831,666	871,690	11,689	859,056	529,294	(87,630)	32,310,240
Operating income	15,161,833	84,131,239	(54,262,673)	(1,118,543)	6,281,701	(16,026,117)	27,340	34,194,780
Welfare oil duty	194,573,038	—	—	—	—	—	—	194,573,038
Operating (loss) income after Welfare oil duty	(179,411,205)	84,131,239	(54,262,673)	(1,118,543)	6,281,701	(16,026,117)	27,340	(160,378,258)
Financing income	27,049,980	359,102	26,946	867,248	1,279,687	172,320,133	(189,984,479)	11,918,617
Financing (cost)	146,118,971	23,355,651	1,795,732	125,753	5,982,349	162,559,310	(189,957,140)	149,980,626
Derivative financial instruments income (cost), net	12,404,584	(4,255)	(319)	—	(239,159)	9,427,052	—	21,587,903
Foreign exchange income (loss), net	240,443,924	28,084,899	2,111,835	—	(447,612)	(75,010,648)	—	195,182,398
Profit (loss) sharing in associates	496,825	(1,106,997)	1,106,997	—	8,583,019	(10,102,351)	1,742,797	720,290
Total taxes and other	—	—	—	26,635	85,384	603,737	—	715,756
Net (loss) income	Ps. (45,134,863)	88,108,337	(52,812,946)	(403,683)	9,389,903	(82,554,978)	1,742,798	Ps. (81,665,432)
Total current assets	358,461,569	390,453,024	(2,875,722)	25,532,702	207,960,075	1,734,731,765	(2,212,027,373)	502,236,040
Total non-current assets	937,978,665	223,288,730	11,621,051	36,183,453	130,083,074	(46,660,527)	424,736,525	1,717,230,971
Total current liabilities	1,170,640,890	319,308,368	102,346,767	7,500,117	184,622,246	1,460,294,877	(2,211,936,205)	1,032,777,060
Total long-term liabilities	1,690,119,743	629,488,968	65,770,049	4,519,381	1,107,814	1,646,039,669	(944,549,503)	3,092,496,121
Total equity (deficit)	(1,564,320,399)	(335,055,582)	(159,371,487)	49,696,657	152,313,089	(1,418,263,308)	1,369,194,860	(1,905,806,170)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	130,244,785	7,375,020	655,064	3,431,055	268,341	11,544,399	—	153,518,664
Depreciation of rights of use	294,582	3,022,437	708,023	643,904	892,053	651,173	—	6,212,172
Net periodic cost of employee benefits	45,232,212	49,552,069	11,794,206	—	40,117	51,322,824	—	157,941,428
Interest income [1]	131,938	367,611	—	330,426	737,941	8,251,895	—	9,819,811
Interest cost [2]	(3,159,156)	3,676,028	—	125,753	4,218,611	132,080,447	—	136,941,683

(1) Included in financing income.
(2) Included in financing cost.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

As of/for the twelve-month period ended December 31, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 347,550,312	628,918,718	—	165,980,709	506,782,844	—	20,284,544	—	Ps. 1,669,517,127
Intersegment	517,221,080	355,276,301	90,057,618	15,758,565	509,246,055	48,982,014	51,691,573	(1,588,233,206)	—
Services income	27,348	731,624	414,098	485	1,950,251	1,045	30,928	—	3,155,779
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	24,027,347	(78,049,865)	582,923	—	(37,985)	—	—	—	(53,477,580)
Cost of sales	533,614,774	1,119,899,412	76,270,963	181,283,153	1,007,097,423	1,249,656	61,132,730	(1,545,084,824)	1,435,463,287
Gross income (loss)	355,211,313	(213,022,634)	14,783,676	456,606	10,843,742	47,733,403	10,874,315	(43,148,382)	183,732,039
Distribution, transportation and sale expenses	641,499	9,130,174	—	—	31,101	7,859	41,210	(1,772,009)	8,079,834
Administrative expenses	47,302,354	54,975,089	17,799,642	1,841,704	3,528,532	86,635,110	8,532,279	(41,408,534)	179,206,176
Impairment losses on trade receivables from customers	—	866,405	(158,008)	—	(16,155,808)	—	8,853	—	(15,438,558)
Other revenue	8,599,117	5,427,426	828,787	18,921	679,985	983,270	2,010,503	—	18,548,009
Other expenses	4,794,173	9,283,729	483,210	498,188	65,887	77,670	337,412	5,083	15,545,352
Operating (loss) income	311,072,404	(280,117,795)	(2,828,397)	(1,864,365)	(8,257,601)	(38,003,966)	3,982,770	27,078	(15,989,872)
Financing income	81,442,953	915,653	19,927,846	1,177,512	1,296,321	226,654,666	2,087,505	(317,832,573)	15,669,883
Financing cost	171,319,838	57,706,799	378,866	245,442	7,868,834	236,220,806	2,966,859	(317,805,494)	158,901,950
Derivative financial instruments (cost) income, net	(25,445,169)	215,388	—	99,580	(664,381)	(1,799,648)	—	—	(27,594,230)
Foreign exchange (loss) income, net	(95,489,278)	(242,811,794)	(425,181)	—	(800,834)	39,427,764	(4,352,913)	—	(304,452,236)
Profit (loss) sharing in associates	360,996	(4,688,971)	943	—	(3,151,006)	(716,122,380)	(10,061,543)	734,623,610	961,649
Total duties, taxes and other	189,239,536	—	42,551,529	(1,827)	2,702,256	54,351,481	1,438,223	—	290,281,198
Net (loss) income	Ps. (88,617,468)	(584,194,318)	(26,255,184)	(830,888)	(22,148,591)	(780,415,851)	(12,749,263)	734,623,609	Ps. (780,587,954)
Total current assets	1,122,872,816	225,147,273	294,804,303	32,870,141	287,375,832	2,040,342,693	111,987,963	(3,675,846,301)	439,554,720
Total non-current assets	938,768,113	590,508,074	127,928,147	34,744,185	130,862,284	(171,049,739)	567,969,098	(450,532,299)	1,769,197,863
Total current liabilities	696,209,532	1,728,102,735	86,307,404	7,891,750	255,198,459	2,051,344,378	58,229,460	(3,675,760,337)	1,207,523,381
Total long-term liabilities	1,934,280,036	575,378,552	71,857,552	1,950,666	1,814,052	1,801,449,926	56,777,221	(1,458,503,067)	2,985,004,938
Total equity (deficit)	(568,848,639)	(1,487,825,940)	264,567,494	57,771,910	161,225,605	(1,983,501,350)	564,950,380	1,007,884,804	(1,983,775,736)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	124,473,818	10,011,687	6,144,377	2,959,516	272,350	583,189	2,405,271	—	146,850,208
Depreciation of rights of use	313,825	3,224,322	374,922	604,758	720,984	573,733	217,650	—	6,030,194
Net periodic cost of employee benefits	41,263,714	57,475,722	10,682,640	—	25,675	36,622,124	64,180	48,557	146,182,612
Interest income [1]	174,334	561,859	22,641	313,481	497,110	8,786,413	1,609,679	—	11,965,517
Interest cost [2]	(3,921,496)	3,310,989	378,805	245,442	5,707,946	136,377,980	2,217,568	—	144,317,234

(1) Included in financing income.

(2) Included in financing cost.

151 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

For the year December 31, 2023	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 439,640,623	751,060,122	—	173,219,485	333,396,095	—	18,925,352	—	Ps. 1,716,241,677
Intersegment	460,698,652	283,789,335	96,564,079	12,949,407	604,815,421	96,619,612	55,447,803	(1,610,884,309)	—
Services income	30,725	321,260	1,380,704	251	1,908,488	856	53,657	—	3,695,941
(Impairment) of wells, pipelines, properties, plant and equipment, net	(2,353,077)	(25,568,713)	(612,906)	—	(191,786)	—	(71,036)	—	(28,797,518)
Cost of sales	492,999,594	1,148,635,601	84,973,463	173,140,717	922,943,882	1,269,012	66,504,967	(1,509,793,447)	1,380,673,789
Gross income (loss)	405,017,329	(139,033,597)	12,358,414	13,028,426	16,984,336	95,351,456	7,850,809	(101,090,862)	310,466,311
Distribution, transportation and sale expenses	705,144	22,473,849	45	—	141,909	59,298	56,008	(10,757,344)	12,678,909
Administrative expenses	78,844,955	62,852,084	22,085,461	1,650,684	3,435,669	83,534,109	7,995,431	(90,281,862)	170,116,531
Impairment losses on trade receivables from customers	—	(2,762,874)	(329,534)	—	(2,876)	(6)	(18,034)	—	(3,113,324)
Other revenue	2,953,135	9,149,545	932,509	44,657	698,967	758,097	1,099,045	—	15,635,955
Other expenses	10,101,486	5,666,808	590,957	24,893	145,621	987	766,407	(55,023)	17,242,136
Operating income (loss)	318,318,879	(223,639,667)	(9,715,074)	11,397,506	13,957,228	12,515,153	113,974	3,367	122,951,366
Financing income	61,784,027	1,835,968	18,720,533	853,723	640,628	152,838,231	1,727,347	(220,190,080)	18,210,377
Financing cost	126,967,447	25,908,568	387,557	161,067	5,561,753	210,105,849	3,265,856	(220,186,716)	152,171,381
Derivative financial instruments income (cost), net	7,314,615	570,701	—	—	(116,640)	(7,096,450)	—	—	672,226
Foreign exchange income (loss), net	111,796,250	132,739,126	221,212	—	105,319	(11,196,911)	4,414,046	—	238,079,042
Profit (loss) sharing in associates	35,221	37,688	28	—	18,149,561	68,641,910	17,074,729	(103,529,822)	409,315
Taxes, duties and other	218,982,795	—	1,539,042	122,806	1,914,357	(2,510,630)	(49,089)	—	219,999,281
Net income (loss)	Ps. 153,298,750	(114,364,752)	7,300,100	11,967,356	25,259,986	8,106,714	20,113,329	(103,529,819)	Ps. 8,151,664
Depreciation and amortization	115,208,527	11,087,095	5,999,033	2,259,734	285,737	565,065	2,150,085	—	137,555,276
Depreciation of rights of use	313,017	3,140,172	392,810	548,953	772,779	602,527	116,582	—	5,886,840
Net periodic cost of employee benefits	39,404,972	56,498,324	9,755,635	—	20,491	35,701,990	34,293	—	141,415,705
Interest income [1]	183,459	832,721	40,720	423,942	172,028	11,109,036	1,269,666	—	14,031,572
Interest cost [2]	(721,838)	3,351,937	387,052	161,067	4,509,516	130,686,827	2,606,129	—	140,980,690

(1) Included in financing income.
(2) Included in financing cost.

152 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Supplemental geographic information

	For the years ended December 31,		
	2025	2024	2023
Revenues:			
Domestic sales	Ps. 987,969,227	Ps. 977,651,655	Ps. 948,666,739
Incentive for automotive fuels (see Notes 3-S and 7-E)	—	—	23,421
Total domestic sales	987,969,227	977,651,655	948,690,160
Export sales:			
United States	397,488,745	483,646,454	607,923,932
Canada, Central and South America	2,166,858	4,505,057	1,093,586
Europe	88,515,622	100,089,455	67,857,986
Other countries	49,674,301	103,624,506	90,676,013
Total export sales	537,845,526	691,865,472	767,551,517
Services income [1]	2,700,973	3,155,779	3,695,941
Total revenues	**Ps. 1,528,515,726**	**Ps. 1,672,672,906**	**Ps. 1,719,937,618**

[1] Services income for the years ended December 31, 2025, 2024 and 2023 represent approximately 99%, 99% and 99%, from domestic sales, respectively.

As of December 31, 2025 and 2024, PEMEX had Ps.31,825,023 and Ps.32,880,347, respectively, of significant long-lived assets outside of Mexico, related to the DPRLP segment.

Revenue by product

	For the years ended December 31,		
	2025	2024	2023
Domestic sales:			
Refined petroleum products and derivatives (primarily gasolines)	Ps. 892,419,183	Ps. 757,660,095	Ps. 855,627,607
Gas	75,413,138	58,885,596	67,445,129
Petrochemical products	20,136,906	161,105,964	25,617,424
Total domestic sales	**Ps. 987,969,227**	**Ps. 977,651,655**	**Ps. 948,690,160**
Export sales:			
Crude oil	Ps. 228,901,894	Ps. 362,554,781	Ps. 449,141,116
Refined petroleum products and derivatives (primarily gasolines)	162,303,478	182,738,696	116,419,672
Gas	30,038,496	17,551,893	31,786,691
Petrochemical products	116,601,658	129,020,102	170,204,038
Total export sales	**Ps. 537,845,526**	**Ps. 691,865,472**	**Ps. 767,551,517**

153 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 154 of 255 Disclosure of events after reporting period [text block] NOTE 28. SUBSEQUENT EVENTS A. Indebtedness for 2026 The Federal Revenue Law applicable to PEMEX as of January 1, 2026, published in the Official Gazette of the Federation on November 7, 2025, authorized Petróleos Mexicanos to incur an internal net debt up to Ps. 160,619,600 and an external net debt up to U.S.$5,342,100. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. B. Recent financing activities During the period from January 1 to April 15, 2026, PEMEX participated in the following financing activities:  On February 13, 2026, Petróleos Mexicanos completed an issuance of Certificados Bursátiles for a total amount of Ps.31,500,000, in three tranches: (1) Ps.9,005,367 at a floating interest rate to TIIE plus 180 basis points, maturing in April 2031; (2) Ps.16,998,940 at a fixed rate of 10.80%, maturing in August 2034; and (3) 623,243 UDIs (equivalent to Ps.5,495,693) at a fixed rate of 5.84%, maturing in August 2036.  On March 4, 2026, Petróleos Mexicanos entered into a Ps. 19,000,000 credit facility bearing interest at a floating rate linked to 28-day TIIE, plus a margin of 215 basis points, maturing in September 2029. As of December 31, 2025, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. Between January 1 to April 15, 2026, PMI Trading obtained and repaid U.S.$260,000 from its revolving credit line. As of April 15, 2026, the outstanding amount under this revolving credit line was U.S.$206,314. As of April 15, 2026, PEMEX had U.S.$5,508,000 and Ps.19,000,000 in available credit lines in order to provide liquidity, of which U.S.$4,608,000 and Ps.19,000,000 are available. C. Exchange rates and crude oil prices As of April 15, 2026, the Mexican peso-U.S. dollar exchange rate was Ps. 17.3470 per U.S. dollar, which represents a 3.4% appreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of December 31, 2025, which was Ps. 17.9667 per U.S. dollar. This decrease in U.S. dollar exchange rate, has led to an estimated gain of Ps.46,522,817 in PEMEX’s foreign exchange gains as of April 15, 2026. As of April 15, 2026, the weighted average price of the crude oil exported by PEMEX was U.S.$88.81 per barrel. This represents a price increase of approximately 65.6% as compared to the average price as of December 31, 2025, which was U.S.$53.62 per barrel.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

D. Contributions from the Mexican Government

During the period from January 1 to April 15, 2026, the Mexican Government made certain contributions to Petróleos Mexicanos through the Ministry of Energy to strengthen its financial position. These amounts are reflected in the table below:

Date		Strengthening of financial position
January 16,	Ps.	12,471,690
January 23		12,216,400
February 23,		18,592,882
March 31,		15,065,419
Total	**Ps.**	**58,346,391**

E. Amending agreements with suppliers

Petróleos Mexicanos issued amending agreements to extend the payment term under various agreements with suppliers and contractors, to pay the balances generated in 2025 over the course to 8 years, through quarterly payments of principal and interest. As of March 31, 2026, the amount due to suppliers that is governed by these agreements amounted to Ps.250,498,559.

F. Oil spill in the Gulf of Mexico

Subsequent to December 31, 2025, scientific analyses pointed to evidence that a hydrocarbon spill occurred in February 2026 in the Abkatun-Cantarell area of the Gulf of Mexico and that the hydrocarbons were subsequently dispersed and weathered by marine dynamics. On April 16, 2026, President Claudia Sheinbaum instructed an interinstitutional group to investigate the origin of the event.

Following a review of satellite vessel-movement images, operating logs and related information, PEMEX identified several irregularities in the handling and reporting of the event, including a loss of mechanical integrity in, and repairs to, an oil pipeline that were not reported to PEMEX's Chief Executive Officer or senior management, as well as a hydrocarbon leak in PEMEX facilities that had been systematically denied by local operational areas. Pemex's Chief Executive Officer brought these matters to the attention of the *Fiscalía General de la República* and the *Secretaría Anticorrupción y Buen Gobierno*, and PEMEX removed from their positions the Subdirector of Safety, Occupational Health and Environmental Protection, the Coordinator of Marine Control, Spills and Waste, and the Head of Spills and Waste, pending completion of the investigation.

PEMEX also continues containment, cleanup, waste collection and treatment, environmental monitoring and related community-support actions, including collection of approximately 915 tons of waste containing hydrocarbons mixed with sand, driftwood and sargassum and transportation of those materials to ASEA-authorized treatment plants. PEMEX continues to cooperate with the interinstitutional group in those response efforts until the coastal and marine environment has been fully restored and the collected waste has been safely disposed of.

G. Approval of Financial Statements

The accompanying consolidated financial statements were authorized for issuance in PEMEX's annual report on Form 20-F by Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mr. Óscar René Orozco Piliado, Deputy Director of Accounting and Tax, and Mr. Ernesto Balcázar Hernández, Associate Managing Director of Accounting on April 30, 2026, hereby updated subsequent events, to be filed with the United States Securities and Exchange Commission.

155 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Disclosure of expenses by nature [text block]

NOTE 23. COST AND EXPENSES BY NATURE

Cost and expenses by nature for each of the years ended December 31, 2025, 2024 and 2023, were as follows:

	2025	2024	2023
Purchases	Ps. 573,735,418	Ps. 688,570,471	Ps. 778,100,997
Depreciation of wells, pipelines, properties, plant and equipment, depreciation and impairment of rights of use and amortization of intangible assets	162,030,062	153,507,202	144,041,743
Net periodic cost of employee benefits	157,941,428	146,182,612	141,415,705
Other operation taxes and duties	150,746,351	132,291,723	64,825,368
Personnel services	137,674,241	130,603,791	121,408,213
Conservation and maintenance	104,170,295	104,695,080	79,917,049
Exploration and Extraction Hydrocarbons Duty and taxes	6,358,408	53,848,916	54,779,330
Unsuccessful wells	33,341,028	45,867,902	38,638,889
Raw materials and spare parts	37,664,885	36,997,308	28,019,686
Other operation costs and expenses	9,063,575	31,261,053	17,148,781
Auxiliary services with third-parties	34,864,785	25,250,935	25,991,393
Losses from fuels subtraction (1)	23,491,351	20,529,125	20,168,804
Impairment losses on trade receivables from customers	12,931,983	15,438,558	3,113,324
Delay expenses	7,319,467	13,971,561	11,633,803
General expenses with third-parties	6,946,007	10,057,702	8,146,640
Exploration expenses	15,010,504	9,725,954	12,284,957
Insurance	9,060,705	8,250,146	9,005,239
Freight	27,834,022	5,505,555	7,893,791
Integrated Contracts	3,663,600	3,442,939	2,925,163
Expenses for environmental provision	3,595,018	2,486,088	3,840,186
Fees	959,400	1,417,424	1,927,051
Inventory variations (2)	(34,189,752)	(1,714,190)	(8,643,559)
Total cost of sales and general expenses	**Ps. 1,484,212,781**	**Ps. 1,638,187,855**	**Ps. 1,566,582,553**

(1) In accordance with Resolution RES / 179/2017, issued by the CRE, losses from fuels subtraction are losses outside the scope of the contemplated operating costs as a result of various illicit actions, including the theft of and illicit market in fuels.

Until its dissolution on March 19, 2025, Pemex Logistics was responsible for distributing hydrocarbons through pipelines and for the received products, preserving their quality and delivering them from the point of reception to the user at the point of destination. As of March 19, 2025, these activities are carried out by Petróleos Mexicanos and reported within the Other Operating Subsidiary Companies segment (see Notes 1 and 6). The volume of missing hydrocarbons is determined through monthly calculations.

156 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 157 of 255 (2) The variation in inventories represents the difference between the balances as of the beginning and the end of the year, as well as variations in standard and real costs. During 2025, the variation was mainly due to variations in standard and real costs and the difference between the balances as of the beginning and the year. Disclosure of financial instruments [text block] NOTE 8. FINANCIAL INSTRUMENTS A. Accounting classifications and fair values of financial instruments- The following tables present information about PEMEX’s carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of December 31, 2025 and 2024. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value. Additionally, as of December 31, 2025 and 2024, the disclosure of the fair value for the lease obligations is not required.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 158 of 255 Carrying amount Fair value hierarchy As of December 31, 2025 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 14,534,464 — — — — 14,534,464 — 14,534,464 — 14,534,464 Total 14,534,464 — — — — 14,534,464 Financial assets not measured at fair value Cash and cash equivalents — — — 162,651,289 — 162,651,289 — — — — Customers — — — 111,994,478 — 111,994,478 — — — — Officials and employees — — — 5,342,168 — 5,342,168 — — — — Sundry debtors — — — 18,378,494 — 18,378,494 — — — — Investments in associates — — — 2,794,404 — 2,794,404 — — — — Notes receivable — — — 893,152 — 893,152 — — — — Mexican Government Bonds — — — 21,435,936 — 21,435,936 21,765,389 — — 21,765,389 Other assets — — — 11,281,010 — 11,281,010 — — — — Total — — — 334,770,931 — 334,770,931 Financial liabilities measured at fair value Derivative financial instruments (78,106,329) — — — — (78,106,329) — (78,106,329) — (78,106,329) Total (78,106,329) — — — — (78,106,329) Financial liabilities not measured at fair value Suppliers — — — — (436,704,206) (436,704,206) — — — — Accounts and accrued expenses payable — — — — (67,884,889) (67,884,889) — — — — Leases — — — — (41,184,280) (41,184,280) — — — — Long-term contractual liabilities — — — — (193,033,065) (193,033,065) — (182,718,845) — (182,718,845) Debt — — — — (1,531,298,090) (1,531,298,090) — (1,432,095,661) — (1,432,095,661) Total — — — — (2,270,104,530) (2,270,104,530)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

As of December 31, 2024	Carrying amount: FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Fair value hierarchy: Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	—	—	—	—	9,203,958	—	9,203,958	—	9,203,958
Equity instruments (1)	—	—	962,783	—	—	962,783	—	962,783	—	962,783
Total	9,203,958	—	962,783	—	—	10,166,741				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	88,841,826	—	88,841,826	—	—	—	—
Customers	—	—	—	126,733,175	—	126,733,175	—	—	—	—
Officials and employees	—	—	—	5,541,324	—	5,541,324	—	—	—	—
Sundry debtors	—	—	—	26,789,620	—	26,789,620	—	—	—	—
Investments in associates	—	—	—	2,692,938	—	2,692,938	—	—	—	—
Notes receivable	—	—	—	1,021,778	—	1,021,778	—	—	—	—
Mexican Government Bonds	—	—	—	35,875,353	—	35,875,353	35,279,002	—	—	35,279,002
Other assets	—	—	—	7,927,877	—	7,927,877	—	—	—	—
Total	—	—	—	295,423,891	—	295,423,891				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	—	—	—	—	(108,972,467)	—	(108,972,467)	—	(108,972,467)
Total	(108,972,467)	—	—	—	—	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(505,989,382)	(505,989,382)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(72,773,222)	(72,773,222)	—	—	—	—
Leases	—	—	—	—	(46,825,266)	(46,825,266)	—	—	—	—
Debt	—	—	—	—	(1,978,772,255)	(1,978,772,255)	—	(1,745,481,072)	—	(1,745,481,072)
Total	—	—	—	—	(2,604,360,125)	(2,604,360,125)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

159 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

As of December 31, 2025 and 2024, PEMEX has monetary assets and liabilities denominated in foreign currency as indicated below:

	As of December 31, 2025				
	Foreign currency				
	Assets	Liabilities	Net position Asset/(Liability)	Exchange rate	Equivalent to Mexican peso
U.S. dollar	4,631,591	57,235,299	(52,603,708)	17.9667	(945,115,041)
Euro	600,546	5,107,518	(4,506,972)	21.0974	(95,085,391)
Pounds sterling	345	2,688	(2,343)	24.1607	(56,609)
Japanese yen	—	80,142,852	(80,142,852)	0.1146	(9,184,371)
Swiss francs	—	217	(217)	22.6758	(4,921)
Total					**Ps. (1,049,446,333)**

	As of December 31, 2024				
	Foreign currency				
	Assets	Liabilities	Net position Asset/(Liability)	Exchange rate	Equivalent to Mexican peso
U.S. dollar	16,359,113	105,786,263	(89,427,150)	20.2683	(1,812,536,304)
Euro	1,382	6,748,800	(6,747,418)	20.9868	(141,606,712)
Pounds sterling	904,818	454,525	450,293	25.3860	11,431,138
Japanese yen	—	80,127,438	(80,127,438)	0.1289	(10,328,427)
Swiss francs	—	220	(220)	22.3721	(4,922)
Total					**Ps. (1,953,045,227)**

Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

The information related to "Cash and cash equivalents", "Customers and other accounts receivable", "Government bonds and other assets", "Debt", "Leases", "Long-term contractual liabilities" and "Derivative financial instruments" is described in the following notes, respectively:

- Note 9, Cash and cash equivalents.
- Note 10, Customers and other financing and non-financing accounts receivable.
- Note 14, Government bonds, long-term notes receivable and other assets.
- Note 15, Debt.
- Note 16, Leases.
- Note 17, Long-term contractual liabilities.
- Note 18, Derivative financial instruments.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 161 of 255 B. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX’s applicable financial assets and financial liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. Disclosure of income tax [text block] NOTE 21. INCOME TAXES AND DUTIES As of December 31, 2025 and 2024, income taxes and duties payable are as follows: 2025 2024 Income taxes and duties: Profit-sharing Duty Ps. — 15,509,745 Income tax 11,589,464 9,510,254 Total income taxes and duties 11,589,464 25,019,999 Other taxes and duties: Special Tax on Production and Services 59,541,921 46,259,130 Hydrocarbons Extraction Duty — 4,668,734 Exploration Hydrocarbons Duty — 301,850 Exploration and Extraction Hydrocarbons Duty 536,990 492,371 Welfare Oil Duty 14,859,195 — Withheld taxes 8,088,150 8,115,002 Import taxes and duties 5,827 5,827 Other contributions payable 803,419 1,078,476 Total other taxes and duties 83,835,502 60,921,390 Total Ps. 95,424,966 85,941,389

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 162 of 255 The Ley de Ingresos sobre Hidrocarburos (“Hydrocarbons Revenue Law”) was published in the Official Gazette of the Federation on August 11, 2014, and came into effect, on January 1, 2015. The Hydrocarbons Revenue Law sets forth the fiscal regime for Petróleos Mexicanos applicable to the assignments and the contracts that were established on such date. Likewise, every year the Federal Revenue Law is published in the Official Gazette of the Federation and includes specific regulations for Petróleos Mexicanos and the former Subsidiary Entities. On November 1, 2024, the Energy Reform Decree took effect and transformed the legal regime of Petróleos Mexicanos from an empresa productiva del Estado (productive state-owned company) to an empresa pública del Estado (state-owned public company). The Energy Reform Decree included artículos transitorios (transitional provisions) requiring the Mexican Congress to adjust, amend or otherwise modify any relevant legislation required to give effect to the Energy Reform Decree within 180 calendar days. On March 18, 2025, the Secondary Legislation was published in the Official Gazette of the Federation, following its approval by Congress and enactment by President Claudia Sheinbaum Pardo. Pursuant to the Energy Reform Decree, Petróleos Mexicanos is no longer subject to income tax as of November 1, 2024 (and, prior to their dissolution, the former subsidiary entities were also exempt). Separately, on December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (2025 Federal Revenue Law) was published in the Official Gazette of the Federation. The 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Derecho de Utilidad Compartida (Profit- Sharing Duty), the Derecho de Extracción de Hidrocarburos (Hydrocarbon Extraction Duty) and the Derecho de Exploración de Hidrocarburos (Hydrocarbon Exploration Hydrocarbons Duty), into a single obligation requiring only provisional and annual payments by Petróleos Mexicanos under a newly created Derecho Petrolero para el Bienestar (Welfare Oil Duty), which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, Petróleos Mexicanos is no longer subject to income taxes. As a result, on March 18, 2025, the Hydrocarbons Revenue Law was amended to incorporate the Welfare Oil Duty. Tax regime applicable to Assignments A. Derecho Petrolero para el Bienestar (Welfare Oil Duty) (Effective as of January 1, 2025). This duty is determined by applying, to the value of the hydrocarbons extracted during the relevant fiscal year including self- consumption, as well as losses resulting from spills or flaring of such products without any deductions, a general rate of 30.00% for crude oil and fuel production, and 11.63% for non-associated gas and condensates. For fiscal year 2025, a total Welfare Oil Duty liability of Ps. 194,573,038 was incurred, which was fully credited against monthly provisional payments in the amount of Ps. 194,574,269. B. Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Exploration and Extraction Hydrocarbons Duty). The assignments granted by the Mexican Government create a tax on the exploration and extraction activities carried out in the corresponding area. The monthly tax paid during the exploration phase and until the extraction phase begins is Ps.2,374.84 pesos per square kilometer. During the extraction phase of a project, a monthly tax of Ps.9,499.53 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 163 of 255 During 2025 and 2024, the incurred tax was Ps. 6,101,878 and Ps. 5,660,511 respectively, which are included in the cost of sales line item. Tax Regime applicable to contracts: The fiscal regime applicable to exploration and extraction contracts (contratos) under Title III of the Hydrocarbons Revenue Law, as amended on March 18, 2025, was not affected by this consolidation and remains in effect. Accordingly, the duties and payments described below continue to apply to contracts held by Petróleos Mexicanos. As of January 1, 2015, the tax regime applicable to Petróleos Mexicanos for contracts is set forth in the Hydrocarbons Revenue Law which regulates, among other things, the fiscal terms applicable to the exploration and extraction contracts (license, profit sharing contracts, production sharing and services) and sets duties and other taxes paid to the Mexican Government. The Hydrocarbons Revenue Law also establishes the following duties applicable to PEMEX in connection with assignments granted to it by the Mexican Government: • Cuota Contractual para la Fase Exploratoria (Exploration Phase Contractual Fee) During the exploration phase of an exploration and extraction contract, the Mexican Government is entitled to collect a monthly payment of 1,820.72 pesos per square kilometer of non-producing areas. After 60 months, this fee increases to 4,353.94 pesos per square kilometer for each additional month that the area is not producing. The fee amount will be updated on an annual basis in accordance with the national consumer price index. • Regalías (Royalties) Royalty payments to the Mexican Government are determined based on the “contractual value” of the relevant hydrocarbons, which is based on a variety of factors, including the type of underlying hydrocarbons (e.g., crude oil, associated natural gas, non- associated natural gas or condensates), the volume of production and the market price. Royalties are payable in connection with licensing contracts, production-sharing contracts and profit-sharing contracts. • Pago del Valor Contractual (Contractual Value Payment) Licensing contracts require a payment to the Mexican Government calculated as a percentage of the “contractual value” of the hydrocarbons produced, as determined by the SHCP on a contract-by-contract basis. • Porcentaje a la Utilidad Operativa (Operating Profit Payment) Production-sharing contracts and profit-sharing contracts require a payment equivalent to a specified percentage of operating profits. In the case of production-sharing contracts, this payment shall be made in-kind through delivery of the hydrocarbons produced. In the case of profit-sharing contracts, this payment shall be made in cash. • Bono a la Firma (Signing Bonus) Upon execution of a licensing contract, a signing bonus is to be paid to the Mexican Government in an amount specified by the SHCP in the relevant bidding terms and conditions or in the contracts resulting from a migration. • Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Hydrocarbons Exploration and Extraction Activities Tax) Contracts for exploration and extraction granted by the Mexican Government will include a specified tax on the exploration and extraction activities carried out in the relevant area. The monthly tax paid during the exploration phase and until the extraction

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

phase begins is 2,374.84 pesos per square kilometer. During the extraction phase of a project, a monthly tax of 9,499.53 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated. During 2025 and 2024 the incurred tax amounted to Ps. 237,153 and Ps. 226,854, respectively.

Tax regime applicable to Assignments (Effective until December 31, 2024)

The tax regime applicable to the exploration and production for the assignments granted to PEMEX by the Mexican Government includes the following taxes and duties:

A. Derecho por la Utilidad Compartida "DUC" (Profit-sharing Duty).

As of January 1, 2015, Pemex Exploration and Production was obligated to pay a Profit-sharing Duty.

During 2024, the applicable rate of this duty was 30%. The computation of this duty is based on the excess of the value of hydrocarbons produced during the fiscal year (including self-consumption, shrinkage and burning), minus certain permitted deductions by the Hydrocarbons Revenue Law, including part of the investments and some costs, expenses and duties.

During 2024, this duty was Ps. 188,032,962 from annual payments presented on March 31, 2025 paid as follows: Ps. 124,178,852, of the corresponding Profit-sharing duty for the months of January, May, June and July 2024 in the amount of Ps. 63,122,712 resulting in a balance of Ps. 731,398 as of December 31, 2024.

Of the aforementioned decrees issued by the Federal Government, the first was published on February 13, 2024, in the Official Gazette of the Federation. It granted a tax benefit to PEMEX consisting of a tax credit equivalent to 100% of the Profit-Sharing Duty corresponding to the months of October, November, and December 2023, as well as January 2024.

The second decree was published on August 23, 2024, in the Official Gazette of the Federation. It granted a tax benefit to PEMEX consisting of a tax credit equivalent to 100% of the Profit-Sharing Duty corresponding to the months of May, June, and July 2024.

During fiscal year 2024, DUC payments for the months of May and June were deferred in accordance with the decrees granting tax benefits, published in the Official Gazette of the Federation on June 25, and On July 25, 2024, the August payment was also deferred in accordance with the decrees granting tax benefits, published in the Official Gazette of the Federation on September 25 and October 30, 2024. Finally, the month of October was deferred in accordance with the decree granting tax benefits, published in the Official Gazette of the Federation on November 22, 2024.

Duties and income tax paid as of 2024 and 2023 were Ps.109,402,970 and Ps.234,982,338, respectively.

The accounting result differs from the tax result mainly due to differences in depreciation, non-deductible expenses and others. Such differences generate a deferred DUC.

Total DUC and other as of 2024 and 2023 are integrated as follows:

	2024	2023
DUC	Ps. 124,910,249	Ps. 207,212,856
Deferred DUC expense	2,588,760	6,863,068
Total DUC	**Ps. 127,499,009**	**Ps. 214,075,924**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

The principal factors generating the deferred DUC are the following:

		2024	2023
Deferred DUC asset:			
Tax credits	Ps.	—	512,640,627
Deferred Profit-sharing duty liability:			
Wells, pipelines, properties, plant and equipment		—	(195,705,735)
Deferred DUC asset net		—	316,934,892
Unrecognized Deferred DUC		—	(314,346,132)
Net, deferred DUC asset	**Ps.**	**—**	**2,588,760**

Deferred DUC not recognized in 2023 amount to Ps. 314,346,132, and resulted from costs, expenses and capital expenditures that will not be recoverable, mainly for on-shore and in Chicontepec deep and shallow waters.

As a result of the changes to Petróleos Mexicanos implemented through the Energy Reform Decree on October 31, 2024 and the amendments introduced by the 2025 Federal Revenue Law, the calculation, recording, recognition and disclosure of the deferred DUC was suspended for balances of assets (liabilities) presentation for deferred profit-sharing duty by Assignments.

The remaining costs, expenses and capital expenditures beginning January 1, 2015 can be balanced to the immediate following years, without them expiring.

The expected expense for DUC in 2024 and 2023 was different from that which would result from applying the 40% rate to the tax base, respectively, as a result of the line items mentioned in the tables below.

	2024	2023
Expected expense:	Ps. 4,871,813	Ps. 98,990,391
Increase (decrease) resulting from:		
Expected benefit contract	(1,811,137)	(2,578,264)
Non-cumulative profit [1]	(464,460,841)	(627,269,522)
Non-deductible expenses [1]	461,400,165	530,857,395
Production value	245,764,971	360,388,580
Deductible duties	(18,318,819)	(26,159,947)
DUC tax credit [2]	(63,122,712)	(73,507,538)
Deferred DUC expense (benefit)	2,588,760	6,863,068
Deductions cap	(39,413,191)	(53,508,239)
DUC-Profit-sharing duty expense	**Ps. 127,499,009**	**Ps. 214,075,924**

(1) Fluctuations changes are included which have no effect on the determination of the DUC.

(2) Corresponds to the tax credit granted by the Mexican Government on February 13, 2024.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 166 of 255 B. Derecho de Extracción de Hidrocarburos (Hydrocarbons Extraction Duty). For the determination of the rates applicable to the calculation of this duty, SHCP considered the effects of variations in the U.S. producer price index, or another alternative index, when it determines the rate to be published in the Official Gazette of the Federation. This duty was calculated using a rate based on a formula applicable to each type of hydrocarbon (crude oil, associated natural gas, non-associated natural gas and condensates), the volume of production and utilizing the relevant market price for hydrocarbons in U.S. Dollars. During 2024, Pemex Exploration and Production incurred a Ps.61,062,729 balance with the corresponding hydrocarbon extraction duty for the months of January, June and July 2024 in the amount of Ps.15,782,932 and the difference of Ps.45,279,797 was included in the cost of sales line item. The before mentioned decrees were issued on February 13, 2024 and August 24, 2024, respectively by the Mexican Government and issued the Official Gazette of the Federation, suspending the collection of the Hydrocarbons Extraction Duty for the months of October, November, December 2023, January 2024 and May, June and July 2024, respectively. On July 25, 2024 and September 25, 2024, extraction duty payments for the months from June and August, respectively, were deferred published in the Official Gazette of the Federation. C. Derecho de Exploración de Hidrocarburos (Exploration Hydrocarbons Duty). Pemex Exploration and Production as “assignee” must make monthly payments for this duty. The rates for 2024 were 1,741.65 pesos per square kilometer of non-producing areas. After 60 months, this tax increases to 4,164.86 pesos per square kilometer for each additional month that the area is not producing. These amounts will be updated on an annual basis in accordance with the national consumer price index. During 2024, Pemex Exploration and Production incurred Ps. 2,437,425 and which are included in the cost of sales line item. Other applicable taxes The Subsidiary Companies are subject to the Income Tax Law and the Value Added Tax Law. Petróleos Mexicanos is also subject to the Special Tax on Production and Services (IEPS Tax). Indirect taxes are as listed below: A. IEPS Tax IEPS Sobre la Venta de los Combustibles Automotrices (IEPS Tax on the Sale of Automotive Fuels): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. Petróleos Mexicanos collects the fee on behalf of the Mexican Government. The applicable fees for 2025 are Ps.6.46 per liter of gasoline with an octane rating lower than 91; Ps. 5.45 per liter of gasoline with an octane rating greater than or equal to 91 and Ps.7.09 per liter of diesel. The amount of the fee will depend on the class of fuel. The fee is fixed yearly and adjusted on a weekly basis by the SHCP. The fees apply to sales in Mexico and imports. IEPS Beneficio de Entidades Federativas, Municipios y Demarcaciones Territoriales (IEPS Tax in Favor of States, Municipalities and Territories): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. PEMEX collects the fee on behalf of the Mexican Government. The applicable fees for 2025 are 56.98 cents per liter of gasoline with an octane rating of less than 91, 69.53 cents per liter of gasoline with an octane rating greater than or equal to 91 and 47.29 cents per liter of diesel. These fees change yearly in accordance with inflation. Funds gathered by this fee are allocated to Mexican states and municipalities as provided for in the Ley de Coordinación Fiscal (Tax Coordination Law). The fees only apply to sales in Mexico and are not subject to VAT.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 167 of 255 IEPS a los Combustibles Fósiles (IEPS Tax on Fossil Fuels): This tax is a fee on domestic sales of fossil fuels. PEMEX collects the fee on behalf of the Mexican Government. The applicable fees for 2025 are 9.76 cents per liter of propane, 12.62 cents per liter of butane, 17.11 cents per liter of gasoline and aviation fuel, 20.44 cents per liter of jet fuel and other kerosene, 20.76 cents per liter of diesel, 22.16 cents per liter of fuel oil, Ps. 25.72 per ton of petroleum coke, Ps. 60.29 per ton of coal coke, Ps. 45.4 per ton of mineral carbon and Ps. 65.63 per ton of carbon from other fossil fuels. These fees change yearly in accordance with inflation and apply to imports to Mexico. During 2024, the collection of the IEPS for the month of August 2024 was deferred to October the 20%, and November and December 2024, the 40% in each month, in accordance with the decree of tax benefits published on September 17, 2024 in the Official Gazette of the Federation. B. Value-Added Tax (“VAT”) For VAT purposes, final monthly payments are determined based PEMEX’s on cash flow, in accordance with the provisions of the Value Added Tax Law, applicable to payers of this tax. The general rate to be applied is 16%. Certain activities with incentives will have the rate of 0%. Beginning on January 1, 2019, a new Decree of fiscal incentives began to apply to the northern border region, which consisted of a credit equivalent to 50% of the general rate, applicable directly at the time of the sale or service. This incentive is applicable in six states in the northern border region and includes 43 municipalities in those states. Petróleos Mexicanos and its former Subsidiary Entities apply this tax benefit to the operations they carry out within the municipalities of the States included in the Decree. VAT is applied to the sale of goods, the rendering of services, the granting of the temporary use of goods in the national territory and the importation of goods and services to the national territory. VAT taxpayers transfer VAT to their customers and are entitled to credit the VAT paid to their suppliers and on their imports. The net balance between VAT transferred to customers and paid to suppliers and on imports results each month in the VAT to be paid to the tax authorities or in an amount in favor of the taxpayer. The taxpayer has the right to credit VAT in favor against VAT payable in future months, to request a refund or to offset it against other payable federal taxes. During 2024, the collection of the VAT for the month of August 2024 was deferred to October the 20%, and November and December 2024, the 40% in each month, in accordance with the decree of tax benefits published on September 17, 2024 in the Official Gazette of the Federation. Income tax is described below: C. Income Tax Pursuant to the Energy Reform Decree, approved by Congress on October 17, 2024 and published on October 31, 2024, and as further reflected in the 2025 Federal Revenue Law, Petróleos Mexicanos is no longer subject to income tax as of November 1, 2024 (and, prior to their dissolution, the former subsidiary entities were also exempt). The Energy Reform Decree, which took effect on November 1, 2024, transformed the legal regime, of Petróleos Mexicanos and required the Mexican Congress to adopt implementing legislation within 180 calendar days. The Secondary Legislation was approved by Congress on March 12, 2025, signed into law by the President, and published in the Official Gazette of the Federation on March 18, 2025. All of our subsidiary companies are subject to the Income Tax Law, which is calculated by applying a rate of 30% to the tax result. The tax result is determined as follows: taxable income is obtained by reducing the total accrued income earned during the fiscal

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

year by the authorized deductions provided in Title II. The tax losses from prior years pending application shall, where applicable, be applied against the taxable income for the year.

Accounting result differs from taxable income primarily due to the effects of inflation and differences between depreciation and other non-deductible expenses.

For the years ended 2025 and 2024, Petróleos Mexicanos and its Subsidiary Companies incurred the following income tax expense (benefit):

	2025	2024
Current income tax	Ps. 2,199,983	Ps. 1,944,247
Deferred income tax	(1,484,227)	160,837,942
Total expense income tax, net	**Ps. 715,756**	**Ps. 162,782,189**

The principal factors generating the deferred income tax are the following:

	2024	Recognized in profit and loss	Recognized in OCI	2025
Deferred income tax asset:				
Provisions	Ps. 2,133,077	392,727	—	2,525,804
Employee benefits provision	27,006	6,884	—	33,890
Advance payments from clients	98,856	(8,842)	—	90,014
Accrued liabilities	3,959,203	(506,996)	—	3,452,207
Non-recoverable accounts receivable	43,159	23,996	—	67,155
Wells, pipelines, properties and equipment	204,696	(39,525)	—	165,171
Tax loss carry-forwards [1]	567,532	562,639	—	1,130,171
Total deferred income tax asset	7,033,529	430,883	—	7,464,412
Deferred income tax liability:				
Wells, pipelines, properties, plant and equipment	(2,010,594)	107,176	—	(1,903,418)
Other	(3,125,830)	946,168	—	(2,179,662)
Total deferred income tax liability	(5,136,424)	1,053,344	—	(4,083,080)
Net long-term deferred income tax asset	**Ps. 1,897,105**	**1,484,227**	**—**	**3,381,332**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 169 of 255 2023 Recognized in profit and loss Recognized in OCI 2024 Deferred income tax asset: Provisions Ps. 12,012,740 (9,879,663) — 2,133,077 Employee benefits provision 61,608,363 (69,788,631) 8,207,274 27,006 Advance payments from clients 198,678 (99,822) — 98,856 Accrued liabilities 10,269,810 (6,310,607) — 3,959,203 Non-recoverable accounts receivable 45,513 (2,354) — 43,159 Wells, pipelines, properties and equipment 7,818,360 (7,613,664) — 204,696 Tax loss carry-forwards (1) 75,372,496 (74,804,964) — 567,532 Total deferred income tax asset 167,325,960 (168,499,705) 8,207,274 7,033,529 Deferred income tax liability: Wells, pipelines, properties, plant and equipment (10,194,689) 8,184,095 — (2,010,594) Other (2,603,498) (522,332) — (3,125,830) Total deferred income tax liability (12,798,187) 7,661,763 — (5,136,424) Net long-term deferred income tax asset Ps.154,527,773 (160,837,942) 8,207,274 1,897,105 (1) Tax loss carryforwards expire in 2035.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 170 of 255 The deductible expense attributable to the profit from continuing operations before income taxes was different from that which would result from applying the 30% rate to profit, as a result of the items listed below: For the years ended December 31, 2025 2024 2023 Expected income tax expense Ps. 2,320,577 Ps. 18,265,470 Ps. 102,495,110 (Decrease) increase resulting from: Tax effect of inflation-net (805,362) 1,012,782 (27,144,892) Fiscal updating of pipelines, properties and equipment (16,719) (208,767) 600,688 Deductible Duty — (37,473,075) (62,163,857) Unrecognized deferred tax change — (20,730,125) (29,256,451) Reversal of deferred income tax due to changes in tax legislation — 158,307,139 — Retirement benefits — — 8,727,606 Non-deductible expenses 1,439,196 13,930,645 12,284,337 Others-net (2,221,936) 29,678,120 380,816 Income tax expense, net Ps. 715,756 Ps.162,782,189 Ps. 5,923,357 (1) Includes mainly impairment effect for 2022. As of December 31, 2024, the deferred tax effect of actuarial gains and losses was presented in comprehensive loss in the amounts of Ps. 8,207,274. Disclosure of intangible assets [text block] NOTE 13. INTANGIBLE ASSETS, NET As of December 31, 2025 and 2024, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 10,998,869 and Ps. 17,088,277, respectively as follows:

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

A. Wells unassigned to a reserve

	2025	2024
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps. 15,573,570	Ps. 18,940,360
Additions to construction in progress	13,057,519	32,273,388
Transfers against expenses	(14,556,138)	(25,944,025)
Transfers against fixed assets	(7,773,944)	(9,696,153)
Balance at the end of the year	**Ps. 6,301,007**	**Ps. 15,573,570**

As of December 31, 2025, 2024 and 2023, PEMEX recognized expenses related to unsuccessful wells of Ps. 22,303,028, Ps. 38,990,149 and Ps. 33,966,315, respectively, directly in its statement of comprehensive income.

B. Other intangible assets

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2025	Ps. 7,183,553	1,949,820	Ps. 9,133,373
Additions	3,559,658	101,626	3,661,284
Effects of foreign exchange	(75,027)	(222,625)	(297,652)
	10,668,184	1,828,821	12,497,005
Amortization accumulated			
Balance as of January 1, 2025	(6,779,294)	(839,372)	(7,618,666)
Amortization	(331,402)	(28,630)	(360,032)
Effects of foreign exchange	85,895	93,660	179,555
	(7,024,801)	(774,342)	(7,799,143)
Balance as of December 31, 2025	**Ps. 3,643,383**	**1,054,479**	**Ps. 4,697,862**
Useful lives	1 to 3 years	Up to 36 years	

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2024	Ps. 6,562,014	1,587,720	Ps. 8,149,734
Additions	482,932	42,440	525,372
Effects of foreign exchange	138,607	319,660	458,267
	7,183,553	1,949,820	9,133,373
Amortization accumulated			
Balance as of January 1, 2024	Ps. (6,060,212)	(679,063)	(6,739,275)
Amortization	(603,091)	(23,709)	(626,800)
Effects of foreign exchange	(115,991)	(136,600)	(252,591)
	(6,779,294)	(839,372)	(7,618,666)
Balance as of December 31, 2024	**Ps. 404,259**	**1,110,448**	**Ps. 1,514,707**
Useful lives	1 to 3 years	Up to 36 years	

Disclosure of inventories [text block]

NOTE 11. INVENTORIES

As of December 31, 2025 and 2024, inventories were as follows:

	2025	2024
Refined and petrochemicals products	Ps. 52,481,991	Ps. 43,950,469
Crude oil	24,655,124	18,645,592
Products in transit	12,326,412	18,984,729
Materials and products in stock	6,558,991	6,320,011
Materials in transit	2,753,785	555,522
Gas and condensate products	124,657	113,666
	Ps. 98,900,960	**Ps. 88,569,989**

Ps. 569,575,553, Ps. 678,994,139 and Ps. 765,038,494 of PEMEX's inventories were recognized as cost of sales as of December 31, 2025, 2024 and 2023, respectively.

Disclosure of issued capital [text block]

172 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 173 of 255 NOTE 22. EQUITY (DEFICIT) A. Certificates of Contribution “A” The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution “A” constitute permanent capital. For the year ended December 31, 2025, Petróleos Mexicanos received Ps. 395,313,191 in Certificates of Contribution “A” from the Mexican Government. For the year ended December 31, 2024, Petróleos Mexicanos received Ps. 156,509,050 in Certificates of Contribution “A” from the Mexican Government. PEMEX’s Certificates of Contribution “A” are as follows: Amount Certificates of Contribution “A” as of December 31, 2023 Ps. 1,196,207,416 Increase in Certificates of Contribution “A” during 2024 156,509,050 Certificates of Contribution “A” as of December 31, 2024 Ps. 1,352,716,466 Increase in Certificates of Contribution “A” during 2025 395,313,191 Certificates of Contribution “A” as of December 31, 2025 Ps. 1,748,029,657 Mexican Government contributions made in the form of Certificates of Contribution “A” during 2025 totaled Ps.395,313,191 and were designated for the strengthening of Petróleos Mexicanos’ financial position and for the “Proyecto Aprovechamiento de Residuales” (Waste Utilization Project) in the Salina Cruz Refinery, as follows:

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 174 of 255 Date Strengthening of financial position January 10, Ps. 20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 March 19, 19,284,494 April 21, 7,930,143 May 2, 2,905,392 June 2, 3,700,830 July 1, 5,256,579 July 22, 10,511,768 August 11, 3,548,535 August 25 (1), 3,422,870 August 25 (1), 1,130,818 August 25 (1), 1,084,248 September 25, 145,783,855 September 25, 107,984,484 September 26(1), 1,862,240 September 26(1), 1,616,119 September 26(1), 3,360,425 October 27(1), 5,302,977 October 27(1), 121,037 November 27(1), 1,023,555 November 27(1), 2,220,543 November 27(2), 2,342,950 December 24, 2,995,311 December 24, 821,577 December 24, 384,362 Total Ps. 395,313,191 (1) Includes financing to the Waste Utilization Project at the Miguel Hidalgo and Salina Cruz refineries. (2) Includes capital contributions for PTI ID. B. Mexican Government contributions During 2025 and 2024, there were no Mexican Government contributions apart from Certificates of Contribution “A”.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 175 of 255 C. Legal reserve Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company’s capital stock. During 2025 and 2024, there were no changes to the legal reserve. D. Accumulated other comprehensive income (loss) As a result of the discount rate analysis related to employee benefits liability, for the periods ended December 31, 2025 and 2024 PEMEX recognized net actuarial (loss) and gains and in other comprehensive results, net of deferred income tax for Ps. (173,642,194) and Ps.203,171,826, respectively, which included net of deferred income tax for 2024 of Ps.8,207,274, related to retirement and post-employment benefits. The variation related to retirement and post-employment benefits was the result of a decrease in the discount and return on plan assets rates from 11.28% as of December 31, 2024 to 9.95% as of December 31, 2025. E. Accumulated deficit from prior years PEMEX has recorded negative earnings in the past several years. However, the Ley de Concursos Mercantiles (“Commercial Bankruptcy Law of Mexico”) is not applicable to Petróleos Mexicanos. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity. F. Uncertainty related to going concern The consolidated financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, significant doubt about PEMEX’s ability to continue as a going concern exists due to (1) recurring net losses, (2) negative equity and (3) dependence on equity contributions from the Mexican Government, as described below. Facts and conditions (1) Recurring net losses During 2025 and 2024, PEMEX recognized net losses of Ps. (81,665,432) and Ps. (780,587,954), respectively. The recurring net losses in recent years have directly impacted PEMEX’s consolidated financial position and constitute an indicator of uncertainty regarding its ability to generate sufficient resources to fund its operations and meet its financial obligations in the normal course of business. These losses are primarily attributable to PEMEX’s heavy fiscal burden resulting from hydrocarbon extraction duties, including the Welfare Oil Duty effective as of January 1, 2025 (see Note 21), and the insufficiency of operating cash flows to fully fund both operations and capital expenditure programs. (2) Negative equity As of December 31, 2025 and 2024, PEMEX has a negative equity of Ps. (1,905,806,170), and Ps. (1,983,775,736), respectively. The negative equity position is a cumulative result of the recurring net losses described above. As of December 31, 2025 and 2024, PEMEX also has negative working capital of Ps. 530,541,020 and Ps. 767,968,661, respectively, and short-term debt principal maturities (including interest payable) of Ps. 345,227,971 as of December 31, 2025. These conditions represent additional factors of uncertainty regarding PEMEX’s ability to continue as a going concern.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 176 of 255 (3) Dependence on equity contributions from the Mexican Government PEMEX’s operational continuity and timely compliance with its financial obligations depend on the recurrence of equity contributions from the Mexican Government. During 2025, PEMEX received equity contributions of Ps. 395,313,191 from the Mexican Government, exceeding the initial expected contributions of Ps. 136,120,300 due to additional support for PEMEX’s liability management strategy. PEMEX has substantial debt, incurred mainly to finance capital investment projects and operating expenses, and in the absence of continued Mexican Government support, PEMEX would be unable to meet its financial obligations as they become due. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2026 authorized PEMEX to have a financial balance budget of Ps. 263,476,300, and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps. 261,585,290 and other financing activities that do not represent net public debt. These targets are determined considering premises such as the exchange rate and the international price of the Mexican crude oil, and in case of significant fluctuations, the results could impact the goals determined in the budget. This financial balance does not consider the payment of principal during 2026, which PEMEX expects to cover with equity contributions from the Mexican Government. Other relevant factors In 2025, certain ratings agencies upgraded PEMEX’s credit rating, mainly driven by PEMEX’s operating performance, liquidity and the Mexican Government’s ability and willingness to provide PEMEX with additional liquidity, as well as fluctuations in crude oil prices and the Mexican Government’s sovereign debt rating. These factors may influence PEMEX’s access to the financial markets, the cost and terms of PEMEX’s new debt and contract renegotiations that PEMEX may carry out during 2026. These conditions have impacted PEMEX’s financial performance. During 2025, certain credit agencies upgraded the credit ratings of PEMEX. On August 1, 2025, Fitch Ratings upgraded PEMEX’s long-term local and foreign currency issuer default to “BB” from “B+”, removed its Rating Watch Positive and upgraded the rating of its senior unsecured notes outstanding to “BB” from “B+”/”RR4” with a stable outlook. Notwithstanding credit rating upgrades, the rating agencies continue to express certain concerns regarding PEMEX’s operating performance and liquidity position. Beginning in the second half of 2025, PEMEX implemented a comprehensive liability management strategy which resulted in an approximately 23% reduction in the consolidated financial debt compared to the levels reported as of December 31, 2024. This decrease was primarily attributable to equity contributions from the Mexican Government, other liability management transactions, and prepayments of outstanding indebtedness. Despite these efforts, PEMEX still retains a significant level of financial debt. As part of its liquidity management strategy, PEMEX implemented a supplier payment program through amended agreements designed to extend payment terms with suppliers and contractors, with the objective of settling balances incurred in 2025 over a period of up to eight years, through quarterly payments of principal and interest. As of December 31, 2025, the restructured amount under this program totaled Ps. 193,033,065. The combined effect of the above-mentioned events and conditions, in particular the recurring net losses, the negative equity and the dependence on equity contributions from the Mexican Government, indicates significant doubt about PEMEX’s ability to continue as a going concern.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 177 of 255 Actions PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022, was in effect for 2024 and 2025 and remains in effect through 2026. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. Pursuant to the Energy Reform Decree, Petróleos Mexicanos is no longer subject to income tax as of November 1, 2024 (and, prior to their dissolution, the former subsidiary entities were also exempt). Effective January 1, 2025, the Welfare Oil Duty came into effect, consolidating the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable into a single obligation, requiring only provisional and annual tax returns, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. As of December 31, 2025, PEMEX received equity contributions of Ps. 395,313,191 from the Mexican Government, exceeding the initial expected contributions of Ps.136,120,300 due to the additional support granted by the Mexican Government in connection with PEMEX’s liability management strategy. These contributions were used to strengthen PEMEX’s financial position. The Mexican Government’s Federal Budget for 2026 includes Ps.263,476,317, which will be received during 2026. As of April 15, 2026, PEMEX has received Ps.58,346,391 in capital contributions. Additionally, during 2025, PEMEX executed liability management transactions aimed at extending debt maturities and reducing financing costs, in line with its financing strategy. PEMEX’s capacity to refinance its short-term debt depends on factors beyond its control. In February 2026, PEMEX carried out a refinancing transaction and optimization of its debt maturity profile aimed to address short-term maturities, extending repayment terms, and improving financial conditions, as part of the initiatives implemented to strengthen its liquidity and capital structure. The Revenue Law for 2026 also authorized PEMEX to incur a net additional indebtedness up to Ps.261,585,290 (Ps.160,619,600 and U.S.$5,342,100), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2026. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. On August 5, 2025, PEMEX presented its Plan Estratégico 2025–2035 (the “Strategic Plan”), grounded in the principles of energy sovereignty, security and sustainable development, that aims to restore and enhance its operational, financial and institutional conditions in line with Mexico’s national energy policy. The Strategic Plan is structured around an operational strategy, aimed at boosting production across hydrocarbons, petrochemicals and fertilizers while reducing greenhouse gas (GHG) emissions and reinforcing social responsibility; and a capitalization and financing strategy, aimed at strengthening PEMEX’s financial stability through capital structure optimization, debt reduction and restructuring, cost reduction and sustainable financing. Petróleos Mexicanos is not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 178 of 255 PEMEX prepared its consolidated financial statements as of December 31, 2025 and 2024 on a going concern basis. There are conditions that have generated material uncertainty and significant doubt concerning PEMEX’s ability to continue as a going concern, in particular the recurring net losses, the negative working capital and negative equity, and the dependence on equity contributions from the Mexican Government to meet its financial obligations. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA; therefore, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as “non-controlling interest.” As of December 31, 2025, 2024 and 2023 non-controlling interest represented (losses) of Ps. (274,206), Ps. (274,387), and Ps. (116,639), respectively, in PEMEX’s equity (deficit). Disclosure of leases [text block] NOTE 16. LEASES PEMEX leases plants, transportation and storage equipment, port facilities, buildings, land, catalysts, machinery and equipment. Leases generally run for a period of one to twenty years, in some cases with an option to renew the lease after that date. Some lease payments are renegotiated every five years to reflect that the rent payments are market compliant. Some of the leases provide for additional rental payments that are based on changes in local price indexes. For certain leases, PEMEX has restrictions to enter into a sublease agreement. Plants, transport and storage equipment, port facilities, buildings and land leases were entered into in previous years as service, transportation and building leases. PEMEX has rights of use assets for equipment whose contractual terms are from one to three years. These leases are short-term and / or low-value item leases. PEMEX has decided not to recognize the right-of-use assets and lease liabilities for these leases.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Lease information where PEMEX is a lessee is presented as follows:

i. Rights of use assets are as follows:

	Rights of use assets									
	Transportation and storage equipment	Plants	Drilling equipment	Rights of use	Port facilities	Buildings	Lands	Catalyst	Machinery and Equipment	Total
Balance as of January 1, 2024	**Ps. 17,568,803**	**15,639,974**	**5,418,743**	**1,496,655**	**2,620,491**	**67,246**	**20,147**	**233,131**	**137,990**	**Ps. 43,203,180**
Depreciation of the year	(3,724,213)	(1,691,204)	(123,692)	(79,744)	(181,234)	(31,637)	(1,586)	(85,242)	(111,642)	(6,030,194)
Additions	4,058,802	—	—	—	119,709	18,430	—	—	328,424	4,525,365
Cancellations	(257,031)	—	—	—	—	(3,401)	—	—	(77,421)	(337,853)
Currency translation effect	489,269	—	—	—	64,525	7,657	5,346	36,933	305	604,035
Balance as of December 31, 2024	**Ps. 18,135,630**	**13,948,770**	**5,295,051**	**1,416,911**	**2,623,491**	**58,295**	**23,907**	**184,822**	**277,656**	**Ps. 41,964,533**
Depreciation of the year	(3,919,059)	(1,691,204)	(104,448)	(79,740)	(195,375)	(43,793)	(1,405)	(89,586)	(87,562)	(6,212,172)
Additions	2,605,626	—	1,436,560	—	123,506	146,958	—	—	65,294	4,377,944
Impairment	(1,939,194)	—	—	—	—	—	—	—	—	(1,939,194)
Currency translation effect	(272,833)	—	—	—	(52,917)	(5,440)	(3,530)	(15,092)	—	(349,812)
Balance as of December 31, 2025	**Ps. 14,610,170**	**12,257,566**	**6,627,163**	**1,337,171**	**2,498,705**	**156,020**	**18,972**	**80,144**	**255,388**	**Ps. 37,841,299**
Estimated useful life	1 to 10 years	14 years	10 years	23 years	20 years	1 to 5 years	5 years	5 years	1 to 5 years	

ii. Leases liabilities are as follows:

	2025	2024
Lease liabilities recognized at January 1	Ps. 46,825,266	41,848,333
Additions	4,377,944	4,525,365
Cancellations	(257,531)	(337,853)
Payments of principal	(6,851,282)	(6,335,772)
Accrued interest	3,314,811	3,224,719
Interests paid	(2,481,974)	(2,128,875)
Foreign Exchange	(3,742,954)	6,029,349
Lease liabilities at December 31,	**Ps. 41,184,280**	**46,825,266**

The obligation recognized as of December 31, 2025 and 2024, amounted to Ps. 41,184,280 and Ps. 46,825,266, of which Ps. 9,428,699 and Ps. 8,628,404 were recognized in current liabilities and Ps. 31,755,581 and Ps. 38,196,862 in non-current liabilities, respectively.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 180 of 255 iii. Amounts recognized in the statement of comprehensive Income 2025 2024 Depreciation of rights of use Ps. 6,212,172 Ps. 6,030,194 Interests from lease liabilities 3,373,102 3,422,669 Impairment of rights of use 1,939,194 — Expenses related to short-term leases 1,625,434 671,277 iv. Amounts recognized in the statement of cash flows 2025 2024 Lease payments (principal and interest) Ps. (9,333,256) Ps. (8,464,647) Disclosure of other assets [text block] NOTE 14. GOVERNMENT BONDS AND OTHER ASSETS A. Government bonds The following table sets forth the balance of Mexican Government local bonds (the “Government Bonds”) held by Petróleos Mexicanos valued at amortized cost as of December 31, 2025 and 2024: 2025 2024 Government bonds (1) Ps. 21,435,936 Ps. 35,875,353 Less: current portion of Government Bonds, net of expected credit losses 21,435,936 14,740,032 Total long-term notes receivable Ps. — Ps. 21,135,321 (1) As of December 31, 2025 and 2024, includes an expected credit loss of Ps. 1,573 and Ps. 2,869, respectively. As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 181 of 255 On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the Fondo Laboral Pemex (Pemex Labor Fund, or “FOLAPE”) for payments related to its pension and retirement plan obligations. During the period from January 1 to December 31, 2025, interest income generated by the Government Bonds amounted to Ps. 1,759,219, of which Petróleos Mexicanos received payments in the amount of Ps. 1,819,299. During the period from January 1 to December 31, 2024, interest income generated by the Government Bonds amounted to Ps. 4,612,403, of which Petróleos Mexicanos received payments in the amount of Ps. 4,854,744. As of December 31, 2025 and 2024, the Government Bonds consist of 1 and 5 series of development bonds (D Bonds and M Bonds) issued by the SHCP with maturities between 2025 and 2026, at nominal value of Ps. 21,419,618 and 35,778,918, respectively. As of December 31, 2025 and 2024, the fair value of the transferred assets was Ps. 21,765,389 and Ps. 35,279,002, respectively and the fair value of the associated liabilities was Ps. 20,119,075 and Ps. 33,941,600, respectively, resulting in a net position of Ps. 1,646,314 and Ps. 1,337,402, respectively. As of December 31, 2025 and 2024, the recorded liability was Ps. 20,095,070 (Ps. 19,942,808 of principal and Ps. 152,262 of interest) and Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest), respectively (see Note 15). The roll-forward of the Mexican Bonds is as follows: December 31, 2025 2024 Balance as of the beginning of the year Ps. 35,875,353 Ps. 64,132,418 Government Bonds collected (1) (14,359,299) (28,096,861) Accrued interest 1,759,219 4,612,403 Interests received from bonds (1,819,299) (4,854,744) Amortized cost (21,335) 79,410 Reversal of impairment of bonds 1,297 2,727 Balance at the end of the year Ps. 21,435,936 Ps. 35,875,353 (1) During 2025, some series of Mexican Government Bonds were collected in February, April, June and August.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

B. Other assets

At December 31, 2025 and 2024, the balance of other assets was as follows:

	December 31,	
	2025	2024
Restricted cash [1]	Ps. 19,834,399	Ps. 17,119,599
Guarantees [2]	11,281,010	4,288,778
Payments in advance	3,846,363	4,029,445
Insurance	1,932,648	1,922,587
Other	1,428,371	368,366
Total other assets	**Ps. 38,322,791**	**Ps. 27,728,775**

(1) As of December 31, 2025 and 2024, restricted cash mainly consists of collateral for a financing transaction maturing in November 2028, amounting to Ps. 16,637,164 and Ps. 14,972,193, respectively, as well as cash related to court-ordered seizures, amounting to Ps. 3,197,220 and Ps.2,417,406, respectively.

(2) As of December 31, 2025, includes Ps. 6,375,020 of collateral for financing transaction on August 18, 2025 (see Note 15).

Disclosure of other non-current liabilities [text block]

NOTE 17. LONG-TERM CONTRACTUAL LIABILITIES

During 2025, Petróleos Mexicanos entered into amendment agreements with suppliers and contractors with the purpose of extending the payment terms of certain accrued and accepted commercial obligations during the period, in accordance with the financial scheme authorized by the Board of Directors. As a result of these agreements, the original balances recorded as short-term accounts payable to suppliers generated in 2025, were replaced by new obligations with maturities to eight years, subject to a schedule of quarterly payments of principal and interest. As a result, the nature of the obligation changed from a commercial account payable to a financial liability with terms that differ from those originally agreed with the suppliers.

Additionally, certain suppliers chose to present their accounts receivable to a *Fideicomiso Privado Irrevocable de Administración y Fuente de Pago (*Irrevocable Private Trust for Administration and Source of Payment), resulting in a legal subrogation from the original creditor, without modifying the agreed economic terms in the amendment agreements. In these cases, Petróleos Mexicanos maintains a direct financial obligation to the trust.

Petróleos Mexicanos assessed whether the modifications to the contractual terms resulted in the derecognition of the original liability, considering the extended maturity, the addition of interest on outstanding balances and the scheduled quarterly

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

payments. Based on this assessment, Petróleos Mexicanos concluded that the amendment agreements together with the legal subrogation in applicable cases, resulted in the extinction of the original obligation and the recognition of a new financial liability.

Consequently, Petróleos Mexicanos derecognized the original liabilities and recognized a new financial liability classified as "Long-term contractual liabilities", which was initially measured at fair value. The contractual interest rates of the amendment agreements approximate market rates for instruments with similar terms and credit risk; accordingly, no material gain or loss arose upon initial recognition of the new financial liabilities. The book value of each of the new contractual long-term liabilities is presented below:

Contractual liability	Date of Agreement	Interest rate spread		Balances as of December 31, 2025
1st. Group	September 8, 2025	1.85%	Ps.	2,997,823
2nd. Group	October 17, 2025	1.85%		26,772,747
3rd. Group	November 14, 2025	1.85%		2,498,884
4th. Group	November 21, 2025	1.85%		37,550,018
5th. Group	December 16, 2025	1.80%		29,591,436
6th. Group	December 30, 2025	1.80%		93,622,157
			Ps.	**193,033,065**

Accrued interest is determined based on a variable rate equivalent to TIIE plus a margin of 1.80% or 1.85%, as applicable. Accrued interest is recognized as a financial cost in the statement of comprehensive income. During 2025, there were no payments of principal and interest.

Liabilities arising from the amendment agreements are presented separately in the statement of financial position in the "Long-term contractual liabilities" line item as they represent financial obligations distinct from ordinary accounts payable. Cash flows related to the payment of principal and interest of long-term contractual liabilities are presented in the statement of cash flows as financing activities.

Information regarding the liquidity risk associated with these liabilities is disclosed in Note 18; fair value measurement is disclosed in Note 8.

The following table sets out the amortization of long-term contractual liabilities as of December 31, 2025:

		2026	2027	2028	2029	2030	2031 and thereafter		Total
Amortization of long-term Contractual Liabilities as of December 31, 2025	Ps.	—	15,182,652	24,340,699	26,751,439	29,395,477	97,362,798	Ps.	193,033,065

Disclosure of other operating income (expense) [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

NOTE 24. OTHER REVENUES AND OTHER EXPENSES

Other revenues and expenses-net for each of the years ended December 31, 2025, 2024 and 2023, were as follows:

A. Other revenues

	2025	2024	2023
Claims recovery	Ps. 10,984,347	Ps. 5,063,709	Ps. 858,161
Other income [1]	8,622,720	5,634,718	4,313,625
Account debugging	4,758,690	—	51,693
Other income for services	1,957,812	1,893,345	2,574,801
Revenues from reinsurance premiums	1,744,664	516,993	153,497
Bidding terms, sanctions, penalties and other	1,227,633	1,837,819	1,915,375
Gain on sale of fixed assets	393,524	1,392,345	577,990
Franchise fees	306,434	483,081	430,633
Tax updates	270,036	1,716,589	4,744,762
Insurance and deposits	13,664	9,410	15,418
Total other revenues	**Ps. 30,279,524**	**Ps. 18,548,009**	**Ps. 15,635,955**

(1) As of December 31, 2025 includes mainly cancellation of trials in process provision.

B. Other expenses

	2025	2024	2023
Loss from derecognition of disposal of assets [1]	Ps. (16,996,911)	Ps. (1,129,350)	Ps. (7,656,437)
Other expenses	(9,421,635)	(4,164,216)	(4,084,664)
Claims	(3,042,805)	(1,979,309)	(1,870,308)
Fines	(2,848,889)	(8,272,477)	(3,630,727)
Total other expenses	**Ps. (32,310,240)**	**Ps. (15,545,352)**	**Ps. (17,242,136)**

(1) Includes mainly fixed assets from Exploration and Extraction without future development plans.

Disclosure of property, plant and equipment [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

NOTE 12. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of December 31, 2025 and 2024, wells, pipelines, properties, plant and equipment, net, is presented in the next page.

		Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress [1]	Land	Total fixed assets
Investment												
Balances as of January 1,		1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	4,395,700,057
Acquisitions		11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications		1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization		44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals		(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect		23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps.**	**1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**4,773,301,181**
Acquisitions		14,065,870	1,720,400	9,362,710	67,196,720	(10,680)	2,731,950	3,285,650	1,722,480	94,020,980	—	194,096,080
Reclassifications		5,228,300	(25,430)	532,090	—	1,620,720	(6,927,180)	24,210	92,620	77,520	—	622,850
Capitalization		168,334,100	—	6,574,820	47,890,360	7,835,170	604,370	1,040,030	256,850	(232,536,280)	580	—
Disposals		(7,437,570)	(3,000,030)	(12,463,280)	(29,665,120)	(9,320)	(10,782,430)	(473,760)	(146,460)	(713,060)	(228,880)	(64,919,910)
Translation effect		(24,060,380)	—	(23,670)	—	(1,849,780)	—	(145,780)	(469,180)	(32,298,830)	(324,160)	(59,171,780)
Balances as of December 31, 2025	**Ps.**	**1,303,219,019**	**23,002,415**	**511,233,042**	**1,935,028,894**	**85,436,622**	**414,306,030**	**59,188,567**	**35,649,477**	**424,084,440**	**52,779,915**	**4,843,928,421**
Accumulated depreciation and amortization												
Balances as of January 1,		(785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	(2,913,377,891)
Depreciation and		(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications		(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)		(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment		46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals		4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect		(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps.**	**(901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**(3,122,768,469)**
Depreciation and amortization		(34,323,900)	(415,240)	(13,635,710)	(86,448,950)	(1,863,600)	(13,364,700)	(1,724,030)	(1,742,534)	—	—	(153,518,664)
Reclassifications		(1,290,060)	1,220	(532,090)	—	(96,200)	1,385,140	(1,750)	(89,110)	—	—	(622,850)
(Impairment)		(39,761,990)	—	(34,492,290)	(23,760,170)	(42,890)	(12,365,330)	—	—	(16,023,009)	—	(126,445,679)
Reversal of impairment		39,467,710	—	29,701,920	30,497,120	—	14,903,160	—	—	3,798,320	—	118,368,230
Disposals		6,591,240	2,107,790	6,848,320	25,124,790	8,290	6,898,330	470,340	135,570	—	—	48,184,670
Translation effect		10,858,320	—	26,400	—	714,760	—	64,860	126,045	—	—	11,790,385
Balances as of December 31, 2025	**Ps.**	**(920,041,749)**	**(5,880,474)**	**(339,019,655)**	**(1,467,779,643)**	**(52,767,236)**	**(305,728,190)**	**(48,035,943)**	**(20,041,599)**	**(65,717,888)**	**—**	**(3,225,012,377)**
Wells, pipelines, properties, plant and equipment net as of December 31, 2024	**Ps.**	**245,505,630**	**16,733,231**	**180,314,167**	**436,414,501**	**26,362,916**	**125,494,530**	**8,612,854**	**15,721,597**	**542,040,911**	**53,332,375**	**1,650,532,712**
Wells, pipelines, properties, plant and equipment net as of December 31, 2025	**Ps.**	**383,177,270**	**17,121,941**	**172,213,387**	**467,249,251**	**32,669,386**	**108,577,840**	**11,152,624**	**15,607,878**	**358,366,552**	**52,779,915**	**1,618,916,044**
Depreciation rates		3 to 5%	5%	2 to 7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	—
Estimated useful lives		20 to 35	20	15 to 45	—	14 to 33	25	10 to 33	5 to 25	—	—	—

[1] Mainly wells, pipelines and plants.

185 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

A. As of December 31, 2025, 2024 and 2023, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps.5,708,131, Ps. 7,937,219, and Ps. 4,676,577, respectively. Financing cost rates during 2025, 2024 and 2023 were 8.35% to 14.11%, 7.82% to 18.68% and 6.47% to 7.62%, respectively.

B. The combined depreciation of fixed assets and amortization of wells for the fiscal years ended December 31, 2025, 2024 and 2023, recognized in operating costs and expenses, was Ps. 153,518,664, Ps. 146,850,208 and Ps. 137,555,276, respectively. These figures include Ps. 130,244,785, Ps. 124,473,818 and Ps.115,208,527 for oil and gas production assets and costs related to plugging and abandonment of wells for the years ended December 31, 2025, 2024 and 2023 of Ps. 6,704,138, Ps. 789,805 and Ps. 137,685, respectively.

C. As of December 31, 2025 and 2024, provisions relating to future plugging of wells costs amounted to Ps. 126,608,358 and Ps. 115,514,750, respectively, and are presented in the "Provisions for plugging of wells" (see Note 20).

D. As of December 31, 2025, 2024 and 2023, acquisitions of property, plant and equipment include transfers from wells unassigned to a reserve for Ps. 7,773,944, Ps. 9,696,153 and Ps. 14,306,298, respectively (see Note 13).

E. As of December 31, 2025, 2024 and 2023, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (47,381,395), Ps. 60,182,260 and Ps. (40,731,370), respectively, which was mainly plant.

F. As of December 31, 2025, 2024 and 2023, PEMEX recognized a net impairment of Ps. (8,077,449), Ps. (53,477,580) and Ps. (28,797,518), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows:

	2025	**2024**	**2023**
		(Impairment) / Reversal of impairment, net	
Logistics as a part of Other Operating Subsidiary Companies (formerly Pemex Logistics)	Ps. (23,192,225)	Ps. 582,923	Ps. (612,906)
Industrial Processes (formerly part of Pemex Industrial Transformation)	(1,115,093)	—	—
Pemex Industrial Transformation	—	(78,049,865)	(25,568,713)
SUS	—	—	(71,036)
MGAS	163,986	(37,985)	(191,786)
Energy Transformation (formerly part of Pemex Industrial Transformation)	3,467,927	—	—
Exploration and Extraction (formerly Pemex Exploration and Production)	12,597,956	24,027,347	(2,353,077)
(Impairment), net	**Ps. (8,077,449)**	**Ps. (53,477,580)**	**Ps. (28,797,518)**

186 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Cash-Generating Unit of Exploration and Extraction

As of December 31, 2025, 2024 and 2023, Exploration and Extraction recognized net reversals of impairment and net impairment of Ps. 12,597,956, Ps. 24,027,347 and Ps. (2,353,077), respectively, shown by CGUs as follows:

		2025		2024		2023
Cantarell	Ps.	37,238,709	Ps.	(904,083)	Ps.	15,174,961
Tsimin Xux		2,732,718		3,211,743		(9,532,221)
Ayin-Alux		1,030,368		486,415		—
Aceite Terciario del Golfo		—		18,799,827		(16,192,262)
Tamaulipas Constituciones		—		2,578,602		1,710,627
Poza Rica		—		385,159		(397,084)
Cárdenas-Mora		—		—		1,150,448
Crudo Ligero Marino		—		—		1,420,120
Santuario El Golpe		—		—		1,454,789
Ixtal - Manik		—		—		6,042,806
Chuc		—		—		6,445,006
Misión (CEE)		(62,104)		5,902		(458,354)
Antonio J. Bermúdez		(184,690)		3,903,165		9,724,991
Lakach		(287,187)		3,546,439		(423,347)
Santuario CEE		(832,888)		—		—
Arenque		(1,560,264)		1,702,529		(1,705,447)
Cuenca de Macuspana		(1,576,853)		83,560		837,460
Burgos		(3,442,880)		(6,772,427)		(10,631,921)
Ku Maloob Zaap		(8,425,068)		—		—
Ogarrio Magallanes		(12,031,905)		(2,999,484)		(6,973,649)
Total	**Ps.**	**12,597,956**	**Ps.**	**24,027,347**	**Ps.**	**(2,353,077)**

As of December 31, 2025, the Exploration and Extraction segment recognized a net reversal of impairment of Ps. 12,597,956 mainly due to: (i) the positive effect of Ps. 41,071,395, due to lower productive costs mainly in the Cantarell, Tsimin Xux and Ayin-Alux CGUs; (ii) a decrease in the discount rate of Ps. 29,807,328, from 10.86% as of December 31, 2024 to 6.28% as of December 31, 2025; and (iii) a positive tax effect of Ps. 3,640,303 driven by a lower tax base due to the decrease in prices, exchange rate and volume. These effects were partially offset by (i) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps. 35,165,415, mainly in the Ogarrio Sanchez Magallanes, Antonio J. Bermudez and Burgos CGUs; (ii) a decrease in crude oil prices, generating a negative effect of Ps. 4,360,188, mainly in the Lakach, Ogarrio, Sánchez Magallanes and Arenque CGUs, and (iii) a negative effect due to an exchange rate of Ps. 22,395,467, from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025.

187 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

As of December 31, 2024 Pemex Exploration and Production recognized a net reversal of impairment of Ps.24,027,347 mainly due to: (i) the positive effect of Ps.246,736,694, due to lower productive costs mainly in the Aceite Terciario del Golfo, Antonio J. Bermúdez, Poza Rica and Arenque CGUs (ii) the positive effect due to an exchange rate of Ps.51,936,270 from Ps.16.9220 = U.S$1.00 as of December 31, 2023 to Ps.20.2683 = U.S$1.00 as of December 31, 2024; and (iii) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 24,921,879 mainly in the Aceite Terciario del Golfo, Lakach, Tamaulipas Constituciones and Tsimin Xux CGUs. These effects were partially offset by (i) an increase in the discount rate of Ps.133,289,611 from de 9.93% in December 31, 2023 to 10.86% in December 31, 2024; (ii) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps.128,567,201 mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGUs, and (iii) a negative tax effect of Ps.37,710,685 due to a higher tax base motivated by benefits in production costs, exchange rate and hydrocarbon prices, mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGUs.

As of December 31, 2023, Pemex Exploration and Production recognized a net impairment of Ps. (2,353,077) mainly due to:(i) the negative effect of Ps.64,145,752 due to increase in cost and expenses mainly in the Aceite Terciario del Golfo, Burgos, Tsimin Xux and Ogarrio Sánchez CGUs, (ii) the negative effect due to an exchange rate of Ps. 47,149,878, from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022, to Ps. 16.9220 = U.S.$1.00 as of December 31, 2023; and (iii) an increase in the discount rate of Ps. 23,731,588, from 9.31% in December 31, 2022 to 9.93% in December 31, 2023. These effects were partially offset by (i) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 73,989,335 mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs; (ii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps. 45,517,214, mainly in the Antonio J. Bermúdez, Crudo Ligero Marino, Chuc, Ogarrio Sánchez, Ixtal Manik and Tamaulipas Constituciones CGUs; and (iii) a positive tax effect of Ps. 13,167,592, due to a lower tax base motivated by increases in cost and expenses at the Aceite Terciario del Golfo, Burgos and Tsimin Xux CGUs.

The CGUs of Exploration and Extraction are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Exploration and Extraction determine the recoverable amount of fixed assets based on the long-term estimated prices for Exploration and Extraction proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2025	2024	2023
Average crude oil price	61.16 U.S.$/bl	63.02 U.S.$/bl	64.08 U.S.$/bl
Average gas price	4.84 U.S.$/mpc	4.89 U.S.$/mpc	4.79 U.S.$/mpc
Average condensates price	64.24 U.S.$/bl	70.21 U.S.$/bl	73.00 U.S.$/bl
After-tax discount rate	6.28% annual	10.86% annual	9.93% annual
Pre-tax discount rate	9.88% annual	16.44% annual	15.10% annual

For 2025, 2024 and 2023 the total forecast production, calculated with a horizon of 25 years, was 6,915 Million barrels of oil equivalent (Mboe), 6,965 Mboe and 7,082 Mboe per day of crude oil equivalent, respectively.

188 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Exploration and Extraction, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

As of December 31, 2025, 2024 and 2023, values in use for CGU are:

	2025	2024	2023
Ku Maloob Zaap	425,844,565	—	—
Aceite Terciario del Golfo	101,518,822	62,598,697	27,318,209
Cantarell	44,789,042	18,829,360	19,852,385
Tsimin Xux	42,775,429	39,802,960	26,234,797
Crudo Ligero Marino	38,895,336	42,175,410	34,288,720
Antonio J. Bermúdez	29,914,562	32,097,908	23,434,323
Ogarrio Magallanes	25,427,921	32,727,984	27,794,137
Tamaulipas Constituciones	14,718,626	14,610,722	4,799,796
Poza Rica	9,788,364	10,324,802	6,089,496
Lakach	3,552,966	4,874,349	—
Arenque	1,741,253	7,804,677	2,629,121
Ayín – Alux	1,694,722	750,222	—
Santuario (CEE)	1,499,210	—	—
Chuc	—	82,745,798	58,954,530
Ixtal – Manik	—	23,891,174	14,311,152
Cuenca de Macuspana	—	1,996,655	612,773
Burgos	—	1,259,454	2,611,157
Ébano (CEE)	—	—	4,690,690
Santuario El Golpe	—	—	3,640,552
Cárdenas-Mora	—	—	3,105,129
Total	**Ps. 742,160,818**	**Ps. 376,490,172**	**Ps. 260,366,967**

189 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Cash-Generating Units of Industrial Processes

As of December 31, 2025, the Industrial Processes segment recognized a net impairment of Ps. (1,115,093), shown by CGUs as follows:

		2025
Tula Refinery	Ps.	11,780,665
Cosoleacaque Petrochemical Complex		1,647,455
Coatzacoalcos Gas Processor Complex		563,041
Pajaritos Ethylene Complex		46,777
Cangrejera Ethylene Complex		(104,726)
Minatitlán Refinery		(315,583)
Morelos Petrochemical Complex		(422,534)
Madero Refinery		(624,390)
Cadereyta Refinery		(4,339,830)
Salina Cruz Refinery		(9,345,968)
Net Impairment	**Ps.**	**(1,115,093)**

As of December 31, 2025, the Industrial Processes segment recognized net impairment of Ps.(1,115,093) due mainly to a (i) a decrease in the variable margin for certain operating centers of National Refining System although in terms of volume, stabilization in production has been achieved as a result of the Rehabilitation Program applied to processing plants, auxiliary services, and tanks, which was initiated in 2019. The main goal of this program is to guarantee the reliability of operations and maintain the stable and optimal processing level at the refineries, (ii) by the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025. These effects were partially offset by the partial start-up of the Coking Plant facilities at the Tula Refinery which will allow for an increase in the higher value production; and (iii) a decrease in the discount rate of CGUs of refined products from 14.75% as of December 31, 2024 to 10.95% as of December 31, 2025.

To determine the value in use of long-lived assets associated with the CGUs of Industrial Processes, the net present value of cash flows was determined based on the following assumptions:

	December 31, 2025			
	Refining	**Petrochemicals**	**Ethylene**	**Fertilizers**
Average crude oil Price (U.S.$) [1]	97.48	N.A.		
Processed volume [1]	924 mbd	Variable because the load inputs are diverse		
Rate of U.S.$	17.9667	17.9667	17.9667	17.9667
Useful lives of the cash-generating units (year average)	12	8	10	15
Pre-tax discount rate	10.95%	8.46%	8.46%	10.26%
Period	2026-2037	2026-2033	2026-2035	2026-2040

(1) Average of the first 5 years.

190 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

CGUs in the Industrial Processes segment are processing centers grouped according to their types of processes as refineries, petrochemical centers and ethylene and fertilizers complex processes. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of the Industrial Processes segment represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

As of December 31, 2025, the value in use for CGUs are as follows:

		2025
Tula Refinery	Ps.	43,042,423
Salamanca Refinery		28,082,765
Cadereyta Refinery		24,735,313
Cangrejera Petrochemical Complex		20,691,534
Salina Cruz Refinery		10,680,107
Independencia Petrochemical Complex		1,963,400
Morelos Petrochemical Complex		211,498
Pajaritos Ethylene Complex		184,970
Coatzacoalcos Gas Processor Complex		48,739
Total	**Ps.**	**129,640,749**

Cash-Generating Units of Energy Transformation

As of December 31, 2025, the Energy Transformation segment recognized a net reversal of impairment of Ps.3,467,927, shown by CGUs as follows:

		2025
Nuevo Pemex Gas Processor Complex	Ps.	1,807,491
Cactus Gas Processor Complex		754,045
Ciudad Pemex Gas Processor Complex		592,674
La Venta Gas Processor Complex		305,296
Gas Poza Rica Processor Complex		19,256
Gas Arenque Processor Complex		2,048
Matapionche Gas Processor Complex		(12,883)
Reversal of impairment	**Ps.**	**3,467,927**

191 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 192 of 255 As of December 31, 2025, the Energy Transformation segment recognized a net reversal of impairment of Ps. 3,467,927 due to: the increase in gross margin due higher sale prices; and a decrease in the discount rate of CGUs of gas products from 15.93% as of December 31, 2024 to 10.72% as of December 31, 2025. These effects were offset by the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025. To determine the value in use of long-lived assets associated with the CGUs of Energy Transformation, the net present value of cash flows was determined based on the following assumptions: December 31, 2025 Gas Processed volume (1) 2,555 mmpcd of humid gas Rate of U.S.$ 17.9667 Useful lives of the cash-generating units (year average) 8 Pre-tax discount rate 10.72% Period 2026-2033 (1) Average of the first 5 years. CGUs in the Energy Transformation segment are processing centers grouped according to their types of processes in the gas complex processors. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of the Energy Transformation segment represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers. As of December 31, 2025, the value in use for the CGUs is as follows: 2025 Nuevo Pemex Gas Processor Complex Ps. 8,736,369 Cactus Gas Processor Complex 7,590,104 Ciudad Pemex Gas Processor Complex 5,256,806 La Venta Gas Processor Complex 1,946,196 Burgos Gas Processor Complex 1,770,051 Total Ps. 25,299,526

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Cash-Generating Units of Pemex Industrial Transformation (until June 1, 2025, see Note 1)

As of December 31, 2024 and 2023, Pemex Industrial Transformation recognized a net impairment of Ps. (78,049,865) and Ps. (25,568,713), respectively, shown by CGUs as follows:

		2024		2023
Tula Refinery		(33,661,647)		(13,816)
Minatitlán Refinery		(16,652,058)		4,615,400
Salina Cruz Refinery		(7,270,800)		—
Madero Refinery		(6,369,734)		(10,125,589)
Cosoleacaque Petrochemical Complex		(5,716,817)		(5,096,027)
Ciudad Pemex Gas Processor Complex		(5,389,475)		—
Cactus Gas Processor Complex		(1,670,960)		(4,592,823)
Morelos Petrochemical Complex		(643,817)		(3,093,360)
Coatzacoalcos Gas Processor Complex		(576,742)		(2,051,842)
Ethylene Processor Complex		(424,382)		—
La Venta Gas Processor Complex		(396,654)		(541,766)
Matapionche Gas Processor Complex		(163,389)		(498,212)
Pajaritos Petrochemical Complex		(40,901)		—
Cangrejera Petrochemical Complex		—		(61,296)
Salamanca Refinery		393		5,750,279
Arenque Gas Processor Complex		1,774		(159,571)
Poza Rica Gas Processor Complex		137,833		(646,813)
Cangrejera Ethylene Complex		312,331		(771,161)
Nuevo Pemex Gas Processor Complex		475,180		(8,282,116)
Impairment, net	**Ps.**	**(78,049,865)**	**Ps.**	**(25,568,713)**

As of December 31, 2024, Pemex Industrial Transformation recognized the net impairment of Ps. (78,049,865) mainly due to an impact on the estimate gross result as a consequence of the decrease in sale prices and an increase in the discount rate of CGUs as refined products from 13.68% as of December 31, 2023 to 14.75% as of December 31, 2024. These effects were partially offset by a stabilization in production levels during 2024 due to the implementation of the Rehabilitation program in process plants, auxiliary services, and tanks.

As of December 31, 2023, the net impairment of Ps. (25,568,713) was due to a decrease in the exchange rate used in the projected cash-flows from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022 to Ps. 16.9220 = U.S. $1.00 as of December 31, 2023. These effects were partially offset by a slight decrease in the discount rate of CGUs of refined products from 14.16% as of December 31, 2022 to 13.68% as of December 31, 2023.

193 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of December 31,									
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	Refining		Gas		Petrochemicals		Ethylene		Fertilizers	
Average crude oil Price (U.S.$)	101.82	105.5	N.A.		N.A.		N.A.		N.A	
Processed volume (1)	866 mbd	993 mbd	2,746 mmpcd of humid gas	3,201 mmpcd of humid gas	Variable because the load inputs are diverse					
Rate of U.S.$	$20.2683	$16.9220	$20.2683	$16.9220	$20.2683	$16.9220	$20.2683	$16.9220	$20.2683	$16.9220
Useful lives of the cash-generating units (year average)	12	12	7	6	4	5	7	5	6	5
Pre-tax discount rate	14.75%	13.68%	15.93%	12.25%	11.35%	10.31%	11.35%	10.31%	12.35%	13.25%
Period (2)	2025-2036	2024-2035	2025-2031	2024 - 2029	2025-2028	2024-2027	2025-2031	2024-2028	2025-2030	2024-2028

(1) Average of the first four years.
(2) The first five years are projected and stabilize at year six.
N.A. = Not applicable

CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

194 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of December 31, 2024 and 2023, the value in use for the impairment of fixed assets was as follows:

	2024	2023
Salamanca Refinery	38,826,331	52,973,936
Cadereyta Refinery	38,491,000	49,608,678
Salina Cruz Refinery	20,203,733	51,877,280
Tula Refinery	18,074,762	46,202,340
Cangrejera Ethylene Processor Complex	11,278,426	8,758,887
Nuevo Pemex Gas Processor Complex	8,136,516	8,412,828
Ciudad Pemex Gas Processor Complex	6,358,136	13,566,516
Cactus Gas Processor Complex	5,301,464	7,412,437
Burgos Gas Processor Complex	3,457,364	1,972,249
Independencia Petrochemical Complex	1,899,481	4,382,873
La Venta Gas Processor Complex	977,988	1,471,999
Coatzacoalcos Gas Processor Complex	921,077	1,764,690
Morelos Ethylene Processor Complex	538,152	923,623
Pajaritos Ethylene Processor Complex	184,970	—
Madero Refinery	—	14,453,809
Minatitlán Refinery	—	4,184,019
Cosoleacaque Petrochemical Complex	—	1,502,395
Total	**Ps. 154,649,400**	**Ps. 269,468,559**

Cash-Generating Units of Logistics as a part of Other Operating Subsidiary Companies segment (formerly Pemex Logistics)

During the year ended December 31, 2025, Logistics as part of the Other Operating Subsidiary Companies segment, recognized a net impairment of Ps. (23,192,225) mainly due to a decrease in the estimated pipelines CGUs cash flows due to the percentage of the allocable cost of petroleum products losses is no longer included. These effects were partially offset by a decrease in the discount rate of CGUs of pipelines from 16.57% as of December 31, 2024 to 13.18% as of December 31, 2025.

The CGUs of Logistics as part of the Other Operating Subsidiary Companies segment are pipelines and transportation equipment. The recoverable amount of assets as of December 31, 2025 was Ps. 63,289,804, based on discounted cash flows and discount rate of 13.18% and useful life of 17 years.

Cash-Generating Units of Pemex Logistics (until June 1, 2025, see Note 1)

As of December 31, 2024 and 2023, Pemex Logistics recognized a net reversal of impairment and a net (impairment) of Ps.582,923 and Ps. (612,906), respectively, shown by CGU as follows:

195 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

The net reversal of impairment and (impairment), was in the following CGUs:

	2024	2023
Storage terminals	Ps. 582,923	Ps. (582,923)
Construction in progress	—	(58,816)
Land and transport (white pipelines)	—	28,833
Reversal of impairment (impairment), net	**Ps. 582,923**	**Ps. (612,906)**

	As of December 31,					
	2024	2023	2024	2023	2024	2023
	Pipelines		Landing transport		Vessel	
Discount rate	16.57%	14.80%	16.57%	14.80%	16.57%	14.80%
Useful life	17	19	14	0	14	15

As of December 31, 2024, Pemex Logistics recognized a reversal of impairment of Ps.582,923 due to a decrease in value of the CGU due to the depreciation of the assets that are part of the calculation.

As of December 31, 2023, Pemex Logistics recognized an impairment of Ps. (612,906) due to: (i) a decrease in the projected revenue in the cash flows of the storage terminals CGU, resulting from an expected increase in expenses and (ii) an increase in the discount rate to project future cash flows from 12.73% in 2022 to 14.80% in 2023.

CGU in Pemex Logistics are pipelines and transport equipment.

The recoverable amounts of the assets as of December 31, 2024 and 2023, corresponding to the discounted cash flows at the rate of 16.57% and 14.80% respectively, as follows:

	2024	2023
TAD, TDGL, TOMS (Storage terminals)	Ps. 66,363,740	Ps. 69,078,019
Primary logistics	—	111,366,873
Total	**Ps. 66,363,740**	**Ps. 180,444,892**

G. PEMEX can conduct exploration and extraction activities through Exploration and Extraction Contracts ("EECs"). The EECs are awarded individually, through associations or joint ventures based on guidelines approved by the *Comisión Nacional de Hidrocarburos* ("National Hydrocarbons Commission" or "CNH") and are classified into:

a. Production-sharing contracts;

b. Profit-sharing contracts;

c. License agreements; and

d. Service contracts.

Certain of the EECs are operated though joint arrangements, for which PEMEX recognizes in its financial statements both the rights to the assets and the obligations for the liabilities, as well as profits and losses relating to the arrangements.

196 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 197 of 255 EECs as of December 31, 2025 are: a. Production-sharing contracts: The object of the production-sharing contracts is the execution of oil activities under shared production contracts among Mexico through the Mexican Government via the CNH and Pemex Exploration and Production (as contractor), for the contractual area and the sharing of costs, risks, and terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry receiving, in exchange, benefits in favor of the contractor. I. Production contracts without a partner  Hydrocarbons Exploration and Extraction Contract for Block 29, Cuenca del Sureste, in which PEMEX owns 100% of the project.  Hydrocarbon Extraction Contract for the Ek-Balam (shallow water) Block. PEMEX owns 100% of this contractual area.  Exploration and Extraction Contract, related to Block 8 Cuencas del Sureste, PEMEX owns 100% of this contractual area.  Exploration and Extraction Contract, related to Block 18, Tampico Misantla, in which PEMEX owns 100% of this contractual area. II. Production contracts in consortium  Exploration and Extraction Contract related to Block 2 Tampico Misantla, pursuant to a consortium formed by PEMEX and Wintershall Dea México, S. de R. L. de C. V. The object of the contract is the realization of oil activities, under shared production contracts, by the contractor for the contractual area and the sharing of costs, risks, terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry, receiving in exchange, benefits in favor of the contractor. PEMEX and Wintershall Dea México have a 70% and 30% interest, respectively, in this contractual area. PEMEX is the operator under this contract.  Exploration and Extraction Contract, related to Block 16, Tampico Misantla, pursuant to a consortium by PEMEX and Wintershall Dea México, S. de R. L. de C. V. PEMEX owns 50% of this contractual area and Wintershall Dea México owns 50%.  Exploration and Extraction Contract, related to Block 17, Tampico Misantla, pursuant to a consortium by PEMEX, and Wintershall Dea México, S. de R. L. de C. V. PEMEX owns 50% of this contractual area and Wintershall Dea México owns 50%.  Hydrocarbons Exploration and Extraction Contract for Block 32, Cuenca del Sureste, by PEMEX (as operator) and Total E&P México, S.A. de C.V. (as partner). PEMEX owns 50% of this contractual area and Wintershall Dea México owns 50%.  Hydrocarbons Exploration and Extraction Contract for Block 33, Cuenca del Sureste, by PEMEX and QPI México, S.A. de C.V. (as partner) and Total E&P México, S.A. de C.V. (as operator). PEMEX, Total E&P México, S.A. de C.V. and QPI México, S.A. de C.V. have a 50%, 35% and 15% interest, respectively, in this contractual area.  Hydrocarbons Exploration and Extraction Contract for Block 35, Cuenca del Sureste, by Shell Exploración y Extracción de México, S.A. de C.V. (as operator) and PEMEX. Shell Exploración y Extracción de México, S.A. de C.V.owns 50% of this contractual area and PEMEX owns 50%.  Exploration and Extraction Contract, related to the Santuario El Golpe Block, pursuant to a consortium formed by PEMEX (as partner) and Petrofac México, S.A. de C.V. (PETROFAC), as operator. PEMEX owns 64% of this contractual area and PETROFAC owns 36%.  Exploration and Extraction Contract, related to the Misión Block, pursuant to a consortium formed by PEMEX (as partner) and Servicios Múltiples de Burgos, S.A. de C.V. (as operator). PEMEX owns 51% of this contractual area and Servicios Múltiples de Burgos, S.A. de C.V. owns 49%.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 198 of 255  Exploration and Extraction Contract, related to Ébano Block, pursuant to a consortium formed by PEMEX (as partner), DS Servicios Petroleros, S.A. de C.V. (as operator) and D&S Petroleum S.A. de C.V. (as partner). PEMEX, DS Servicios Petroleros S.A. de C.V and D&S Petroleum S.A. de C.V. have a 45%, 54.99% and 0.01% interest, respectively in this contractual area. b. License contracts The nature of the contract relationship is the execution of oil activities, under the license contracting modality, under which the contractor is granted the right to explore and extract at its exclusive cost and risk hydrocarbons owned by the Mexican nation, who must comply with the obligations arising from the contract in the name and representation of each of the signatory companies in the contractual area in accordance with the applicable regulations, industry best practices and the terms and conditions of the contract. The contractor shall be entitled to payment for hydrocarbons produced, in accordance with the terms of the contracts, and after payments to the Mexican Government are made. I. License contracts without association  Hydrocarbons Exploration and Extraction Contract for Block 2, Plegado Perdido, in which PEMEX owns 100% of the project.  Hydrocarbons Exploration and Extraction Contract for Block 5, Plegado Perdido, in which PEMEX owns 100% of the project.  Hydrocarbons Exploration and Extraction Contract for Block 18, Cordilleras Mexicanas owns 100% of the project. II. License contracts in association  Hydrocarbons Exploration and Extraction Contract for Block 3 “Plegado Perdido”, in deep waters, formed by INPEX Corporation (“INPEX”) (as partner), Chevron Energía de Mexico, S. de R.L. de C.V. (“Chevron”) (as operator) and PEMEX, (as partner). Chevron, PEMEX and INPEX have a 33.3334%, 33.333% and 33.333% interest in this project, respectively, and will be jointly liable for all obligations of the contractors according to this contract regardless of their participation interest.  Hydrocarbons Exploration and Extraction Contract for Block 22, Cuenca Salina, formed by PEMEX, Inpex E&P México, S.A. de C.V., (as partners), and Chevron (as operator). Chevron, PEMEX and Inpex E&P México, S.A. de C.V., have a 37.5%, 27.5% and 35.0% interest in this project, respectively.  A licensing contract with BHP Billiton Petróleo Operaciones de México, S. de R.L. (“BHP Billiton”) for the Trión Block. BHP Billiton owns 60% of the contractual area, while PEMEX owns 40%, and each of the signatory companies are jointly liable for all obligations of the contractors.  Hydrocarbons Exploration and Extraction Contract for the Cárdenas Mora Block, for onshore fields, formed by PEMEX (as partner), Petrolera Cárdenas Mora, S. A. P. I. de C. V. (as operator) and Cheiron Holding Limited (jointly liable). PEMEX owns 50% of this contractual area and Petrolera Cárdenas Mora, S. A. P. I. de C. V owns 50%.  Hydrocarbons Exploration and Extraction Contract for the Ogarrio Block, for onshore fields, formed by PEMEX (as partner), Wintershall Dea México, S. de R. L. de C. V. (as operator) and Wintershall Dea International (jointly liable). PEMEX owns 50% of this contractual area and Wintershall Dea México, S. de R. L. de C. V. owns 50%.  Hydrocarbons Exploration and Extraction Contract for the Miquetla Block, for onshore fields, formed by PEMEX (as partner) and Operadora de Campos DWF, S.A. de C.V. (as operator). PEMEX has a 49% interest in this project while Operadora de Campos DWF, S.A. de C.V. has a 51% interest.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

See below for a condensed statement of comprehensive income and condensed statement of financial position, summarizing the exploration and extraction contracts listed above (presentation non-audited):

	Production-sharing contracts												
As of /For the year ended December 31, 2025	**EK-Balam**	**Block 2**	**Block 8**	**Block 16**	**Block 17**	**Block 18**	**Block 29**	**Block 32**	**Block 33**	**Block 35**	**Santuario El Golpe**	**Misión**	**Ébano**
Sales:													
Net sales	6,902,738	—	—	—	—	—	—	—	—	—	1,322,715	163,310	301,556
Cost of sales	10,626,151	1,960,397	51,374	—	1,297	66,356	40,565	—	739,888	8,976	1,832,043	298,873	267,389
Gross income (loss)	(3,723,413)	(1,960,397)	(51,374)	—	(1,297)	(66,356)	(40,565)	—	(739,888)	(8,976)	(509,328)	(135,563)	34,167
Other income (loss), net	31,820	(39,440)	(199)	—	—	4,072	1,624,444	8,600	9,267	135	11,579	40,116	694
Administrative expenses	—	—	—	—	—	—	—	—	—	—	11,362	—	59,915
Operating income (loss)	(3,691,593)	(1,999,837)	(51,573)	—	(1,297)	(62,284)	1,583,879	8,600	(730,621)	(8,841)	(509,111)	(95,447)	(25,054)
Taxes, duties and other	—	—	—	—	—	—	—	—	—	—	—	—	—
Net income (loss)	(3,691,593)	(1,999,837)	(51,573)	—	(1,297)	(62,284)	1,583,879	8,600	(730,621)	(8,841)	(509,111)	(95,447)	(25,054)
Cash and cash equivalents	15	316,966	2,060	—	—	132,059	67,989	233,010	—	—	—	—	—
Accounts receivable	947,826	216,235	158,934	82,503	80,827	39,717	7,242	91,894	411,118	430,051	4,406,596	2,496,425	770,978
Total current assets	947,841	533,201	160,994	82,503	80,827	171,776	75,231	324,904	411,118	430,051	4,406,596	2,496,425	770,978
Wells, pipelines, properties, plant and equipment, net	38,921,022	—	—	—	—	—	—	—	—	—	1,360,531	1,489,379	491,673
Other assets	—	12,111	239	—	—	—	—	—	—	—	—	—	—
Total assets	39,868,863	545,312	161,233	82,503	80,827	171,776	75,231	324,904	411,118	430,051	5,767,127	3,985,804	1,262,651
Suppliers	29,467,794	21,988	5,732	185,767	209,357	738	14,423	1,007	2,086,425	820,339	9,825,462	4,866,394	2,265,053
Taxes and duties payable	(19,642)	1,303	1,392	—	—	1,931	1,118	—	—	—	—	474	—
Other current liabilities	3,569,254	3,432,817	685,589	53,145	42,816	640,900	64,609	499,376	300,115	47,795	1,238,160	1,816,053	317,174
Total liabilities	33,017,406	3,456,108	692,713	238,912	252,173	643,569	80,150	500,383	2,386,540	868,134	11,063,622	6,682,921	2,582,227
Equity (deficit), net	6,851,457	(2,910,796)	(531,480)	(156,409)	(171,346)	(471,793)	(4,919)	(175,479)	(1,975,422)	(438,083)	(5,296,495)	(2,697,117)	(1,319,576)

199 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

As of /For the year ended December 31, 2025	License contracts								
	Trión	Block 3	Block 2	Block 5	Block 18	Block 22	Cárdenas Mora	Ogarrio	Miquetla
Sales:									
Net sales	—	—	—	—	—	—	893,766	849,310	165,325
Cost of sales	859,597	753	6,491	221,061	238,545	4,896	429,711	467,395	79,863
Gross income (loss)	(859,597)	(753)	(6,491)	(221,061)	(238,545)	(4,896)	464,055	381,915	85,462
Other income (loss), net	(69,368)	5	—	816,333	753,132	57	15,622	(14,079)	(1,145)
Administrative expenses	—	—	—	—	—	—	—	37,084	27,582
Operating income (loss)	(928,965)	(748)	(6,491)	595,272	514,587	(4,839)	479,677	330,752	56,735
Taxes, duties and other	—	—	—	—	—	—	—	—	—
Net income (loss)	(928,965)	(748)	(6,491)	595,272	514,587	(4,839)	479,677	330,752	56,735
Cash and cash equivalents	—	—	—	—	—	—	2,398	—	—
Accounts receivable	190,070	109,361	742,289	23,960	25,519	616,217	3,091,751	6,806,758	650,046
Total current assets	190,070	109,361	742,289	23,960	25,519	616,217	3,094,149	6,806,758	650,046
Wells, pipelines, properties, plant and equipment, net	6,116,609	—	—	—	—	—	1,731,779	1,494,352	259,076
Total assets	6,306,679	109,361	742,289	23,960	25,519	616,217	4,825,928	8,301,110	909,122
Suppliers	7,235,644	288,962	1,118,014	89,438	99,996	1,104,226	8,586,315	8,426,002	838,295
Taxes and duties payable	—	—	—	6,490	6,928	—	7	—	—
Other current liabilities	—	50,949	181,398	317,893	342,319	105,166	161,889	4,238,147	64,007
Total liabilities	7,235,644	339,911	1,299,412	413,821	449,243	1,209,392	8,748,211	12,664,149	902,302
Equity (deficit), net	(928,965)	(230,550)	(557,123)	(389,861)	(423,724)	(593,175)	(3,922,283)	(4,363,039)	6,820

Disclosure of provisions [text block]

200 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

NOTE 20. PROVISIONS FOR SUNDRY CREDITORS

At December 31, 2025, 2024 and 2023, the provisions for sundry creditors and others are as follows:

		2025	2024	2023
Provision for plugging of wells (Note 12)	Ps.	126,608,358	115,514,750	61,117,106
Provision for trails in process (Note 27)		13,424,603	13,186,811	12,436,092
Provision for environmental costs		12,783,721	9,134,000	9,757,356
	Ps.	**152,816,682**	**137,835,561**	**83,310,554**

The following tables show the allowance account for plugging of wells, trials in progress and environmental costs:

			Plugging of wells	
		2025	2024	2023
Balance at the beginning of the year	Ps.	115,514,750	61,117,106	66,699,388
Increase (decrease) capitalized in fixed assets		17,374,573	34,738,841	(920,616)
Unwinding of discount against income		7,816,800	9,126,600	4,638,600
Unrealized foreign exchange loss (gains)		(13,109,300)	12,013,300	(8,475,320)
Amount used		(988,465)	(1,481,097)	(824,946)
Balance at the end of the year	**Ps.**	**126,608,358**	**115,514,750**	**61,117,106**

			Trials in progress	
		2025	2024	2023
Balance at the beginning of the year	Ps.	13,186,811	12,436,092	10,533,137
Additions against expenses		18,482,359	6,680,867	6,684,626
Provision cancellation		(17,939,697)	(6,115,426)	(4,901,474)
Amount used		(304,870)	185,278	119,803
Balance at the end of the year	**Ps.**	**13,424,603**	**13,186,811**	**12,436,092**

			Environmental costs	
		2025	2024	2023
Balance at the beginning of the year	Ps.	9,134,000	9,757,356	11,914,160
Additions against expenses		4,592,195	1,654,921	487,036
Cancellation against expenses		(804,115)	(2,128,943)	(2,613,047)
Amount used		(138,359)	(149,334)	(30,793)
Balance at the end of the year	**Ps.**	**12,783,721**	**9,134,000**	**9,757,356**

201 of 255

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Provision for plugging of wells

PEMEX records a provision at present value for the future plugging cost of an oil production facility or pipeline at the time that it is built.

The plugging provision represents the present value of plugging costs related to oil and gas properties. These provisions have been created based on internal estimates of PEMEX. PEMEX has made certain assumptions based on the current economic environment that PEMEX believes provide a reasonable basis on which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes in the assumptions. However, actual plugging costs in the long run will depend on future market prices for the necessary plugging work, which reflect market conditions at the time the work is being performed.

The calculation of this provision considers the year-end exchange rate, the projected inflation rate for the United States, interpolated discount rates based on the maturity date of long-term debt instruments in U.S. markets, as well as unit costs obtained from current contracts as of the valuation date, the current status of PEMEX's wells and the limit of proved and developed reserves as of January 1, 2024.

As of December 31, 2025, 2024 and 2023, the provision increased due to effects from updates in the reserve limits, adjustments to the discount rate and applications to the reserve. This includes the effect of the discount rate over time of Ps. 7,816,800, Ps. 9,126,600 and Ps. 4,638,600 for 2025, 2024 and 2023, respectively. The discount rate ranges used during 2025, 2024 and 2023 were from 6.720% to 8.210%, 9.090% to 10.390% and 9.510% to 10.050% for U.S. dollar denominated assets, respectively.

Moreover, the time of plugging depends on when the fields cease to have economically viable production rates, which, in turn, depends on the inherently uncertain future prices of oil and gas. Well plugging of works will be carried out as follows:

Year		Amount
2026	Ps.	613,082
2027		232,915
2028		2,697,143
2029		1,459,736
2030		4,102,872
More than five years		117,502,610
Total	**Ps.**	**126,608,358**

Provision for environmental costs

PEMEX is subject to the provisions of the *Ley General del Equilibrio Ecológico y la Protección al Ambiente* (General Law on Ecological Equilibrium and Environmental Protection). To comply with this law, environmental audits of PEMEX's larger operating, storage and transportation facilities have been or are being conducted. Following the completion of such audits, PEMEX has signed various agreements to implement environmental remediation and improve environmental plans. Such plans will be sent to the *Agencia Nacional de Seguridad Industrial y de Protección al Medio Ambiente del Sector Hidrocarburos* (National Agency for Industrial Safety and Environmental Protection of the Hydrocarbons Sector or "ASEA"). The period of execution of these works is not defined, as they are subject to the budgets that may be granted to PEMEX.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

Disclosure of related party [text block]

NOTE 25. RELATED PARTIES

The balances and transactions with related parties are mainly due to: (i) the sale and purchase of products, (ii) the billing of administrative services, and (iii) financial loans between related parties.

Directors and employees of Petróleos Mexicanos are subject to regulations related to conflict of interest such as the Petróleos Mexicanos Law, *Ley Federal de Responsabilidades Administrativas de los Servidores Públicos* (Federal Law of Administrative Responsibilities of Public Officials) and the *Políticas y Lineamientos Anticorrupción para Petróleos Mexicanos, sus Empresas Productivas Subsidiarias y, en su caso, Empresas Filiales (*Anticorruption Policies and Guidelines for Petróleos Mexicanos, its Subsidiary Productive Companies and, where applicable, Subsidiary Companies). Under these provisions, PEMEX's directors and employees are obligated to "recuse themselves from intervening in any way in the attention to, processing or resolution of matters in which they might have personal, family or business interest, including those where some benefit can result for themselves, their spouse, blood or affinity relatives up to the fourth degree, or civil relatives, or for third parties with which they have professional, labor or business relations, or for partners or partnerships where the public officials or the persons referred above are or have been members thereof."

Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relationship with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations.

Main operations identified by PEMEX with this kind of directors and officers are as follows:

Ms. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with PEMEX (in the Industrial Processes and Energy Transformation segments, which formerly constituted our Subsidiary Productive Company, Pemex Industrial Transformation). During 2025, CFE acquired the following products:

Product		**2025**
Heavy fuel oil	Ps.	16,543,048
Industrial diesel		12,602,898
Other		995,677
Fuel oil		315,340
Natural Gas		693,493
Freights		630
Total	**Ps.**	**31,151,086**

As of December 31, 2025, CFE owed PEMEX a total amount of Ps. 8,024,360. Invoices are payable between 16 and 60 days.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

A. Compensation of Directors and Officers

For the years ended December 31, 2025, 2024 and 2023, short-term benefits of executive officers of Petróleos Mexicanos paid or accrued in that year for services in all capacities was approximately Ps. 39,583, Ps. 39,583 and Ps. 38,060, respectively. Retirement post-employment and long-term employee benefits are granted as follows:

		As of December 31,		
		2025	**2024**	**2023**
Retirement	Ps.	6,042	7,423	6,493
Post-employment		121	325	329
Long-term		1,832	1,711	1,594
	Ps.	**7,995**	**9,459**	**8,416**

Except in the case of the independent members, members of the Boards of Directors of Petróleos Mexicanos do not receive compensation for their services.

The compensation paid or accrued during 2025, 2024 and 2023, to the independent members of the Board of Directors of Petróleos Mexicanos was approximately Ps. 4,405, Ps. 8,213 and Ps. 8,213, respectively.

B. **Compensation and benefits**

As an employee benefit, PEMEX offers salary advances to all of its eligible Petroleum Workers' Union and non-union workers, including executive officers, pursuant to the programs set forth in the collective bargaining agreement and in the *Reglamento de Trabajo del Personal de Confianza de Petróleos Mexicanos y Empresas Productivas Subsidiarias* (Employment Regulation of White-Collar Employees of Petróleos Mexicanos and Subsidiary Entities), respectively.

The salary advances, which are non-interest bearing, are offered to each eligible employee in an amount up to a maximum of four months' salary and are repaid through salary deductions in equal installments over a period of either one or two years, as elected by the employee. Most employees take advantage of this benefit. The amount of salary advances outstanding to executive officers at December 31, 2025 and 2024 was Ps. 930 and Ps. 1,056, respectively. The amount of salary advances outstanding to executive officers at March 31, 2026 was Ps. 139.

Disclosure of revenue [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

NOTE 7. REVENUE

For the year ended December 31, 2025 revenue disaggregation is presented in accordance with the operating segments presentation in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 6):

A. Revenue disaggregation

For the year ended December 31,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Total
Geographical market							
2025							
United States	Ps. 118,323,954	—	—	149,654,155	126,306,523	3,204,112	Ps. 397,488,744
Other	35,171,421	—	—	—	16,343,594	326,144	51,841,159
Europe	68,629,087	—	—	—	19,886,536	—	88,515,623
Local	105,453	523,367,352	74,651,572	—	371,389,220	21,156,603	990,670,200
Total	**Ps. 222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,925,873**	**24,686,859**	**Ps. 1,528,515,726**
Major products and services							
2025							
Crude oil	Ps. 222,124,461	—	—	—	6,777,433	—	Ps. 228,901,894
Gas	87,568	—	68,308,015	4,491,570	32,564,481	—	105,451,634
Refined petroleum products	—	523,252,345	6,343,557	32,973,805	492,134,809	18,145	1,054,722,661
Other	—	—	—	112,188,780	900,767	23,649,017	136,738,564
Services	17,886	115,007	—	—	1,548,383	1,019,697	2,700,973
Total	**Ps. 222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,925,873**	**24,686,859**	**Ps. 1,528,515,726**
Timing of revenue recognition							
2025							
Products transferred at a point in time	Ps. 222,212,029	523,252,345	47,709,611	149,654,155	532,377,490	23,667,162	Ps. 1,498,872,792
Products and services transferred over the time	17,886	115,007	26,941,961	—	1,548,383	1,019,697	29,642,934
Total	**Ps. 222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,925,873**	**24,686,859**	**Ps. 1,528,515,726**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

For the years ended December 31, 2024 and 2023, revenue disaggregation is presented in accordance with the operating segments presentation as they existed prior to the enactment of the Petróleos Mexicanos Law and the New Organic Statute (see Note 6).

For the year ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps. 183,779,007	—	—	165,981,194	130,733,248	—	3,153,491	Ps. 483,646,940
Other	79,624,344	—	—	—	27,891,306	—	613,913	108,129,563
Europe	84,022,478	—	—	—	16,066,976	—	—	100,089,454
Local	151,831	629,650,342	414,098	—	334,041,565	1,045	16,548,068	980,806,949
Total	**Ps. 347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps. 1,672,672,906**
2023								
United States	Ps. 296,391,618	—	—	173,219,736	134,750,470	—	2,266,722	Ps. 606,628,546
Other	79,526,182	—	—	—	12,068,575	—	174,843	91,769,600
Europe	63,582,520	—	—	—	5,571,102	—	—	69,153,622
Local	171,028	751,357,961	1,380,704	—	182,914,436	856	16,537,444	952,362,429
Incentive for automotive fuels(1)	—	**23,421**	—	—	—	—	—	**23,421**
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps. 1,719,937,618**
Major products and services								
2024								
Crude oil	Ps. 347,425,829	—	—	—	15,128,953	—	—	Ps. 362,554,782
Gas	124,483	61,672,499	—	—	18,016,287	—	—	79,813,269
Refined petroleum products	—	551,608,555	—	41,058,106	349,553,104	—	—	942,219,765
Other	—	15,637,664	—	124,922,603	124,084,500	—	20,284,544	284,929,311
Services	27,348	731,624	414,098	485	1,950,251	1,045	30,928	3,155,779
Total	**Ps. 347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps. 1,672,672,906**
2023								
Crude oil	Ps. 439,500,320	—	—	—	9,640,797	—	—	Ps. 449,141,117
Gas	140,303	63,518,907	—	4,170,270	31,402,341	—	—	99,231,821
Refined petroleum products	—	678,384,156	—	1,350,729	292,288,972	—	—	972,023,857
Incentive for automotive fuels(1)	—	23,421	—	—	—	—	—	23,421
Other	—	9,133,638	—	167,698,486	63,985	—	18,925,352	195,821,461
Services	30,725	321,260	1,380,704	251	1,908,488	856	53,657	3,695,941
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps. 1,719,937,618**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps. 347,550,312	613,694,202	414,098	165,980,709	506,782,844	—	20,284,543	Ps. 1,654,706,708
Products and services transferred over the time	27,348	15,956,140	—	485	1,950,251	1,045	30,929	17,966,198
Total	**Ps. 347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps. 1,672,672,906**
2023								
Products transferred at a point in time	Ps. 439,640,623	727,928,413	1,380,704	173,219,486	333,396,095	—	18,925,352	Ps. 1,694,490,673
Products and services transferred over the time	30,725	23,452,969	—	250	1,908,488	856	53,657	25,446,945
Total	**Ps. 439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps. 1,719,937,618**

(1) For more information on the incentive for automotive fuels, see Note 3-S and Note 7-E below.

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

206 of 255

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 207 of 255 The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue. Products / services Nature, performance obligations Timing of revenue recognition Crude oil sales Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term (“FOB” Incoterm). Crude oil sale contracts consider possible customers’ claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil. Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 208 of 255 Products / services Nature, performance obligations Timing of revenue recognition Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period. Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days. Services In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims. Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days. Other products There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 209 of 255 B. Accounts receivable in the statement of financial position As of December 31, 2025 and 2024, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 111,994,478 and Ps. 126,733,175, respectively (see Note 10). As of December 31, 2025 and 2024, customer advances of Ps. 16,048,150 and Ps. 26,494,706, respectively, are recognized under the item accounts and accrued expenses payable. Customer advances recognized in revenue for the years ended December 31, 2025 and 2024 were Ps. 5,351,248 and Ps. 6,199,067, respectively. C. Practical expedients i. Significant financial component, less than one year PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed. When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice. D. Notable External Events Armed conflict and related destabilization of world energy markets The prices of oil and natural gas remain extremely volatile as a result of ongoing armed conflicts, including the military conflict involving Russia and Ukraine, the conflicts in Gaza and Lebanon and the war involving Iran, Israel, the United States of America and several other countries in the Middle East— as well as disruptions in strategic maritime transport routes, including the Red Sea and the Strait of Hormuz, which are critical corridors for global energy trade. PEMEX’s revenues and profitability are heavily dependent on the prices it receives from sales of oil, natural gas and refined products. Oil prices are particularly sensitive to actual and perceived threats to global political stability and to changes in production from OPEC and OPEC+ member states and other oil- producing nations. Destabilization of global oil and gas prices could reduce PEMEX’s sales and adversely affect its results and profitability. Oil and gas prices have, on average, decreased and may continue to decrease based on factors beyond PEMEX’s control, including geopolitical events. During 2025, the price of the Mexican crude oil export mix decreased by U.S.$13.08 or 19.6%, from U.S.$66.7 per barrel in 2024 to U.S.$53.62 per barrel in 2025, which was reflected in the decrease in the value of our revenues. During 2024, the price of the Mexican crude oil export mix decreased by U.S.$0.95 or 1.4%, from U.S.$67.65 per barrel in 2023 to U.S.$66.70 per barrel in 2024, which was reflected in the decrease in the value of PEMEX’s revenues. E. The Automotive Incentive On March 4, 2022, the Mexican Government published a decree in the Official Gazette of the Federation establishing a tax incentive pursuant to which PEMEX can recover the difference between the international reference price of gasoline and the price at which gasoline is traded in the domestic market, effective as of December 31, 2025. For the years ended December 31, 2025,

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 210 of 255 2024 and 2023, this complementary incentive amounted to Ps.0, Ps.0 and Ps.23,421, respectively, which is included as a separate line item in total sales in the Statement of Comprehensive Income (see Note 3-S). Disclosure of subsidiaries [text block] NOTE 5. SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES The subsidiary entities Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics were dissolved in accordance with the New Organic Statute that came into effect on June 1, 2025. As of December 31, 2024, the Subsidiary Entities consolidated in these financial statements include Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. As of December 31, 2025 and 2024, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix)(xii) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv) • IKAL Insurance Company, AG. (“KOT”) (iii)(viii)(xiv) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xi) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xi) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(iv) (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 211 of 255 (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) This company is in process of liquidation. (xii) This company was liquidated on September 2, 2024. (xiii) This company was liquidated on December 3, 2024. (xiv) Formerly KOT Insurance Company, AG. until August 31, 2025. Disclosure of significant accounting policies [text block] NOTE 3. MATERIAL ACCOUNTING POLICIES PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements. Below is a summary of the material accounting policies: A. Basis of consolidation The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control. i. Business combinations PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs. PEMEX has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. ii. Subsidiaries Subsidiaries are entities controlled by PEMEX. PEMEX “controls” an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 212 of 255 subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. For more information about the Subsidiary Companies, see Note 5. iii. Non-controlling interests Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. iv. Loss of control When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost. v. Interests in equity-accounted investees PEMEX’s interests in equity-accounted investees comprise interests in associates and a joint venture. Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation). Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX’s share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss. When the value of the share of losses exceeds the value of PEMEX’s investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures. vi. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 213 of 255 B. Foreign currency i. Foreign currency transactions Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 214 of 255 ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”). Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL: •   it is held within a business model that has the objective of holding assets to collect contractual cash flows; and •   its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL: •   it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and •   its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 18). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:  the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;  how the performance of the portfolio is evaluated and reported to PEMEX management;  the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 215 of 255  how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and  the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity. Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers:  contingent events that would change the amount or timing of cash flows;  terms that may adjust the contractual coupon rate, including variable rate features;  prepayment and extension features; and  terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 216 of 255 Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss. Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 217 of 255 On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on:  financial assets measured at amortized cost;  debt investments measured at FVOCI; and  contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs:  debt securities that are determined to have low credit risk at the reporting date; and  other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 218 of 255 Measurement of ECLs ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 219 of 255 E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments. Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 220 of 255 The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 12. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 13. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a. Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b. Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Exploration and Extraction segment applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, the Exploration and Extraction segment uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses. Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost. Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 221 of 255 Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 222 of 255 facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 223 of 255 Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 16. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. Lease payments included in the measurement of the lease liability comprise the following:  fixed payments, including in-substance fixed payments;  variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;  amounts expected to be payable under a residual value guarantee; and  the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 224 of 255 The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue”. J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 225 of 255 Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. K. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 226 of 255 The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. i. Current income tax Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 227 of 255 ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:  temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;  temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and  taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met. iii. Duties, royalties and considerations Duties Until December 31, 2024, PEMEX was subject to taxes and special duties, which were based on the value of hydrocarbons extracted, with certain deductions. Such taxes and duties were recognized in accordance with IAS 12, Income Taxes (IAS 12), when they met the definition of income taxes. This occurs when such taxes and duties are set by a governmental authority and are determined based on a formula that considers net income (or hydrocarbon extraction measured at a sales price) after deducting allowable expenses. Accordingly, current income tax and deferred income tax were recognized in accordance with IAS 12. Taxes and duties that do not meet the definition of income taxes under IAS 12 are recognized as costs or expenses, according to their nature. This includes the Derecho Petrolero para el Bienestar (Welfare Oil Duty), which became effective as of January 1, 2025 (see Note 21).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 228 of 255 Royalties and considerations Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them. M. Contingencies Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured. N. Government grants (Revenues from FONADIN) Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset. Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable. O. Fair value ‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk. A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non- financial assets and liabilities (see Note 8). When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction. If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price. The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 229 of 255 P. Revenue from contracts with customers Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7). Q. Operating segments Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments. R. Presentation of consolidated statements of comprehensive income Revenues, costs and expenses shown in PEMEX’s consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX’s operating income. This classification allows for a comparison to the industry to which PEMEX belongs. i. Operating (loss) income Operating (loss) income is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating (loss) income excludes net finance costs, profit sharing in associates and income taxes and duties. Revenues Represents revenues from the sale of products or services. Cost of sales Cost of sales represents the acquisition and production costs of inventories, (depreciation, amortization, salaries, wages and benefits, including a portion of the cost of the reserve for employee benefits and operating expenses related to the production process), production taxes and duties, impairment, exploration costs, non-operating costs, among others. Other revenues and other expenses Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX. Distribution, transportation and sale expenses Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities. Administrative expenses Administrative expenses are costs related to PEMEX’s areas that provide administrative support.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 230 of 255 ii. Financing income and financing cost and derivative financial instruments income (cost), net Financing income Financing income is comprised of interest income, financial income and other income from financial operations. Financing cost Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX’s financing operations less any portion of the financing cost that is capitalized. When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base. Derivative financial instruments (cost) income, net Includes the result of changes in the fair value of derivative financial instruments (see Note 18). S. Incentive for automotive fuels On March 4, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the Impuesto Especial sobre Producción y Servicios (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the “automotive incentive”. The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. The Industrial Processes segment (formerly Pemex Industrial Transformation, see Note 1) does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification. Pursuant to the decree, the automotive incentive is not subject to the Impuesto sobre la Renta (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law. T. Renewable fuels obligation PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency (“EPA”), which establishes annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX’s renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. To comply with such requirements PEMEX is required to purchase Renewable Identification

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 231 of 255 Numbers (“RINs”). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX recognizes RINs as intangible assets and are initially measured at their fair value, which is determined based on the market price of RINs traded on the platform at that date. Issuance of RINs purchased on the trading platform are measured at cost. After initial recognition, RINs are measured based at first-entry first-output method. PEMEX recognizes an obligation to deliver RINs to the extent that it emits pollutants. PEMEX measures the liability based on the carrying value of the available RINs to the extent that the emissions are within the annual limit, and the present market value of the certificates to the extent that additional certificates are required to settle the obligation. The liability is presented as a provision and is terminated when RINs are delivered to the U.S. Government. Disclosure of trade and other receivables [text block] NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE As of December 31, 2025 and 2024, accounts receivable and other receivables were as follows: A. Customers 2025 2024 Domestic customers Ps. 90,666,378 Ps. 86,225,287 Export customers 21,328,100 40,507,888 Total customers, net Ps.111,994,478 Ps.126,733,175 Customers and other accounts receivable, net are presented separately in the statement of financial position to conform the financial position more clearly.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 232 of 255 The following table shows a breakdown of accounts receivable based on their credit history at December 31, 2025 and 2024, as well as the relation between the breakdown and the impaired amount: Domestic customers 2025 2024 Current Ps. 89,172,793 Ps. 84,445,056 1 to 30 days 548,374 437,409 31 to 60 days 114,307 219,618 61 to 90 days 9,679 164,720 More than 90 days 12,428,293 9,117,181 Total 102,273,446 94,383,984 Impaired (reserved) (11,607,068) (8,158,697) Total domestic customers, net Ps. 90,666,378 Ps. 86,225,287 Export customers 2025 2024 Current Ps. 21,088,823 Ps. 33,799,362 1 to 30 days 8,237 5,673,672 31 to 60 days 130 259,797 61 to 90 days 118 56,352 More than 90 days 25,952,371 16,956,672 Total 47,049,679 56,745,855 Impaired (reserved) (25,721,579) (16,237,967) Total export customers, net Ps. 21,328,100 Ps. 40,507,888 As of December 31, 2025 and 2024, PEMEX has exposure to credit risk related to accounts receivable, see contractual payment terms in Note 7. Additionally, the reconciliation for impaired accounts receivable is as follows: Domestic customers 2025 2024 2023 Balance at the beginning of the year Ps. (8,158,697) Ps. (8,752,400) Ps. (5,637,756) Impairment of accounts receivable (3,448,371) 593,703 (3,114,644) Balance at the end of the year Ps. (11,607,068) Ps. (8,158,697) Ps. (8,752,400)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN

	Export customers		
	2025	2024	2023
Balance at the beginning of the year	Ps. (16,237,967)	Ps. (167,546)	Ps. (190,779)
(Increase) cancellation [1]	(9,504,395)	(16,032,261)	1,320
Translation effects	20,783	(38,160)	21,913
Balance at the end of the year	**Ps. (25,721,579)**	**Ps. (16,237,967)**	**Ps. (167,546)**

(1) The impairment of export customers recognized in 2025 and 2024 was mainly in uncollectible export accounts due to the lack of a reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, among others, the fact that the debtor does not suggest a payment plan.

Methodology to determine the estimation of the impairment of the accounts receivable

PEMEX uses a simplified approach in determining the impairment of accounts receivable. Under this approach, a risk analysis is assigned to each customer level, based on historical data used to predict the loss risk, applying a experienced credit judgment. Credit risk rating is defined using qualitative and quantitative factors that are indicative of the risk of default. Exposures within each credit risk rate are segmented by commercial business lines, so the expected credit loss rate is calculated for each segment based on actual credit loss experienced over the past three years. Additionally, PEMEX considers qualitative factors in determining the expected credit loss.

As of December 31, 2025, the expected percentage of credit loss for accounts receivable was: 7.40% for Industrial Processes and Energy Transformation activities, 8.18% for Corporate activities, 27.50% for Logistics activities, 0.15% for PMI CIM and 0.07% for PMI TRD. Following the dissolution of the subsidiary entities on March 19, 2025, the Logistics and Corporate activities are included within the Other Operating Subsidiary Companies segment (see Note 6); however, expected credit loss rates continue to be determined separately for these business lines. As of December 31, 2024, the expected percentage of credit loss for accounts receivable for each Subsidiary Entity and Subsidiary Company was: 4.69% for Pemex Industrial Transformation, 4.94% for Pemex Corporate, 1.64% for Pemex Logistics, 0.13% for PMI CIM and 0.47% for PMI TRD.

The amount of (impairment) of domestic and export customers recognized in the statement of comprehensive income for 2025, 2024 and 2023 was Ps. (12,931,983), Ps. (15,438,558) and Ps. (3,113,324), respectively.

B. Other financing and non-financing receivables

	2025	2024
Other financing receivables:		
Sundry debtors [1]	Ps. 18,378,494	Ps. 26,789,620
Employees and officers	5,342,168	5,541,324
Total other financing receivables	**Ps. 23,720,662**	**Ps. 32,330,944**
Other non-financing receivables:		
Taxes to be recovered and prepaid taxes	Ps. 46,811,990	Ps. 63,432,179
Special Tax on Production and Services	12,951,835	6,135,511
Other accounts receivable	4,706,004	4,965,223
Total other non-financing receivables	**Ps. 64,469,829**	**Ps. 74,532,913**

(1) Includes Ps. (5,466,747) and Ps. (788,453) of impairment, as of December 31, 2025 and 2024, respectively.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 234 of 255 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] NOTE 3. MATERIAL ACCOUNTING POLICIES PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements. Below is a summary of the material accounting policies: A. Basis of consolidation The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control. i. Business combinations PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs. PEMEX has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. ii. Subsidiaries Subsidiaries are entities controlled by PEMEX. PEMEX “controls” an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. For more information about the Subsidiary Companies, see Note 5.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 235 of 255 iii. Non-controlling interests Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. iv. Loss of control When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost. v. Interests in equity-accounted investees PEMEX’s interests in equity-accounted investees comprise interests in associates and a joint venture. Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation). Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX’s share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss. When the value of the share of losses exceeds the value of PEMEX’s investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures. vi. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment. B. Foreign currency i. Foreign currency transactions Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 236 of 255 on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income. ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 237 of 255 Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL: •   it is held within a business model that has the objective of holding assets to collect contractual cash flows; and •   its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL: •   it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and •   its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 18). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:  the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;  how the performance of the portfolio is evaluated and reported to PEMEX management;  the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed;  how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and  the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 238 of 255 Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers:  contingent events that would change the amount or timing of cash flows;  terms that may adjust the contractual coupon rate, including variable rate features;  prepayment and extension features; and  terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 239 of 255 Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss. Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 240 of 255 On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on:  financial assets measured at amortized cost;  debt investments measured at FVOCI; and  contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs:  debt securities that are determined to have low credit risk at the reporting date; and  other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 241 of 255 Measurement of ECLs ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 242 of 255 E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments. Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 243 of 255 The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 12. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 13. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a. Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b. Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Exploration and Extraction segment applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, the Exploration and Extraction segment uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses. Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost. Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 244 of 255 Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 245 of 255 facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 246 of 255 Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 16. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. Lease payments included in the measurement of the lease liability comprise the following:  fixed payments, including in-substance fixed payments;  variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;  amounts expected to be payable under a residual value guarantee; and  the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 247 of 255 The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue”. J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 248 of 255 Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. K. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 249 of 255 The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. i. Current income tax Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 250 of 255 ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:  temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;  temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and  taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met. iii. Duties, royalties and considerations Duties Until December 31, 2024, PEMEX was subject to taxes and special duties, which were based on the value of hydrocarbons extracted, with certain deductions. Such taxes and duties were recognized in accordance with IAS 12, Income Taxes (IAS 12), when they met the definition of income taxes. This occurs when such taxes and duties are set by a governmental authority and are determined based on a formula that considers net income (or hydrocarbon extraction measured at a sales price) after deducting allowable expenses. Accordingly, current income tax and deferred income tax were recognized in accordance with IAS 12. Taxes and duties that do not meet the definition of income taxes under IAS 12 are recognized as costs or expenses, according to their nature. This includes the Derecho Petrolero para el Bienestar (Welfare Oil Duty), which became effective as of January 1, 2025 (see Note 21).

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 251 of 255 Royalties and considerations Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them. M. Contingencies Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured. N. Government grants (Revenues from FONADIN) Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset. Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable. O. Fair value ‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk. A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non- financial assets and liabilities (see Note 8). When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction. If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price. The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 252 of 255 P. Revenue from contracts with customers Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7). Q. Operating segments Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments. R. Presentation of consolidated statements of comprehensive income Revenues, costs and expenses shown in PEMEX’s consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX’s operating income. This classification allows for a comparison to the industry to which PEMEX belongs. i. Operating (loss) income Operating (loss) income is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating (loss) income excludes net finance costs, profit sharing in associates and income taxes and duties. Revenues Represents revenues from the sale of products or services. Cost of sales Cost of sales represents the acquisition and production costs of inventories, (depreciation, amortization, salaries, wages and benefits, including a portion of the cost of the reserve for employee benefits and operating expenses related to the production process), production taxes and duties, impairment, exploration costs, non-operating costs, among others. Other revenues and other expenses Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX. Distribution, transportation and sale expenses Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities. Administrative expenses Administrative expenses are costs related to PEMEX’s areas that provide administrative support.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 253 of 255 ii. Financing income and financing cost and derivative financial instruments income (cost), net Financing income Financing income is comprised of interest income, financial income and other income from financial operations. Financing cost Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX’s financing operations less any portion of the financing cost that is capitalized. When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base. Derivative financial instruments (cost) income, net Includes the result of changes in the fair value of derivative financial instruments (see Note 18). S. Incentive for automotive fuels On March 4, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the Impuesto Especial sobre Producción y Servicios (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the “automotive incentive”. The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. The Industrial Processes segment (formerly Pemex Industrial Transformation, see Note 1) does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification. Pursuant to the decree, the automotive incentive is not subject to the Impuesto sobre la Renta (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law. T. Renewable fuels obligation PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency (“EPA”), which establishes annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX’s renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. To comply with such requirements PEMEX is required to purchase Renewable Identification

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 254 of 255 Numbers (“RINs”). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX recognizes RINs as intangible assets and are initially measured at their fair value, which is determined based on the market price of RINs traded on the platform at that date. Issuance of RINs purchased on the trading platform are measured at cost. After initial recognition, RINs are measured based at first-entry first-output method. PEMEX recognizes an obligation to deliver RINs to the extent that it emits pollutants. PEMEX measures the liability based on the carrying value of the available RINs to the extent that the emissions are within the annual limit, and the present market value of the certificates to the extent that additional certificates are required to settle the obligation. The liability is presented as a provision and is terminated when RINs are delivered to the U.S. Government.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2025 Currency: MXN 255 of 255 [813000] Notes - Interim financial reporting Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0